Exhibit 2.1

EXECUTION COPY

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

by and among

AFFINION LOYALTY ACQUISITION, LLC,

as Buyer,

AFFINION GROUP, INC.

(solely with respect to Article XIII)

as Buyer Parent

TAG INVESTMENT HOLDINGS, L.L.C.,

ONE EQUITY PARTNERS III, L.P.,

OEP III CO-INVESTORS, L.P.,

OEP II PARTNERS CO-INVEST, L.P.,

and

TRAVEL LEADERS GROUP, L.L.C.

as Sellers

with respect to

CONNEXIONS LOYALTY TRAVEL SOLUTIONS, L.L.C.,

LOYALTY TRAVEL AGENCY, L.L.C.,

and

OEP TAG HOLDINGS, L.L.C.

and

ONE EQUITY PARTNERS III, L.P.

as Sellers’ Representative

Dated as of May 19, 2010

i

LIST OF SCHEDULES AND EXHIBITS

Exhibit Reference	Exhibit Description

“A-1”	Ownership of Membership Interests prior to Restructuring Events

“A-2”	Description of Membership Interests to be sold and ownership of Membership Interests subsequent to Restructuring Events

“B”	Balance Sheet Rules, Total Current Liabilities and Total Current Assets

“C”	Release Agreement

“D”	Escrow Agreement

“E”	Transition Services Agreement

“F”	License Agreement

“G”	Representative Agreement

“H”	Knowledge Persons

“I”	Non-Competition Agreement

“J”	Form of Employment Agreements

“K”	OEP TAG Holdings Certificate

Schedule Reference	Schedule Description

Schedule 1.2.1(i)	Working Capital Target Amount

Schedule 1.5.2.1	Projected GDS Net Revenues

Schedule 1.5.2.3	GDSes

Schedule 1.5.2.4	“net revenues”

Schedule 2.2.1.2	Consents and Releases for Closing

Schedule 2.2.1.7	New Customers

v

Schedule Reference	Schedule Description

Schedule 3.3	Sellers Conflicts

Schedule 4.1	Authorized Jurisdictions of the Companies

Schedule 4.3	Company Conflicts; Change of Control Provisions

Schedule 4.4	Governmental Consents

Schedule 4.5.1	Distributions; Options; Warrants

Schedule 4.7.1	Financial Statements

Schedule 4.7.2	Liabilities and Obligations

Schedule 4.7.3	Accounts and Notes Receivable

Schedule 4.8	Bank Accounts

Schedule 4.9.1	Material Permit Exceptions

Schedule 4.9.2	Material Permits

Schedule 4.11.1	Exceptions to Title (Assets)

Schedule 4.11.2	Permitted Liens

Schedule 4.12.1	Leased Real Property

Schedule 4.12.2	Leased Real Property Title Exceptions

Schedule 4.12.3	Other Leased Real Property Exceptions

Schedule 4.13.1	Significant Customers and Suppliers

Schedule 4.13.2	Significant Customers and Suppliers Party to Shared Contracts and Affiliate Contracts

Schedule 4.13.3	Significant Customer and Supplier cancellations

Schedule 4.14.1	Company Material Contracts

Schedule 4.15.1	Insurance

Schedule 4.15.2	Self-Insurance Arrangements

Schedule 4.16	Labor Matters

Schedule Reference	Schedule Description

Schedule 4.16.8	Confidentiality Agreements

Schedule 4.16.10	Employee Compensation

Schedule 4.17.2	Company Benefit Plans and Company Benefit Arrangements

Schedule 4.17.2.9	Workers’ Compensation

Schedule 4.17.2.10	Company Benefit Plans and Company Benefit Arrangement Compliance

Schedule 4.19	Litigation

Schedule 4.20.2	Listed Intellectual Property

Schedule 4.20.3	Registered Intellectual Property

Schedule 4.20.4	Exceptions to Title to Listed Intellectual Property

Schedule 4.20.6	Licenses of Intellectual Property

Schedule 4.20.8	Compliance with Standard Industry Practices

Schedule 4.20.9	Exceptions to Ownership of Software

Schedule 4.20.10	IP Consents

Schedule 4.22.2	Income tax returns

Schedule 4.23	Absence of Changes

Schedule 4.25	Affiliate Interests

Schedule 6.4	Conduct of Business

Schedule 6.6	Termination of Certain Agreements

Schedule 6.11.1	Certain Affiliate Contracts

Schedule 6.11.2	Certain Shared Contracts

Schedule 7.2.4	Employment Agreements

Schedule 7.2.7	Customer and Supplier Diligence

Schedule 8.1.4	Indemnified Loss Items

[Schedules listed on pages v, vi and vii hereto have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Affinion Group, Inc. hereby agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request, subject to Affinion Group, Inc.’s right to request confidential treatment of any omitted schedule.]

LIST OF DEFINED TERMS

Term	Section

Accounts Receivable	4.7.3
Acquisition	1.1
Actual GDS Net Revenues	1.5.2.2
Additional Consideration Amount	1.5.1
Additional Consideration Amount Payment Date	1.5.3
Adjusted Financial Statements	4.7.1
Adjusted Working Capital	1.3.1
Adjustment Dispute Notice	1.3.2
Affiliate	12.15
Affiliate Contract	6.11.1
Agreed Upon Questions	7.2.7
Agreement	Preamble
Allocation Dispute Notice	1.4.2, 1.4.1
Balance Sheet Rules	1.3.1
Base Balance Sheet	4.7.1
Benefit Arrangement	4.17.1.1
Benefit Plan	4.17.1.2
Benefits Documents	4.17.2.1
Books and Records	4.21
Business	Recitals
Business Day	12.16
Buyer	Preamble
Buyer Indemnified Parties	8.1
Buyer Indemnified Party	8.1
Buyer Material Adverse Effect	5.1
Buyer Parent	Preamble
Buyer’s GDS Contracts	1.5.2.3
Cash Portion	1.2.1
Charter Documents	3.1.4
Claim Notice	8.5.2
Claims	8.5
Closing	2.1
Closing Date	2.1
Closing Date Adjusted Working Capital	1.3.1
Closing Date Adjustment	1.3.4.2
Closing Date Adjustment Statement	1.3.1
CLTS	Preamble
CLTS Membership Interests	Recitals
COBRA	4.17.1.3
Companies	Preamble
Company Benefit Arrangement	4.17.1.4
Company Benefit Plan	4.17.1.5
Company Group Employees	9.1.1.2

Term	Section

Company Software	4.20.9
Confidential Information	9.4
Confidentiality Agreement	6.3
Connexions	Preamble
Connexions Distribution	Section 6.12.4
Contract	4.14.1
Copyrights	4.20.1
Core Representations	8.3.1
CTH Distribution	Section 6.12.5
Damages	8.1
Dispute Date	1.3.3
Dispute Notice	8.5.1
Domain Names	4.20.1
Due Diligence Customers/Suppliers	7.2.7
Employment Agreements	7.2.4
Enforceability Exceptions	3.2
Environmental Laws	4.10.1.1
ERISA	4.17.1.6
ERISA Affiliate	4.17.1.7
Escrow Agreement	1.2.3
Estimated Closing Date Working Capital	1.2.2
Final Date	11.1.3
Financial Statements	4.7.1
GAAP	1.6
GDS Revenue Period	1.5.1
Governmental Authorities	4.9.1
Governmental Authority	4.9.1
Governmental Consents	4.4
Hazardous Substance	4.10.1.2
HSR Act	6.1.2
Improvements	4.12.3
Incremental GDS Net Revenues	1.5.2.1
Indemnification Cap	8.3.2
Indemnification Threshold	8.3.1
Indemnified Party	8.5.1
Indemnifying Party	8.5.1
Indemnity Escrow Amount	1.2.1(ii)
Indemnity Escrow Fund	1.2.3
Independent Accounting Firm	1.3.3
insolvent	3.7.1
Intellectual Property	4.20.1
Interim Financial Statements	4.7.1
Internet Sites	4.20.1
IRS	4.17.2.1
ITF LLC	Preamble
ITF LLC Membership Interests	Recitals

Term	Section

Labor Disruption	4.16.5
Law	4.1.2
Lease	4.12.1
Leased Real Property	4.12.1
Liabilities	4.7.2
Liability	4.7.2
License Agreement	2.2.2.5
Licenses-In	4.20.1
Licenses-Out	4.20.1
Liens	4.11.2
Listed Intellectual Property	4.20.2
LTA	Preamble
LTA Membership Interests	Recitals
M&A Qualified Beneficiary	4.17.1.8
Material Adverse Effect	3.1.4
Material Contracts	4.14.1.10
Material Permits	4.9.1
Membership Interests	Recitals
Monthly Financial Statements	6.3
Multiemployer Plan	4.17.1.9
New Customer Agreements	2.2.1.7
Non-Competition Agreement	2.2.1.6
Notice Period	8.5.1
OEP Group	Preamble
OEP II	Preamble
OEP III	Preamble
OEP III Co-Investors	Preamble
OEP TAG Holdings	Preamble
OEP TAG Holdings Membership Interests	Recitals
Operating Companies	Preamble
Operating Company	Preamble
Pension Plan	4.17.1.10
Permit	4.9.1
Permits	4.9.1
Permitted Lien	4.11.2
Person	2.2.1.1
Pre-Closing Taxes	10.1.1.1
Proprietary Information and/or Materials	4.20.1
Purchase Price	1.2
Qualified Plan	4.17.1.11
Referral Period	1.5.2
Registered Intellectual Property	4.20.2
Related Party	4.25.4
Release Agreement	6.8
Required Consents	7.2.2
Restricted Business	9.1.1.1

x

Term	Section

Restructuring Events	Section 6.12
Schedules	12.2
Section 754 Election	10.2.1.3
Securities Act	5.4.1
Seller Indemnified Parties	8.2
Seller Indemnified Party	8.2
Seller Referred Contracts	1.5.2
Sellers	Preamble
Sellers’ Actual Knowledge	4.1.2
Sellers’ Knowledge	4.9.2
Sellers’ Representative	Preamble
Shared Contract	6.11.2
Significant Customer	4.13.1
Significant Customers	4.13.1
Significant Supplier	4.13.1
Significant Suppliers	4.13.1
Software	4.20.1
Standard Software	4.20.1
Statement of Allocation	1.4.1
Straddle Period	10.2.3
TAG CTH	Recitals
TAG LLC	Preamble
Tax	4.22.1.1
Tax Loss	10.1.1
Tax Return	4.22.1.2
Third Party Claim	8.5.2
TLG	Preamble
TLG 401(k) Plan	4.17.2.2
Trademarks	4.20.1
Transition Services Agreement	4.11.1
Travel Acquisitions	3.7.1
Tzell	9.1.1.1
WARN Act	4.16.7
Work-around	6.11.1
Working Capital Target Amount	1.2.1(i)

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 19th day of May, 2010, by and among AFFINION LOYALTY ACQUISITION, LLC, a Delaware limited liability company (“Buyer”) and, solely with respect to Article XIII, AFFINION GROUP, INC., a Delaware corporation (“Buyer Parent”),

and

TRAVEL LEADERS GROUP, L.L.C., a Delaware limited liability company (“TLG”), TAG INVESTMENT HOLDINGS, L.L.C., a Delaware limited liability company (“TAG LLC”), ONE EQUITY PARTNERS III, L.P., a Cayman Islands exempted limited partnership (“OEP III”), OEP III CO-INVESTORS, L.P., a Cayman Islands exempted limited partnership (“OEP III Co-Investors”), OEP II PARTNERS CO-INVEST, L.P., a Cayman Islands exempted limited partnership (“OEP II” and collectively with OEP III and OEP III Co-Investors, the “OEP Group”) (TLG, TAG LLC and the OEP Group, collectively, the “Sellers”), Sellers with respect to (i) in the case of TAG LLC, its direct ownership of membership interests in CONNEXIONS LOYALTY TRAVEL SOLUTIONS, L.L.C., a Delaware limited liability company (“CLTS,” collectively with its wholly-owned subsidiary, International Travel Fulfillment LLC (“ITF LLC”), a Delaware limited liability company, “Connexions”) and LOYALTY TRAVEL AGENCY, L.L.C., a Delaware limited liability company (“LTA”) (Connexions and LTA, each an “Operating Company” and collectively, the “Operating Companies”), and (ii) in the case of the OEP Group, their direct ownership of membership interests in OEP TAG HOLDINGS, L.L.C., a Delaware limited liability company (“OEP TAG Holdings” and collectively with the Operating Companies, the “Companies”), which will, prior to the Closing, be the owner of all outstanding membership interests of the Operating Companies not owned by TAG LLC, and OEP III, as Sellers’ representative (“Sellers’ Representative”).

RECITALS

WHEREAS, CLTS was organized on January 24, 2008 by the filing of a Certificate of Formation with the Delaware Secretary of State; and

WHEREAS, ITF LLC was organized on April 27, 2009 by the filing of a Certificate of Formation with the Delaware Secretary of State; and

WHEREAS, LTA was organized on January 28, 2008 by the filing of a Certificate of Formation with the Delaware Secretary of State; and

WHEREAS, OEP TAG Holdings was organized on April 10, 2008 by the filing of a Certificate of Formation with the Delaware Secretary of State; and

WHEREAS, (a) the Operating Companies are engaged in the business of providing loyalty rewards travel solutions in North America to enhance customer retention for their clients, including, without limitation, fulfilling loyalty program point and mile redemptions and accepting reward program currencies for program members in exchange for travel services, such as flights, hotels, car rentals, travel insurance, tours, cruises, train travel and vacation packages (collectively, with all other business currently conducted by the Operating Companies, the

“Business”) and (b) other than owning (i) membership interests of TAG CTH Holdings, L.L.C., a Delaware limited liability company (“TAG CTH”) and TLG prior to the Restructuring Events, and (ii) the membership interests of CLTS (the “CLTS Membership Interests”) and the membership interests of LTA (the “LTA Membership Interests”) following the completion of the Restructuring Events, OEP TAG Holdings has not conducted any business; and

WHEREAS, prior to the Closing the Sellers will cause the Restructuring Events to occur; and

WHEREAS, prior to the completion of the Restructuring Events, the CLTS Membership Interests, the LTA Membership Interests, the membership interests of ITF LLC (the “ITF LLC Membership Interests”), and the membership interests of OEP TAG Holdings (the “OEP TAG Holdings Membership Interests” and collectively with the CLTS Membership Interests, the LTA Membership Interests and the ITF LLC Membership Interests, the “Membership Interests”) will be owned as set forth in Exhibit “A-1” attached hereto and made a part hereof and upon completion of the Restructuring Events, the Membership Interests will be owned as set forth in Exhibit “A-2” attached hereto and made a part hereof; and

WHEREAS, Sellers desire to sell the Membership Interests to Buyer, and Buyer desires to purchase the Membership Interests from Sellers, on the terms and subject to the conditions hereinafter described.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS

1.1 The Acquisition. At the Closing, on the terms and subject to conditions set forth in this Agreement, (i) Buyer agrees to purchase from TAG LLC, and TAG LLC agrees to sell, convey, transfer, assign and deliver to Buyer all of the LTA Membership Interests and CLTS Membership Interests owned by TAG LLC which represents 38% of the total outstanding LTA Membership Interests and 38% of the total outstanding CLTS Membership Interests and (ii) Buyer agrees to purchase from the OEP Group, and the OEP Group agrees to sell, convey, transfer, assign and deliver to Buyer, 100% of the OEP TAG Holdings Membership Interests, for the consideration specified in Section 1.2 (the “Acquisition”), free and clear of all Liens.

1.2 Purchase Price. In reliance on the representations, warranties and covenants set forth herein and in full consideration for the sale, assignment, conveyance, transfer and delivery of the Membership Interests, Buyer shall pay the aggregate purchase price of $135,000,000 (the “Purchase Price”) as follows:

1.2.1 At the Closing, Buyer shall pay to Sellers by wire transfer of immediately available funds, in accordance with wire transfer instructions to be provided by Sellers’ Representative not less than five (5) Business Days prior to the Closing, an amount equal to the Purchase Price minus (or plus, in the case of clause (i) below, if the Estimated Closing Date Working Capital is greater than the Working Capital Target Amount):

(i) the amount equal to the difference between the working capital of the Operating Companies as set forth on Schedule 1.2.1(i) (the “Working Capital Target Amount”) and the Estimated Closing Date Working Capital; and

(ii) $13,500,000 (the “Indemnity Escrow Amount”) which will be deposited in the Indemnity Escrow Fund pursuant to the Escrow Agreement

(such net amount, the “Closing Amount”); provided, however, that the Purchase Price shall be subject to adjustment pursuant to Section 1.3.

1.2.2 Not less than two (2) Business Days before the Closing, Sellers shall deliver to Buyer their good faith written estimate of the amount of the Operating Companies’ combined working capital (the “Estimated Closing Date Working Capital”) as reasonably calculated by Sellers in consultation with Buyer and in accordance with the Balance Sheet Rules.

1.2.3 At the Closing, Buyer shall deposit the Indemnity Escrow Amount into the fund (the “Indemnity Escrow Fund”) created pursuant to the escrow agreement to be entered into by Buyer the Sellers and the escrow agent, substantially in the form set forth in Exhibit “D” attached hereto and made a part hereof (with any changes required by the escrow agent selected by the parties, the “Escrow Agreement”). Subject to the terms of the Escrow Agreement, the Escrow Agreement shall terminate on a date that is fifteen (15) months after the Closing Date.

1.3 Post-Closing Adjustments.

1.3.1 Within seventy-five (75) days following the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the “Closing Date Adjustment Statement”) calculating the Adjusted Working Capital (the “Closing Date Adjusted Working Capital”) of the Operating Companies as of the close of business on the Closing Date.

For purposes of this Agreement, “Adjusted Working Capital” as of a given date shall mean the amount calculated by subtracting the Total Current Liabilities (as defined in Exhibit “B”) of the Operating Companies from the Total Current Assets (as defined in Exhibit “B”) of the Operating Companies as of that date as determined in accordance with the Balance Sheet Rules and as set forth in Exhibit “B” attached hereto and made a part hereof. The Closing Date Adjustment Statement shall be prepared in accordance with the policies, principles, procedures and methodologies set forth in the Balance Sheet Rules. “Balance Sheet Rules” means, collectively, the rules set forth in Exhibit “B” attached hereto and made a part hereof.

1.3.2 The Closing Date Adjustment Statement prepared by Buyer and the Closing Date Adjusted Working Capital set forth thereon shall be final and binding unless Buyer receives from Sellers’ Representative a written notice of objection on or prior to the thirtieth (30th) day after delivery to Sellers’ Representative of the Closing Date Adjustment Statement (the “Adjustment Dispute Notice”). The Adjustment Dispute Notice shall state in reasonable detail the item or items in dispute, and shall state the amount, if any, of any adjustment that should be made to the Closing Date Adjustment Statement. Each Seller shall be deemed to have agreed with all items and amounts in the Closing Date Adjustment Statement not specifically referenced in the Adjustment Dispute Notice, and such items and amounts shall not be subject to review in accordance with Section 1.3.3. Subject to the execution by Sellers of a customary access letter, contemporaneous with delivery of the Closing Date Adjustment Statement, Buyer shall provide Sellers’ Representative with (i) copies of all supplementary documents, working papers and other data of Buyer relating to the Closing Date Adjustment Statement and (ii) reasonable access to the employees of Buyer which prepared the Closing Date Adjustment Statement. Buyer shall cooperate with Sellers to provide Sellers with such other information used in preparing the Closing Date Adjustment Statement reasonably requested by Sellers.

1.3.3 In the event of a dispute regarding the Closing Date Adjustment Statement, Buyer and Sellers’ Representative will each use reasonable efforts to resolve in writing any such objections and any such resolution agreed to in writing by both shall be final and binding. If Buyer and Sellers’ Representative do not resolve any such dispute in writing within thirty (30) days after Buyer’s receipt of the Adjustment Dispute Notice (the “Dispute Date”), then Sellers’ Representative shall have the right, within fifteen (15) Business Days after the Dispute Date, to submit such unresolved dispute to an independent accounting firm (the “Independent Accounting Firm”). Sellers’ Representative and Buyer shall submit, in writing, to the Independent Accounting Firm, their briefs detailing their views as to the correct nature and amount of each item remaining in dispute, and the Independent Accounting Firm shall make a written determination as to each such disputed item, which determination shall be final and binding on the parties for all purposes hereunder. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 1.3.3 within the range of the difference between Buyer’s position with respect thereto and Sellers’ Representative’s position with respect thereto. The determination of the Independent Accounting Firm shall be accompanied by a certificate of the Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section 1.3.3. The Independent Accounting Firm shall be any “Big Four” accounting firm not presently engaged by Buyer, Sellers’ Representative, any Seller, or the Companies, or, if such firm does not exist or is unable or unwilling to act, such other independent public accounting or financial analysis firm as reasonably agreed to by Buyer and Sellers’ Representative, provided, that such firm conducts a customary conflicts check. Sellers’ Representative and Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) Business Days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in any court referred to in Section 12.8. The costs of any dispute resolution pursuant to this Section 1.3.3, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the parties in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the representatives of each party incurred in connection with their preparation or review of any Adjustment Dispute Notice shall be borne by such party. If Sellers’ Representative does not submit any such unresolved dispute to the Independent Accounting Firm within fifteen (15) Business Days after the Dispute Date, the Closing Date Adjustment Statement prepared by Buyer shall be final, binding and conclusive.

1.3.4 The Purchase Price shall be adjusted, upwards or downwards, as follows:

1.3.4.1 If the Closing Date Adjusted Working Capital as finally determined in accordance with Section 1.3.3 exceeds the Estimated Closing Date Working Capital, the Purchase Price shall be increased, on a dollar-for-dollar basis, by an amount equal to the amount by which the Closing Date Adjusted Working Capital exceeds the Estimated Closing Date Working Capital. If the Estimated Closing Date Working Capital exceeds the Closing Date Adjusted Working Capital as finally determined in accordance with Section 1.3.3, the Purchase Price shall be decreased, on a dollar-for-dollar basis, by an amount equal to the amount by which the Estimated Closing Date Working Capital exceeds the Closing Date Adjusted Working Capital.

1.3.4.2 The net amount of the adjustments to the Purchase Price pursuant to this Section 1.3.4 is referred to as the “Closing Date Adjustment.” The parties hereto shall treat all Closing Date Adjustments as an adjustment to the Purchase Price hereunder for Tax purposes, and the parties agree to file their Tax Returns accordingly, unless a final determination (within the meaning of Section 1313 of the Code) causes any such payment not to be treated as an adjustment.

1.3.5 Any Closing Date Adjustment shall be paid as follows:

1.3.5.1 If the Purchase Price is increased pursuant to this Section 1.3, the Closing Date Adjustment shall be paid by Buyer to Sellers by wire transfer of immediately available funds, on or prior to the fifth (5th) Business Day following resolution of all disputes relating to the Closing Date Adjustment Statement and final determination of the Closing Date Adjusted Working Capital.

1.3.5.2 If the Purchase Price is decreased pursuant to this Section 1.3, the Closing Date Adjustment shall be paid on or prior to the fifth (5th) Business Day following resolution of all disputes relating to the Closing Date Adjustment Statement and final determination of the Closing Date Adjusted Working Capital by Sellers to Buyer, on a pro rata basis in accordance with the Sellers’ actual cash proceeds received at the Closing, by wire transfer of immediately available funds. For the avoidance of doubt, any Closing Date Adjustment owed by Sellers to Buyer pursuant to this Section 1.3.5.2 shall be paid directly from those Sellers having received cash proceeds at the Closing to Buyer pro rata in accordance with the actual cash proceeds received by Sellers and shall not be paid from the Indemnity Escrow Fund without Buyer’s written consent, which may be granted or withheld in Buyer’s sole and complete discretion; provided that if such payment is not paid when due, Buyer may instruct the Escrow Agent to make such payment from the Indemnity Escrow Fund, and the Sellers shall be jointly and severally obligated to make such payment to the Escrow Agent to be held in the Indemnity Escrow Fund.

1.4 Allocation of Purchase Price.

1.4.1 The Purchase Price for the LTA Membership Interests and the CLTS Membership Interests shall be allocated among the assets of each of LTA and CLTS, respectively, in accordance with Section 1060 of the Code and Treasury Regulations Section 1.755-1(a)(2) (and any similar provision of state or local Law, as appropriate). A statement setting forth such allocations (the “Statement of Allocation”) shall be prepared in good faith by Buyer. Buyer shall deliver the Statement of Allocation to Sellers’ Representative within 90 days following the date that the Closing Date Adjustment Statement becomes final and binding on the parties hereto in accordance with Sections 1.3.2 and 1.3.3. The Statement of Allocation shall be final and binding unless Buyer receives from Sellers’ Representative a written notice of objection on or prior to the thirtieth (30th) day after delivery to Sellers’ Representative of the Statement of Allocation (the “Allocation Dispute Notice”). The Allocation Dispute Notice shall state in reasonable detail the item or items in dispute. Subject to the execution by Sellers of a customary access letter, contemporaneous with delivery of the Statement of Allocation, Buyer shall provide Sellers’ Representative with (i) copies of all supplementary documents, working papers and other data of Buyer relating to the Statement of Allocation and (ii) reasonable access to the employees of Buyer which prepared the Statement of Allocation. Buyer shall cooperate with Sellers to provide Sellers with such other information used in preparing the Statement of Allocation reasonably requested by Sellers.

1.4.2 In the event of a dispute regarding the Statement of Allocation, Buyer and Sellers’ Representative will each use reasonable efforts to resolve in writing any such objections and any such resolution agreed to in writing by both shall be final and binding. If Buyer and Sellers’ Representative do not resolve any such dispute in writing within thirty (30) days after Buyer’s receipt of the Allocation Dispute Notice (the “Allocation Dispute Date”), then Sellers’ Representative shall have the right, within fifteen (15) Business Days after the Allocation Dispute Date, to submit such unresolved dispute to the Independent Accounting Firm pursuant to the provisions set forth in Section 1.3.3 with the provisions of Section 1.3.3 read as if the Closing Date Adjustment Statement were the Statement of Allocation.

1.4.3 Once the Statement of Allocation has become final and binding, Buyer and each Seller shall report, act and file all Tax Returns (including IRS Form 8594, if required) in all respects and for all purposes consistent with the allocations on the Statement of Allocation. Buyer on one hand and each Seller on the other hand shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the allocations determined pursuant to this Section 1.4. None of the parties shall take any action inconsistent with the Statement of Allocation prepared in accordance with this Section 1.4.

1.5 Additional Consideration.

1.5.1 Buyer shall pay to Sellers, pursuant to instructions provided by Sellers’ Representative, an amount (the “Additional Consideration Amount”) equal to the sum of (i) 5% of net revenues related to the Business from Seller Referred Contracts, for a period not to exceed three years from the date on which recurring revenue is first recognized with respect to each such Seller Referred Contract plus (ii) 50% of the Incremental GDS Net Revenue for the three years commencing January 1, 2011 (the “GDS Revenue Period”), provided that the aggregate amount paid to Sellers pursuant to this clause (ii) shall not exceed $10,000,000.

1.5.2 During the period commencing after the Closing Date and ending on the two-year anniversary of the Closing Date (the “Referral Period”) Sellers shall from time to time submit in writing for Buyer’s consideration those potential customers Sellers believe in good faith are interested or reasonably likely to be interested in entering into a transaction with Buyer or its Affiliates, accompanied by an offer to assist Buyer in obtaining a contractual relationship with such potential customers. Buyer shall have the right to accept Sellers’ offer of assistance in writing or reject Sellers’ offer of assistance. In the event Buyer accepts Sellers’ offer of assistance with respect to any such potential customer, Sellers shall use commercially reasonable best efforts to assist Buyer in procuring contracts with respect to such potential customers (any such contract so procured within nine (9) months of the date of Buyer’s acceptance of Sellers’ offer of assistance with respect to such potential customer, a “Seller Referred Contract,” and collectively, the “Seller Referred Contracts”).

1.5.2.1 “Incremental GDS Net Revenues” means the excess, if any of the Actual GDS Net Revenues over the Projected GDS Net Revenues (as defined in Schedule 1.5.2.1) during the GDS Revenue Period.

1.5.2.2 “Actual GDS Net Revenues” means the net revenues actually received pursuant to Buyer’s GDS Contracts.

1.5.2.3 “Buyer’s GDS Contracts” means contracts entered into by one or more Affiliates of Buyers with those Persons set forth on Schedule 1.5.2.3 in the period from the date hereof to the twelve (12) month anniversary of the Closing Date.

1.5.2.4 For the purposes of this Section 1.5, “net revenues” with respect to (i) any Seller Referred Contract, (ii) Incremental GDS Net Revenues and (iii) Actual GDS Net Revenues shall have the meanings as set forth on Schedule 1.5.2.4.

1.5.3 The Additional Consideration Amount shall be due and payable without interest on the following respective dates (each an “Additional Consideration Amount Payment Date”) without further action by Sellers but subject to the provisions of this Section 1.5:

1.5.3.1 March 31, 2011 for that portion of the Additional Consideration Amount attributable to Buyer’s net revenues with respect to any Seller Referred Contracts recognized during the period commencing on the Closing Date and ending on December 31, 2010;

1.5.3.2 March 31, 2012 for that portion of the Additional Consideration Amount attributable to Buyer’s net revenues with respect to any Seller Referred Contracts and Incremental GDS Net Revenues recognized during the period commencing on January 1, 2011 and ending on December 31, 2011;

1.5.3.3 March 31, 2013 for that portion of the Additional Consideration Amount attributable to Buyer’s net revenues with respect to any Seller Referred Contracts and Incremental GDS Net Revenues recognized during the period commencing on January 1, 2012 and ending on December 31, 2012;

1.5.3.4 March 31, 2014 for that portion of the Additional Consideration Amount attributable to Buyer’s net revenues with respect to any Seller Referred Contracts and Incremental GDS Net Revenues recognized during the period commencing on January 1, 2013 and ending on December 31, 2013;

1.5.3.5 March 31, 2015 for that portion of the Additional Consideration Amount attributable to Buyer’s net revenues with respect to any Seller Referred Contracts recognized during the period commencing on January 1, 2014 and ending on December 31, 2014;

1.5.3.6 September 30, 2015 for that portion of the Additional Consideration Amount attributable to Buyer’s net revenues with respect to any Seller Referred Contracts recognized during the period commencing on January 1, 2015 and ending on the fifth anniversary of the Closing Date.

1.5.4 During the period commencing on the Closing Date and ending at the end of the Referral Period, Sellers’ Representative and TAG LLC shall (i) develop a strategy for specifically (A) identifying potential customers interested in engaging in transactions with Buyer or its Affiliates and (B) contacting potential customers interested in engaging in transactions with Buyer or its Affiliates, (ii) in Buyer’s discretion, introduce to Buyer or its Affiliates all those potential customers mutually confirmed in accordance with Section 1.5.2 hereof as interested and/or appearing reasonably likely to be interested in entering into transactions with Buyer or its Affiliates with respect to the Business, (iii) if, as and when requested by Buyer or its Affiliates, assist in the preliminary negotiations of any potential transaction resulting from such introduction (such transaction agreement between Buyer or its Affiliates and the potential customer in question, the Seller Referred Contracts), and (iv) if, as and when requested by Buyer or its Affiliates, provide assistance with the ongoing business relationship between Buyer or its Affiliates and the potential customer in question, in each case, in consultation with Buyer and its Affiliates. Sellers’ Representative and TAG LLC will each use its commercially reasonable efforts in connection with all such duties hereunder and will at all times exercise a reasonable degree of skill and care in performing such duties.

1.5.5 There is no requirement of Buyer or its Affiliates to enter into a contract with any Person identified by any Seller or any limitation on the right of Buyer to conduct the business and affairs of the Companies as Buyer sees fit in its sole discretion, and Buyer makes no assurance to Sellers that any portion of the Additional Consideration Amount can or will be realized by Buyer.

1.5.6 On or prior to each Additional Consideration Payment Date, Buyer shall provide Sellers’ Representative with reasonable information to support the calculation of the Additional Consideration Amount attributable to the corresponding time period. Any dispute as to the Additional Consideration Amount shall be resolved in accordance with Section 1.3.3 as if such dispute were a dispute of the Closing Date Adjustment.

1.6 Accounting Terms. Except as otherwise expressly provided in this Agreement, Exhibit “B” or the Schedules hereto, all accounting terms used herein shall be interpreted, and all financial statements required to be delivered hereunder shall be prepared, in accordance with United States Generally Accepted Accounting Principles as consistently applied (“GAAP”).

ARTICLE II

CLOSING

2.1 Location and Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036, commencing at 10:00 a.m. local time on the fifth (5th) Business Day after all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, be satisfied only at the Closing or on the Closing Date), have been satisfied or to the extent permitted by applicable Law, waived, or at or on any other mutually agreeable place, time or date. “Closing Date” means the date on which the Closing occurs.

2.2 Closing Deliveries.

2.2.1 Deliveries by Sellers. Sellers shall deliver to Buyer the following at the Closing (the delivery of any of which may be waived in writing by Buyer):

2.2.1.1 Evidence that all consents of and filings with any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, Governmental Authority or other entity, enterprise, authority or business organization (“Person”) (including all Required Consents), necessary to the consummation by each Seller of the transactions contemplated hereby have been obtained or made, as applicable.

2.2.1.2 The consents, releases, certificates, documents, instruments, assignments and other items required to be delivered by each Seller as set forth on Schedule 2.2.1.2, and all such other documents, certificates and instruments as Buyer reasonably requests in order to give effect to the transactions contemplated hereby or to vest in Buyer good, valid and marketable title in and to the Membership Interests free and clear of all Liens, including the consents, releases and assignments.

2.2.1.3 Duly executed copies of the Release Agreements of each Seller.

2.2.1.4 Duly executed counterparts to the Escrow Agreement and the Transition Services Agreement.

2.2.1.5 Evidence reasonably satisfactory to Buyer that the agreements set forth on Schedule 6.6 have been terminated, that Sellers have received all resignations required pursuant to Section 6.9.

2.2.1.6 Non-competition agreement of the Chairman of TLG, substantially in the form set forth in Exhibit “I” attached hereto and made a part hereof (the “Non-Competition Agreement”), duly executed by the Companies and the Chairman of TLG.

2.2.1.7 Duly executed agreements with that customer listed on and substantially under the terms set forth in Schedule 2.2.1.7 (the “New Customer Agreements”).

2.2.1.8 A duly executed certificate from OEP TAG Holdings substantially in the form set forth in Exhibit “K” attached hereto and made a part hereof, dated as of the Closing Date, to the effect that (i) OEP TAG Holdings is not, and has not been at any time since the date that is five (5) years prior to the date hereof, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and (ii) no interests in OEP TAG Holdings constitute “United States real property interests” within the meaning of Section 897(c)(1) of the Code.

2.2.1.9 A duly executed certificate of non-foreign status from TAG LLC, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code stating that TAG LLC is not a “foreign person” as defined in Section 1445 of the Code.

2.2.2 Deliveries by Buyer. Buyer shall deliver to Sellers at the Closing (the delivery of any of which may be waived in writing by Sellers’ Representative):

2.2.2.1 The Purchase Price, payable in accordance with Section 1.2.1 above.

2.2.2.2 Duly executed counterparts to the Escrow Agreement and the Transition Services Agreement.

2.2.2.3 Evidence that all consents of and filings with any Person necessary to the consummation by Buyer of the transactions contemplated herein have been obtained or made, as applicable.

2.2.2.4 All other consents, certificates, documents, instruments and other items required to be delivered by Buyer pursuant to this Agreement, and all such other documents, certificates and instruments as Sellers shall reasonably request in order to give effect to the transactions contemplated hereby.

2.2.2.5 A non-exclusive, royalty free, non-transferable, perpetual license to the Intellectual Property of either Operating Company for use outside the field of the Restricted Business, substantially in the form set forth in Exhibit “F” attached hereto and made a part hereof (the “License Agreement”). The parties acknowledge and agree that for Federal income Tax purposes, but not otherwise for purposes of determining ownership rights of the Intellectual Property, the license contemplated by the License Agreement shall be treated as a retention by Sellers of the intellectual property rights identified and described in the License Agreement with respect to the Software (as defined in the License Agreement), and a transfer of the remaining intellectual property rights to such Software pursuant to the terms of this Agreement.

2.2.2.6 The Non-Competition Agreement, duly executed by Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers, jointly and severally, hereby make the following representations and warranties to Buyer as of the date of this Agreement and as of the Closing Date. Unless otherwise specified, each reference in this Agreement to any numbered Schedule is a reference to that numbered Schedule included in the Disclosure Schedule.

3.1 Due Organization, etc.

3.1.1 TLG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.1.2 TAG LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.1.3 Each of OEP III, OEP III Co-Investors, and OEP II is an exempted limited partnership duly organized, validly existing and in good standing under the laws of the Cayman Islands.

3.1.4 Each Seller is in good standing as a foreign limited liability company or limited partnership, as applicable, in each jurisdiction (other than the Cayman Islands in the case of the OEP Group, and the State of Delaware in the case of TAG LLC and TLG) in which it does business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized or qualified has not, and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, operations, assets or liabilities (including contingent liabilities), or results of operations of any Seller (in respect of the Business or its direct or indirect ownership interest in the Operating Companies taken as a whole) or any Company or (ii) the ability of any Seller or any Company to consummate the transactions contemplated hereby (in either case, a “Material Adverse Effect”); provided, however, that Material Adverse Effect for purposes of this Agreement shall not include changes to the business, operations, assets or liabilities to the extent resulting from any change generally affecting the travel industry, or any change in laws generally affecting the travel industry, but only to the extent that it does not affect the Companies disproportionately to other travel companies. No Seller is in violation of, in conflict with, or in default under, any certificate of formation, certificate of limited partnership, operating agreement, limited partnership agreement, by-laws or other organizational documents, each as applicable and as amended through the date hereof (the “Charter Documents”), and no condition exists or event has occurred that, with notice or lapse of time or both, reasonably would be expected to result in any such violation, conflict or default.

3.2 Authorization; Validity. Each Seller has full legal right and all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other agreements and instruments contemplated hereby and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and all other agreements and instruments to be executed and delivered by each Seller in connection herewith when executed and delivered by such Seller will have been, duly and validly authorized, executed and delivered by such Seller. This Agreement constitutes, and upon execution all other agreements and instruments will constitute, the legal, valid and binding obligations of each Seller enforceable against such Seller in accordance with their respective terms, except as may be limited by (a) bankruptcy, insolvency, reorganization or other similar Laws or court decisions now or hereafter in effect relating to or affecting creditor’s rights generally, and (b) Laws or court decisions governing specific performance, injunctive relief or other general equitable principles (the “Enforceability Exceptions”).

3.3 No Conflicts. Except as set forth on Schedule 3.3, the execution, delivery and performance by each Seller of its obligations under this Agreement and the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with, or result in a breach or violation of any Charter Document or any resolution adopted by the members, managers or partners, as applicable, of such Seller or (ii) conflict with, result in a breach or termination of, constitute a default (or an event that, with notice or lapse of time or both, would become a default), give any Person a right of termination, amendment, modification, cancellation, acceleration, suspension or revocation under, result in the loss of a material benefit under, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or require any consent, approval or authorization under, or filing with or notification to any Person under, any Contract to which such Seller is a party or by which any such Seller or any of their respective properties, rights or assets are bound, except such as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

3.4 Title to the Membership Interests. Each Person indicated on Exhibit “A-1” is the lawful record and beneficial owner of those Membership Interests as set forth in Exhibit “A-1” and the Membership Interests are owned free and clear of all Liens. Such Person has made no commitments relative to the purchase, sale, pledge, transfer or other disposition of the Membership Interests, and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Each Person owning Membership Interests as set forth in Exhibit “A-1” has the right, capacity, authority and power to sell, assign and transfer the Membership Interests owned by it as contemplated by the Restructuring Events.

3.4.2 Upon completion of the Restructuring Events, each Person will be the lawful record and beneficial owner of those Membership Interests as set forth in Exhibit “A-2” and the Membership Interests will be owned free and clear of all Liens. Except as contemplated by this Agreement, such Person has made no commitments relative to the purchase, sale, pledge, transfer or other disposition of the Membership Interests, and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Upon completion of the Restructuring Events, TAG LLC and each member of the OEP Group will have the right, capacity, authority and power to sell, assign and transfer the applicable Membership Interests owned by it to Buyer. Upon delivery to Buyer of certificates for the applicable Membership Interests at the Closing and Buyer’s payment of the Purchase Price, Buyer will acquire from (i) TAG LLC, good and valid title to 38% of each of the LTA Membership Interests and CLTS Membership Interests free and clear of all Liens and (ii) the OEP Group, good and valid title to 100% of the OEP TAG Holdings Membership Interests free and clear of all liens.

3.5 Holding Company. Other than ownership of the CLTS Membership Interests and the LTA Membership Interests and, (i) in the case of OEP TAG Holdings, ownership of the membership interests of TAG CTH and prior ownership in TLG and (ii) in the case of TAG LLC, ownership of membership interests of TLG, neither OEP TAG Holdings nor TAG LLC owns any assets, has any Liabilities or has conducted any business.

3.6 Disclosure. None of the representations or warranties of any Seller contained in this Agreement or any related agreement and none of the information contained in any Schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby contains any untrue statement or omits to state a material fact necessary to make the statements herein or therein not misleading.

3.7 Solvency. None of Travel Acquisitions Group, L.L.C., a Minnesota limited liability company (“Travel Acquisitions” ), TAG Holdco or TLG is now insolvent, nor will any of Travel Acquisitions, TAG Holdco or TLG be rendered insolvent by the consummation of the Restructuring Events. As used herein, “insolvent” means that the sum of the Liabilities of a Person exceeds the fair present value of such Person’s assets.

3.7.2 Immediately after giving effect to the consummation of the Restructuring Events:

3.7.2.1 Each of Travel Acquisitions, TAG Holdco and TLG will be able to pay its Liabilities as they become due in the ordinary course;

3.7.2.2 Each of Travel Acquisitions, TAG Holdco and TLG will not have unreasonably small capital with which to conduct its present or proposed business;

3.7.2.3 Each of Travel Acquisitions, TAG Holdco and TLG will have assets (calculated at fair market value) that exceeds its Liabilities; and

3.7.2.4 Taking into account all pending and, to Sellers’ Actual Knowledge, threatened actions, final judgments against each of Travel Acquisitions, TAG Holdco and TLG in actions for money Damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Person will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such action and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS AS TO THE COMPANIES

The Sellers hereby jointly and severally make the following representations and warranties to Buyer as of the date of this Agreement and as of the Closing Date. Unless otherwise specified, each reference in this Agreement to any numbered Schedule is a reference to that numbered Schedule included in the Disclosure Schedule.

4.1 Due Organization, etc.

4.1.1 Each Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.1.2 Each Company is duly authorized and qualified to do business under all applicable laws, orders, judgments, rules, codes, statutes, regulations, requirements, variances, decrees, writs, injunctions, awards, rulings or ordinances of any Governmental Authority (individually, a “Law” and collectively, the “Laws”), to own, lease and operate its properties and to carry on its business in the places and in the manner as now conducted by such Company. Schedule 4.1 hereto contains a true, correct and complete list of each jurisdiction in which such Company is authorized or qualified to do business. Each Company is in good standing as a foreign limited liability company in each jurisdiction (other than the State of Delaware) in which it does business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized or qualified has not, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Sellers have delivered to Buyer true, correct and complete copies of each Company’s Charter Documents. No Company is in violation of, in conflict with, or in default under, any Charter Document, and, to Sellers’ Actual Knowledge no condition exists or event has occurred that, with notice or lapse of time or both, reasonably would be expected to result in any such violation, conflict or default. As used in this Agreement, “Sellers’ Actual Knowledge” means the actual knowledge of each Person set forth in Exhibit “H” attached hereto and made a part hereof, each Seller and each Company.

4.2 Authorization; Validity. The Operating Companies have full legal right to operate the Business as presently conducted and each Company has full legal right and all requisite power and authority to consummate the transactions contemplated by this Agreement. All agreements and instruments to be executed and delivered by each Company in connection herewith when executed and delivered by such Company will have been duly and validly authorized, executed and delivered by such Company. Upon execution and delivery, all agreements and instruments to be executed and delivered by each Company in connection herewith will constitute, the legal, valid and binding obligations of such Company enforceable against such Company in accordance with their respective terms, except as may be limited by the Enforceability Exceptions.

4.3 No Conflicts. Except as set forth on Schedule 4.3, the execution, delivery and performance by each Company of all agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i) conflict with, or result in a breach or violation of any Company’s Charter Documents or any resolution adopted by the members or managers of such Company;

(ii) conflict with, result in a breach or termination of, constitute a default (or an event that, with notice or lapse of time or both, would become a default), give any Person a right of termination, amendment, modification, cancellation, acceleration, suspension or revocation under, result in the loss of a material benefit under, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person, or require any consent, approval or authorization under, or filing with or notification to any Person under any Material Contract;

(iii) result in the creation or imposition of any Lien on the Business or any properties or assets of such Company;

(iv) result in termination of, or require any consent, approval, or other authorization in connection with, any asset of such Company, Material Permit, property or other right of such Company;

(v) conflict with or violate any Law to which such Company or any of its properties, rights or assets, or the Business, are subject or bound; or

(vi) result in a breach or violation of, default under, or the triggering of any payment or other obligations pursuant to, any Company Benefit Plan or Company Benefit Arrangement or any grant or award under any of the same; or, to Sellers’ Knowledge, constitute an event that, after notice or lapse of time or both, would result in any conflict, breach, violation, default, accelerated performance obligation, loss, Lien, termination or impairment or similar event.

4.4 Governmental Consents. Except as set forth on Schedule 4.4 (the requirements set forth thereon being referred to as the “Governmental Consents”), and except for any required filings under the HSR Act (as provided in Section 6.1.2), no consent, waiver, approval, order or authorization of or from, or registration, notification, declaration or filing with any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by the Sellers or the Companies or the consummation by the Sellers or the Companies of the transactions contemplated herein.

4.5 Capitalization; Subsidiaries.

4.5.1 The CLTS Membership Interests, the LTA Membership Interests, the ITF LLC Membership Interests and the OEP TAG Holdings Membership Interests set forth in Exhibit “A-2” constitute all of the issued and outstanding membership interests of CLTS, LTA, ITF LLC and OEP TAG Holdings, as applicable. No current or former holder of Membership Interests or any other Person is contesting or has a valid basis for contesting the ownership of the Membership Interests or any distributions or contributions related thereto. The Membership Interests are duly authorized, validly issued, fully paid, and nonassessable. Except as shown on Schedule 4.5.1 or specifically contemplated by the Restructuring Events, no Company has made any distribution within the preceding three years and no current or former holder of any Membership Interests has any right to receive any distributions. Except as shown on Schedule 4.5.1, no Company has issued any securities or other equity or ownership interest, including options, warrants or other securities convertible into or exchangeable or exercisable for any equity capital or ownership interest of such Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for rights granted to Buyer under this Agreement, there are no outstanding obligations of any Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued units, membership interests or other equity or ownership interests of such Company. No units, membership interests or other equity or ownership interests of any Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Charter Documents of such Company or any Contract to which such Company is a party or by which such Company is bound.

4.5.2 Except for CLTS’ 100% ownership of ITF LLC and OEP TAG Holding’s ownership of the CLTS Membership Interests and the LTA Membership Interests, no Company has any direct or indirect subsidiaries, and no Company presently owns, of record or beneficially, or controls, directly or indirectly, any capital stock or any other equity, partnership, membership or similar interest in, or securities convertible into, exercisable for the purchase of, or exchangeable for, any such capital stock or equity, partnership, membership or similar interest, or is under any obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person, whether active or dormant. No Company is, directly or indirectly, a participant in any joint venture, partnership, limited liability company, trust, association or other non-corporate entity.

4.6 Complete Copies of Materials. Sellers have delivered to Buyer prior to the date of this agreement true, correct and complete copies (or with respect to oral agreements, written summaries of the same) of each Contract and other document that is referred to in the Schedules attached hereto, including all amendments, supplements and modifications thereto or waivers currently in effect thereunder, except to the extent that the failure to deliver such Contracts (other than Material Contracts) or other documents would not reasonably be expected to, individually or in the aggregate, materially adversely affect the Companies.

4.7 Financial Statements.

4.7.1 Schedule 4.7.1 includes the following financial statements for the Operating Companies (i) true, correct and complete copies of audited consolidated and combined balance sheets, statements of income and statements of cash flows of the Operating Companies as of December 31, 2009 and for the year then ended, together with all related notes and schedules thereto and the reports thereon of the Operating Companies’ independent auditors (collectively, the “Audited Financial Statements”), and (ii) true, correct and complete copies of the consolidated and combined unaudited balance sheet of the Operating Companies as of March 31, 2010 (the “Base Balance Sheet”) and statements of income and cash flows of the Operating Companies for the 3-month period then ended together with all related notes and schedules thereto (collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Each of the Audited Financial Statements and Interim Financial Statements have been prepared consistently with the Books and Records of each Operating Company. Except as set forth on Schedule 4.7.1, each Financial Statement (including the notes thereto, if any) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and fairly presents the consolidated and combined financial position, results of operations and cash flows of the Operating Companies as of the dates, and for the periods, indicated thereon except, in the case of the Interim Financial Statements, for the omission of footnotes and for normal and recurring year-end adjustments that will not, individually or in the aggregate, be material. Each Operating Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that its transactions are recorded as necessary to permit preparation of the Audited Financial Statements and Interim Financial Statements in conformity with past practices throughout the periods indicated. All accounts payable by each Operating Company to third parties as of the date hereof arose, and as of the Closing Date will have arisen, in the ordinary course of business.

4.7.2 Except as set forth on Schedule 4.7.2, no Company is liable for or subject to any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense or obligation of any nature, whether accrued or unaccrued, absolute or contingent, matured or unmatured, choate or inchoate, liquidated or unliquidated, secured or unsecured, required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto (individually, a “Liability” and collectively, the “Liabilities”) except for (i) those Liabilities reflected on the Financial Statements and not previously paid, discharged or disclosed, (ii) those Liabilities incurred since the date of the Base Balance Sheet in the ordinary course of business and consistent with past practice that are not individually or in the aggregate material to the business, and (iii) those Liabilities specifically disclosed in this Agreement or in the Schedules hereto. Since the date of the Base Balance Sheet, no Company has experienced any loss contingencies (as such term is used in Accounting Standards Codification Topic 450). Except as set forth on Schedule 4.7.2, no Company has, either expressly or by operation of law, assumed or undertaken any Liability of any other Person.

4.7.3 Except as set forth on Schedule 4.7.3, each Operating Company’s accounts and notes receivable (the “Accounts Receivable”) are reflected properly according to GAAP on the Base Balance Sheet and represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice for goods or services delivered or rendered in bona fide arm’s length transactions. No portion of the Accounts Receivable is required or expected to be paid to any Person other than the applicable Operating Company. All Accounts Receivable that are outstanding as of the Closing Date will be valid obligations of the Persons obligated to pay such Accounts Receivable; no account debtor or note debtor is delinquent in its payment by more than ninety (90) days; no account debtor or note debtor has refused to pay its obligations for any reason; and no account receivable or note receivable has been pledged to any third party by either Operating Company.

4.8 Bank Accounts. Schedule 4.8 sets forth a true, correct and complete list of (a) all bank accounts and safe deposit boxes of each Company and all Persons who are signatories thereunder or who have access thereto and (b) the names of all Persons holding general or special powers of attorney from each Company and a summary of the terms thereof.

4.9 Permits. Except as set forth on Schedule 4.9.1, each Company owns or holds all permits, licenses, validations, franchises, consents and other authorizations or approvals, waivers, concessions, exemptions, orders, registrations, notices or other authorizations (individually, a “Permit” and collectively, the “Permits”) required to own, lease and operate its properties and for the conduct of its business as currently conducted, by any federal, state, local or foreign, governmental or quasi-governmental entity or municipality or subdivision thereof, any authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, any arbitral body or any applicable self-regulatory organization (individually, a “Governmental Authority” and collectively, the “Governmental Authorities”), except those the absence or loss of any of which has not, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (the “Material Permits”). No Company requires any Permit relating to the administration, underwriting, solicitation or sale of insurance products or the conduct of the business of insurance in any jurisdiction relating to the Business.

4.9.2 Schedule 4.9.2 sets forth a complete list of each Material Permit and, except as set forth on Schedule 4.9.2, no Company requires any Permit to sell travel insurance. All fees required to be paid prior to the Closing in connection with the Material Permits have been paid. The Material Permits are valid, and no suspension, cancellation, modification, revocation or nonrenewal of any Material Permit is pending or, to Sellers’ Knowledge, threatened. No Person other than any Company owns or has any proprietary, financial or other interest (direct or indirect) in any Permit. Each Company has conducted and is conducting the Business in compliance with the requirements, standards, criteria and conditions set forth in the Material Permits and all applicable Laws. Subject to the Sellers obtaining the Required Consents as set forth in Schedule 2.2.1.2, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Business by, any Material Permit. As used in this Agreement, “Sellers’ Knowledge” means the actual knowledge, after reasonable inquiry, of each Person set forth in Exhibit “H” attached hereto and made a part hereof, each Seller and each Company.

4.10 Environmental Matters.

4.10.1 Definitions.

4.10.1.1 “Environmental Laws” means: any Laws of any Governmental Authority relating to pollution or protection of the environment, health, safety or natural resources.

4.10.1.2 “Hazardous Substance” means any substance, pollutant, contaminant, material, or waste, or combination thereof, the presence of which is regulated by, or requires or may require investigation, remediation, or corrective action under, any Environmental Law.

4.10.2 Compliance with Environmental Laws. Each Company is and has been in compliance in all material respects with all applicable Environmental Laws. No Company nor any of their executive officers has received during the past five years, any written or oral communication, report, or complaint from a Governmental Authority or other Person alleging that such Company has any liability, including investigatory, remedial, or corrective action liabilities, under any such Environmental Law or is not in compliance with any such Environmental Law. No Company has released, treated, handled, transported, stored, or arranged for or permitted the disposal of any Hazardous Substance (and no Leased Real Property is contaminated by any such substance) in a manner that has resulted in a material Liability.

4.10.3 Environmental Reports. Sellers have provided to Buyer all “Phase I,” “Phase II” or other environmental assessment reports in the possession of any Company or to which any Company has reasonable access addressing locations ever owned, operated or leased by or on behalf of any Company in connection with the Business.

4.10.4 Third-Party Liabilities. There are no Liabilities of any third party arising out of or related to Environmental Laws that any Company, or any predecessor in interest of the foregoing, has assumed or retained by Contract or operation of Law.

4.11 Assets.

4.11.1 Except as set forth on Schedule 4.11.1, (i) each Company has good, valid and marketable title to, a valid leasehold interest in, or a valid license or right to use, its assets, including all of the assets reflected on the Base Balance Sheet or acquired in the ordinary course of business since the date of the Base Balance Sheet, free and clear of all Liens, other than Permitted Liens, (ii) after giving effect to those assets and services to be provided pursuant to the terms of the Transition Services Agreement providing for the provision of certain transition services by Sellers and their Affiliates to the Companies and executed contemporaneously herewith, substantially in the form set forth in Exhibit “E” attached hereto and made a part hereof (the “Transition Services Agreement”) and the assignment or amendment of certain agreements pursuant to Section 6.11, to the extent applicable, the assets, properties and rights owned or leased by the Companies constitute all of the assets, properties and rights used in, and are sufficient for the Companies to carry on, the Business as currently conducted, and (iii) all material tangible assets owned or leased by the Companies are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

4.11.2 As used in this Agreement, “Lien” means any security, mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, assignment, conditional sale agreement, title retention agreement, lease, sublease, easement, license, right-of-way, restriction, or right of first refusal, preemptive right or other restriction on transfer of any kind (including any restriction on transfer of any asset), whether written or oral, or any financing lease involving substantially the same economic effect as any of the foregoing.

As used in this Agreement, “Permitted Lien” means any (i) encumbrance or lien in favor of Buyer created by this Agreement, (ii) mechanic’s, carrier’s, workman’s, warehouseman’s, repairman’s or other similar lien arising in the ordinary course of business, (iii) encumbrance or lien arising under equipment leases with third parties entered into in the ordinary course of business as set forth on Schedule 4.11.2, (iv) encumbrance or lien for Taxes and other governmental obligations not yet due or being contested in good faith, (v) other encumbrance or lien that does not, individually or in the aggregate, detract from, in any material way, the value or use of any asset of any Company, and (vi) other imperfection of title, restriction or encumbrance on the Leased Real Property that does not impair, in any material respect, the value, operation or use of the Leased Real Property.

4.12 Real Property.

4.12.1 Schedule 4.12.1 contains a true, correct and complete list and description of all real property leased by each Company (the “Leased Real Property”, and each lease related thereto, a “Lease”) including, with respect to each parcel of Leased Real Property (i) the street address, (ii) the identity of the lessor, lessee and current occupant (if different from the lessee), (iii) the term (referencing applicable renewal periods) and rental payment terms of the leases (and any subleases), and (iv) the current use. The Leased Real Property includes all interests in real property necessary or desirable to conduct the Business as presently conducted.

4.12.2 Except as set forth on Schedule 4.12.2, each Company has good leasehold title to all Leased Real Property free and clear of all Liens, other than Permitted Liens. No Company owns or has ever owned any real property.

4.12.3 Except as set forth on Schedule 4.12.3, (a) there are no parties other than the Operating Companies in possession of any of the Leased Real Property or any portion thereof (other than common areas of the Leased Real Property), and no Contract grants any party or parties (other than the Operating Companies) the right of use or occupancy of the Leased Real Property or any portion thereof and (b) all structures and other buildings on the Leased Real Property, and all structural, mechanical and other physical systems that constitute part of the Leased Real Property (collectively, the “Improvements”), are free of known defects, are adequately maintained and in good operating condition and repair, normal wear and tear excepted.

4.13 Significant Customers and Suppliers.

4.13.1 Schedule 4.13.1 sets forth (i) a true, correct and complete list of the ten (10) largest customers of the Business and the ten (10) largest customers of each Operating Company by net revenue related to the Business during the twelve (12) month period ended on the date of the Base Balance Sheet (individually, a “Significant Customer” and collectively, the “Significant Customers”), (ii) the amount for which each such Significant Customer was invoiced during such period, (iii) the percentage of the total revenues represented by sales to each such Significant Customer during such period and (iv) a true, correct and complete list of the ten (10) largest suppliers of the Business and the ten (10) largest suppliers of each Operating Company by gross sales related to the Business during the twelve (12) month period ended on the date of the Base Balance Sheet (individually, a “Significant Supplier” and collectively, the “Significant Suppliers”).

4.13.2 Except as set forth on Schedule 4.13.2, no Significant Customer and no Significant Supplier are parties to any Shared Contract or Affiliate Contract.

4.13.3 Except as set forth on Schedule 4.13.3, since January 1, 2009, no Significant Customer or Significant Supplier has cancelled or otherwise terminated or to Sellers’ Actual Knowledge threatened in writing to cancel, terminate or materially curtail, its relationship with any Seller or Company, and, to Sellers’ Actual Knowledge, no Seller or Company has received written notice from any Significant Customer or Significant Supplier (whether as a result of the transactions contemplated hereby or otherwise) that such Person intends to stop or materially curtail trading with the Business, or will cancel or materially alter or modify the terms and conditions upon which it is prepared to trade with the Business. Subject to applicable Law, Sellers have provided Buyer with true, correct and complete copies of all Contracts relating to any Significant Customer or any Significant Supplier of each Company or the Business.

4.14 Material Contracts and Commitments.

4.14.1 Schedule 4.14.1 sets forth a true, correct and complete list of each contract, arrangement, undertaking, agreement, franchise, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral, and all amendments and modifications thereof (each a “Contract”) related to the Business or to which any Company is a party or bound, or group of related Contracts with the same party:

4.14.1.1 that (A) may give rise to obligations, revenues or Liabilities in excess of $250,000 after the Closing Date, or pursuant to which the payments to or by any Company during any twelve month period ending after the Closing Date reasonably are expected to exceed $250,000 (or the equivalent value in the applicable currency), (B) has a term greater than one year and cannot be cancelled by such Company without penalty or further payment and without more than thirty (30) days’ notice, or (C) that is otherwise material to the Business, operations, assets, financial condition, results of operations or prospects of such Company;

4.14.1.2 relating to or evidencing indebtedness for borrowed money of such Company, in excess of $100,000, including any loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, note, other grants of security interests, conditional sale or title retention agreement, equipment lease, or lease purchase agreement (including all guaranties by such Company relating to the Business);

4.14.1.3 containing any non-solicitation, non-competition, confidentiality or similar obligations or that otherwise prohibits or restricts such Company or the Business from entering into or competing in any line of business, or from freely providing services or supplying products to any customer or potential customer, or in any geographical area or during any period of time, or that restricts the right of such Company to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

4.14.1.4 for any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract in which the payments during any twelve month period ending after the Closing Date exceed $100,000 on an individual basis or $1,000,000 in aggregate;

4.14.1.5 providing for indemnification to or from any Person with respect to Liabilities relating to any current or former Business of such Company or any predecessor Person;

4.14.1.6 between such Company, on the one hand, and any Significant Customer or Significant Supplier, on the other hand;

4.14.1.7 with a Governmental Authority in any twelve month period ending after the Closing Date is reasonably expected to exceed $100,000 on an individual basis or $1,000,000 in aggregate;

4.14.1.8 with an insurer, reinsurer, underwriter or other provider who underwrites or otherwise offers insurance, warranty or similar products that are issued or sold directly or indirectly by such Company;

4.14.1.9 for the sale of any assets, properties or rights having a fair market value greater than $100,000 other than the sale of services or products in the ordinary course of business;

4.14.1.10 each Affiliate Contract and each Shared Contract; or

4.14.1.11 that contains any outstanding commitment to enter into any agreement of the type described herein.

The foregoing are referred to as the “Material Contracts.”

4.14.2 Each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of or against the applicable Company and each of the other parties thereto. No Company or, to Sellers’ Knowledge, any other party, is in breach, or (with or without notice or lapse of time or both) default under, any Material Contract. Except for breaches or defaults that have been cured and for which the breaching party has no material Liability, no Company or, to Sellers’ Knowledge, any other party to any Material Contract, has breached or defaulted in any material respect under, or has improperly terminated, revoked or accelerated, any Material Contract, and, to Sellers’ Actual Knowledge, no condition exists and no event has occurred, including, without limitation, the execution and delivery of this Agreement, that, with notice or lapse of time or both, reasonably would be expected to constitute any such breach, default, termination or acceleration.

4.15 Insurance.

4.15.1 Schedule 4.15.1 sets forth a true, correct and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies related to the Business, the amounts and types of insurance coverage available thereunder, all insurance loss runs and workmen’s compensation claims received in connection with such policies for the past three (3) policy years. The Sellers have delivered to Buyer true, correct and complete copies of all such insurance policies, all of which are in full force and effect and no application therefor included a material misstatement or omission. Each Company has maintained such or similar types of insurance coverage at all times during the last five (5) years. With respect to each such insurance policy, no Company is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and to Sellers’ Knowledge, no condition exists and no event has occurred that, with notice or lapse of time, reasonably would be expected to constitute a breach or default or permit termination or modification, under the policy. All premiums due and payable under all such policies have been paid. Except as set forth on Schedule 4.15.1, (i) no claim currently is pending under any such policy and no Seller or Company has received any objection to, or notice of dispute regarding, any such claims, and (ii) no Seller or Company has received any notice of threatened termination of, reduction of coverage of, or material premium increase with respect to, any such policies.

4.15.2 Schedule 4.15.2 describes any self-insurance arrangement of any Company, including a summary by month, since January 1, 2009, of all claims made thereunder and any reserves established in respect thereof.

4.16 Labor Matters. With respect to employees of and independent contractors to each Company, except as set forth on Schedule 4.16:

4.16.1 Each Company complies and has complied in all material respects with (i) all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, but not limited to, any Laws respecting employment discrimination, equal employment opportunities, disability, labor relations, worker classification, hours of work, meal and break periods, payment of wages, benefits, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, occupational safety and health requirements, working conditions, and hiring, promotion, assignment, and termination of employees, and (ii) all employment agreements to which any Company is or has been a party, and no claims, controversies, investigations, arbitrations, administrative proceedings, suits or other proceedings are pending or, to Sellers’ Knowledge, threatened, with respect to such Laws or agreements, either by private individuals or by Governmental Authorities.

4.16.2 No Company nor, in connection with the Business, the Sellers or any of the Sellers’ Affiliates is, or has been, engaged in any unfair labor practice, and there is not now, nor within the past three (3) years has there been, any unfair labor practice charge or complaint against such Company pending or, to Sellers’ Knowledge, threatened in writing.

4.16.3 Each Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. Each Company has paid in full to all employees or adequately accrued in accordance with GAAP for all wages, salaries, commission, bonuses, benefits and other compensation due to or on behalf thereof.

4.16.4 No Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to or affecting employees or employment practices.

4.16.5 No labor union or workers’ counsel represents or has ever represented employees of any Company while they were in such Company’s employ, and no Company is or has been a party to or bound by any collective bargaining agreement or labor union contract. No grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, is pending, and to Sellers’ Knowledge, no claims therefor exist or have been made or threatened; and no labor strike, lock-out, slowdown, walkout, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, work stoppage or similar form of organized labor disruption (“Labor Disruption”) is pending or, to Sellers’ Knowledge, threatened, against or directly affecting any Company and no Labor Disruption has occurred since January 1, 2007. Since January 1, 2008, (i) to Sellers’ Knowledge no representation, election, petition or application for certification has been threatened or filed by any employee of any Company or any labor organization or is pending with the National Labor Relations Board or any other Governmental Authority, and (ii) there has been no union organization campaign or, to Sellers’ Actual Knowledge, other attempt to organize or establish a labor union, employee organization or labor organization or group involving any employee of any Company or to compel any Company to bargain with any labor union or labor organization.

4.16.6 All persons who have performed services for any Company or the Business while classified as independent contractors have satisfied the requirements of Law to be so classified, and each Company has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.

4.16.7 No Company has effectuated (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment, or (ii) a mass layoff as defined in the WARN Act, nor has any Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

4.16.8 All employees of each Company (other than those set forth on Schedule 4.16.8) have entered into confidentiality agreements in favor of the Business that remain in effect.

4.16.9 After giving effect to the Employment Agreements, the employees of the Operating Companies will constitute all the Persons reasonably necessary to continue the operations of the Business as in effect as of the date of this Agreement.

4.16.10 Schedule 4.16.10 sets forth a true, correct and complete list, as of the date hereof, of: (i) all officers, directors and managers of each Company; and (ii) all employment agreements with such employees, officers and managers. Estimated accruals for incentive bonuses to employees of each Company for the calendar year 2010 are reflected on the Financial Statements. Except as set forth on Schedule 4.16.10, no former officer, director or key employee has left the service of any Company within the last six (6) months. The information provided by Sellers to Buyer on May 18, 2010 set forth a true, correct and complete list, as of the date thereof, of (i) all salaried employees of each Company who earned more than $100,000 in 2009 or who, it is reasonably expected, will earn more than $100,000 in 2010; (ii) all employment agreements with such employees; (iii) the current annual cash compensation (and the portions thereof attributable to salary and bonus) of each such employees and all officers, directors and managers of each Company as of (A) the date of the Base Balance Sheet, and (B) the date such information was provided; and (iv) to the extent any such employee, officer or manager is on a leave of absence, the nature of such leave of absence and such employee’s, officer’s or manager’s anticipated return to active employment.

4.17 Employee Benefit Plans.

4.17.1 Definitions.

4.17.1.1 “Benefit Arrangement” means any benefit arrangement, obligation, custom or practice, whether or not legally enforceable, to provide compensation or benefits, other than salary or wages or under a Benefit Plan, as compensation for services rendered, to present or former managers, employees, agents, or independent contractors, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, incentive programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, consulting compensation arrangements, workers’ compensation, retirement benefits, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization and medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discount programs, meal, travel, or vehicle allowances, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former managers, employees or agents.

4.17.1.2 “Benefit Plan” has the meaning given in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by that or another section, (ii) maintained outside the United States, or (iii) individually negotiated or applicable only to one person.

4.17.1.3 “COBRA” means Part 6 of Title I of ERISA.

4.17.1.4 “Company Benefit Arrangement” means any Benefit Arrangement sponsored or maintained by any Seller or any Company or with respect to which such Seller or such Company has or may have any current or future Liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former manager, employee, officer, agent or service provider of such Seller or Company.

4.17.1.5 “Company Benefit Plan” means any Benefit Plan for which any Seller or any Company is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan that such Seller or such Company maintains or has previously maintained or to which it is obligated to make payments or has or may have any Liability, in each case with respect to any present or former employees of such Seller or Company.

4.17.1.6 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder.

4.17.1.7 “ERISA Affiliate” means any Person that, together with any Seller or any Company, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which such Seller or such Company is or has been a general partner.

4.17.1.8 “M&A Qualified Beneficiary” has the meaning given in Treasury Regulation § 54.4980B-9.

4.17.1.9 “Multiemployer Plan” means any Benefit Plan described in Section 3(37) of ERISA.

4.17.1.10 “Pension Plan” means any Company Benefit Plan subject to Code Section 412 or ERISA Section 302 or Title IV (including any Multiemployer Plan) or any comparable plan not covered by ERISA.

4.17.1.11 “Qualified Plan” means any Company Benefit Plan that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code, including any previously terminated plan.

4.17.2 Schedule 4.17.2 contains a true, correct and complete list of all Company Benefit Plans and Company Benefit Arrangements. Except as set forth on Schedule 4.17.2, with respect to Company Benefit Plans and Company Benefit Arrangements, as applicable:

4.17.2.1 Sellers have (i) delivered to Buyer true, correct and complete copies of the following documents (collectively, “Benefits Documents”) with respect to each Company Benefit Plan, and (ii) made available to Buyer true, correct and complete copies of all Benefits Documents with respect to all Company Benefit Plans and Company Benefit Arrangements, in each case to the extent applicable: (A) all plan or arrangement documents, including but not limited to, trust agreements, insurance policies, service agreements and amendments to each; (B) Form 5500 (including any schedules attached thereto) for the prior three (3) years and any related actuarial reports; (C) the last Internal Revenue Service (“IRS”) determination or opinion letter for any Qualified Plan; (D) the most recent summary plan descriptions, summaries of material modifications, any prospectuses that describe each Company Benefit Plan or Company Benefit Arrangement, and reports required by applicable accounting standards; (E) all reports relating to any such plan or arrangement submitted by any Seller or Company within the three (3) years preceding the date of this Agreement to any Governmental Authority; (F) all notices relating to any such plan or arrangement the IRS, Department of Labor, or any other domestic or foreign Governmental Authority issued to any Seller or any Company within the three (3) years preceding the date of this Agreement; and (G) the most recent employee manuals or handbooks containing personnel or employee relations policies.

4.17.2.2 The only Company Benefit Plan that is a Qualified Plan is the Travel Leaders Group, LLC 401(k) Plan (the “TLG 401(k) Plan”). No Seller nor any Company has maintained or contributed to, or has any Liability (contingent or direct) with respect to, any other Qualified Plan. The TLG 401(k) Plan is adopted in the form of a pre-approved prototype plan and relies, and is entitled to rely, on the favorable opinion letter from the IRS dated March 31, 2008 concluding that such prototype plan qualifies under Code Section 401(a), and nothing, to Sellers’ Knowledge, has occurred with respect to the operation of the TLG 401(k) Plan that could cause the loss of such qualification or exemption; each Company Benefit Plan and each Company Benefit Arrangement has been maintained in accordance with its constituent documents and in material compliance with all applicable provisions of applicable Laws; and no current or former asset of the TLG 401(k) Plan has been any security granted by the Sellers or the Companies.

4.17.2.3 None of the Sellers nor any Company has sponsored or maintained or had any Liability with respect to any Pension Plan or any Multiemployer Plan; and none of the Sellers nor any Company has any Liability (whether actual or contingent) with respect to any Benefit Plan or Benefit Arrangement other than (i) the TLG 401(k) Plan, or (ii) the Company Benefit Arrangements, or (iii) any Company Benefit Plan listed on Schedule 4.17.2.

4.17.2.4 There are no pending claims (other than routine benefit claims) or lawsuits that have been asserted or instituted by, against, or relating to, any Company Benefit Plan or Company Benefit Arrangement, nor, to Sellers’ Knowledge, is there any basis for any such claim or lawsuit. No Company Benefit Plan or Company Benefit Arrangement is or has been within the past three years under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Authority (including the IRS and Department of Labor); and no matters are pending under the IRS’s Employee Plans Compliance Resolutions System.

4.17.2.5 Except as provided in Section 9.5 of this Agreement, no Company Benefit Plan or Company Benefit Arrangement contains any provision or is subject to any Law that would accelerate or vest any benefit or require severance, termination or other payments or trigger any Liabilities as a result of the transactions contemplated by this Agreement; and no employee, officer, director or manager of any Seller or any Company has been promised or paid (or will be paid) any bonus or incentive compensation related to the transactions contemplated by this Agreement. Neither any Seller nor any Company has made, and each Seller and each Company will not make, as a result of the transactions contemplated by this Agreement, any “excess parachute payment” as defined in Section 280G of the Code.

4.17.2.6 Each Seller and each Company has paid all amounts it is required to pay as contributions to the TLG 401(k) Plan as of the date hereof; all benefits accrued under any unfunded Company Benefit Plan or Company Benefit Arrangement have been paid, accrued, or otherwise adequately reserved in accordance with GAAP on the books and records of the applicable Seller or the applicable Company; and all monies withheld from employee paychecks for the TLG 401(k) Plan have been transferred to the plan within the time applicable regulations specify.

4.17.2.7 No Seller nor any Company provides benefits for any Company Benefit Plan or Company Benefit Arrangement through a voluntary employee beneficiary association as defined in Code Section 501(c)(9).

4.17.2.8 No employee, manager, independent contractor or consultant or former employee, manager, independent contractor or consultant (or beneficiary of any of the foregoing) of any Company is entitled to receive any benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, except as required by applicable Law, and there have been no written or oral commitments inconsistent with the foregoing.

4.17.2.9 Schedule 4.17.2.9 contains the most recent quarterly listing of workers’ compensation claims and a schedule of workers’ compensation claims of each Seller (to the extent related to the Business) and each Company for the last three (3) fiscal years.

4.17.2.10 Except as set forth on Schedule 4.17.2.10, each Company Benefit Plan or Company Benefit Arrangement that is a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) has complied in all respects with Section 409A of the Code and all applicable IRS guidance issued with respect thereto.

4.17.2.11 All salary reduction amounts under any Company Benefit Plan or Company Benefit Arrangement have been timely remitted in accordance with applicable Department of Labor guidance.

4.18 Compliance with Law.

4.18.1 Since the date that is three years prior to the date of this Agreement, each Company has been in compliance, the Business has been conducted, and each Company has owned, used, operated and maintained its properties, rights and assets, and all property, rights and assets have been owned, used, operated and maintained, in compliance in all material respects with all applicable Laws, including, without limitation, applicable Federal Transportation Administration and Federal Aviation Administration rules and regulations and consumer disclosure regulations relating to the sale of travel, and has been in good standing with all Governmental Authorities applicable to and in connection with the conduct or operation of the Business. No Company, Seller nor any of their officers or employees has received, in the three years prior to the date of this Agreement, any written notice, order or complaint from any Governmental Authority or any other Person that such Company or the Business is not in compliance in any material respect with any Law. To Sellers’ Actual Knowledge, no claims have been alleged or threatened in writing asserting such Company’s or the Business’ violation of, Liability for, or potential responsibility under, any Law.

4.18.2 Each Company takes and, to Sellers’ Knowledge, since January 28, 2008, has taken reasonable steps consistent with its internal policies and procedures which, to the extent applicable, are consistent with those generally known to be adopted by other companies in the industries in which any Company operates, for the physical and electronic protection of personally identifiable information provided by such Company’s customers or their respective customers, members or subscribers from unauthorized use or disclosure. Each Company has previously disclosed to Buyer whether there have been any material breaches of such internal policies and procedures during the past two (2) years, and any known material consequences arising from such breaches.

4.18.3 Each Company is in material compliance with all data security and other requirements, rules and regulations of the various credit card associations applicable to the performance of its business, including, without limitation, the applicable provisions and applicable Tier of the Payment Card Industry Data Security Standard, as it may be amended from time to time.

4.18.4 No Company, nor any of its officers, managers, employees or members has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services in violation of any legal requirement, including the Foreign Corrupt Practices Act, or (ii) established or maintained any fund or asset that has not been recorded in the Books and Records of such Company.

4.19 Litigation. Except as set forth on Schedule 4.19, there are no claims, actions, suits, proceedings, arbitrations or governmental investigations pending or, to Sellers’ Knowledge, threatened in writing, against any Company, any Seller (solely with respect to any Company or the Business) or any of their respective assets, rights or properties, or any current or former officer, director, manager, member, employee, or agent of any Company or with respect to the Business or seeking to prevent or delay the transactions contemplated by this Agreement, and no notice of any claim, action, suit, proceeding or governmental investigation involving the Business, any Company or any of their assets, rights or properties, whether pending or threatened, has been received by any Company or any Seller. Except as set forth on Schedule 4.19, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Authority, by agreement, arbitration or otherwise) against the Business, any Company or any of their assets, rights or properties. Except as set forth on Schedule 4.19, there are no claims, actions, suits, proceedings or arbitrations pending initiated by, or involving, any Company, or which any Company has commenced preparations to initiate, against any other Person. Schedule 4.19 lists each claim, action, suit, proceeding, arbitration or governmental investigation that (i) resulted in any criminal sanctions or (ii) within the last three (3) years resulted in payments in excess of $50,000, in each case by or against any Company or any of their respective officers or directors (whether as a result of a judgment, civil fine, settlement or otherwise).

4.20 Intellectual Property.

4.20.1 “Intellectual Property” means all intellectual property rights of any nature, whether protected, created or arising under the Laws of the United States, any state within the United States, or any other jurisdiction anywhere in the world, including any and all rights in and to: (i) registered and unregistered trademarks, trade names, servicemarks, trade dress, and all other indicators of source and all applications to register and all registrations of the foregoing, together with all goodwill associated therewith and symbolized thereby (“Trademarks”); (ii) all registered and unregistered copyrights (whether published or unpublished), copyrightable works, and mask works and applications to register the same (“Copyrights”); (iii) all software and software implementations of algorithms, computer programs, computer systems, models, and modules, whether in source code or object code, related data and databases, collections or compilations of data (whether machine readable, human readable or otherwise), and all related materials owned and used relating to any of the foregoing (“Software”), provided, however, that Software excludes software applications licensed under non-exclusive software licenses granted to end-user customers by third parties pursuant to standard end user license agreements, such as “shrink wrap” or “click through” licenses (“Standard Software”); (iv) all Internet domain names (“Domain Names”), and Internet web-sites and the content thereof (“Internet Sites”); (v) all licenses, sublicenses and agreements pursuant to which any Company has acquired any rights in or to any Trademark, Patent, Copyright, Software, Domain Name or Proprietary Information and/or Materials owned by a third party (“Licenses-In”), provided, however that Licenses-In excludes licenses for Standard Software; (vi) all licenses, sublicenses and agreements pursuant to which any Company has licensed or transferred any rights in or to any Trademark, Patent, Copyright, Software, Domain Name or Proprietary Information and/or Material of any Company to a third party (“Licenses-Out”); (vii) all trade secrets, know-how, inventions (whether or not patentable and whether or not reduced to practice), inventor rights, discoveries, improvements, concepts, ideas, methods, formulae, product road maps, developments, research and test data, blueprints, technology, quality records, models, processes, procedures, prototypes, patent records, drawings, specifications, designs, plans, schematics, algorithms, proposals, technical data, financial, marketing, customer and business data, pricing and cost information, business and marketing plans, marketing information, customer and supplier lists and information, and all other confidential and proprietary information (including all copies and embodiments thereof, in electronic, written or other media) provided the foregoing items have value derived at least in part from the fact that they are not known and reasonable efforts have been used to maintain the confidentiality thereof (“Proprietary Information and/or Materials”); and (viii) publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not compromise or are not protected by Laws protecting Trademarks, Copyrights, Software, or Proprietary Information and/or Materials.

4.20.2 Schedule 4.20.2 sets forth a true, correct and complete list, together with a brief description of, each Company’s: (a) registered Trademarks and Trademark applications, registered Copyrights and Copyright applications, Software, Domain Names, and Internet Sites (including: (i) for each registered Trademark and pending application, the application serial number or registration number, the class of goods covered and, the expiration date for each country in which a Trademark has been registered or an application pending; and (ii) for each registered Copyright and pending Copyright application, the title, application number or registration number, date of filing, and the country where the copyright has been registered or for which a registration has been applied), (the Intellectual Property listed in this clause (a) (except Software) are, collectively, the “Registered Intellectual Property”); (b) Licenses-In; and (c) Licenses-Out (the Registered Intellectual Property, and the Intellectual Property listed pursuant to clauses (b) and (c) are, collectively, the “Listed Intellectual Property”). No Company owns or licenses any Patents. All registered Trademarks have been continuously used substantially in the form appearing in, and in connection with, the goods and services listed in their respective registration certificates and applications (except for intent-to-use applications).

4.20.3 Each item of Registered Intellectual Property is valid and subsisting; except as set forth on Schedule 4.20.3, all necessary registration, maintenance and renewal fees, if any, currently due in connection with the Registered Intellectual Property have been paid and all necessary recordations and certificates in connection with each Company’s Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining or prosecuting such Registered Intellectual Property. Each Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like with respect to the Registered Intellectual Property. None of the Registered Intellectual Property has been cancelled, adjudicated invalid, lapsed, and none of the Intellectual Property of any Company is subject to any outstanding judgment, order, decree, ruling, injunction, writ, or consent restricting its use or adversely affecting the rights of any Company thereto. There are no pending or to Sellers’ Knowledge, threatened in writing, interferences, re-examinations, oppositions, cancellation proceedings, or the foreign equivalent thereof involving any of such Registered Intellectual Property and no such actions have been threatened.

4.20.4 Except as set forth on Schedule 4.20.4, each Company owns and has good, marketable and valid title to, free and clear of all Liens, or possesses legally enforceable and transferable rights to use under valid and subsisting written license agreements, free and clear of all Liens, all of its Intellectual Property and all its Intellectual Property used to conduct the Business or its Intellectual Property used to perform under any Contract, as currently being conducted by such Company. Except as set forth on Schedule 4.20.4, with respect to each Company’s Licenses-Ins and Licenses-Out: (i) the license, sublicense or other agreement covering such Licenses-In or Licenses-Out is legal, valid, binding, enforceable, and in full force and effect with respect to such Company and each other party thereto; (ii) no Company nor, to Sellers’ Knowledge, any other party thereto is in material breach or default of any Licenses-In or Licenses-Out, and no condition exists and no event has occurred that, with notice or lapse of time or both, reasonably would be expected to constitute a breach or default thereunder; (iii) such Licenses-In and Licenses-Out are not subject to any Lien against any Company that materially interferes with or may reasonably be expected to materially interfere with the rights granted to such Company with respect to such Licenses-In or Licenses-Out; and (iv) there are no royalty, commission or other executory payment agreements, arrangements or understanding relating to such Licenses-In or Licenses-Out other than as set forth on Schedule 4.20.2.

4.20.5 No Intellectual Property that is owned or, to Sellers’ Knowledge, used, by any Company is, or has been, the subject of any litigation, proceeding, order, or is the subject of any agreement (excluding agreements for Licenses-In, Licenses-Out, or Standard Software) restricting in any manner the use, transfer, sale, assignment or licensing thereof by any Company.

4.20.6 Except as set forth on Schedule 4.20.6 and those Licenses-Out listed in Schedule 4.20.2, no Company has transferred ownership of, or granted any license, option, or other rights with respect to, any of such Company’s Intellectual Property that is used in the operation of the Business.

4.20.7 To Sellers’ Knowledge, the operation of the Business (including the performance of any Contract) as conducted in the past and as now conducted has not and does not (i) infringe, and will not infringe, on any Intellectual Property of any third party, (ii) constitute a misuse or misappropriation of any Intellectual Property of any third party, or (iii) entitle any third party to any interest therein, or right to compensation from any Company or any of their successors or assigns, by reason of a third party claim as set forth in subsections (i) or (ii) immediately above. No third party has alleged that any Company has infringed, misappropriated, misused, diluted or violated any Intellectual Property of any third party, and neither Seller nor any Company has received an unsolicited invitation to license any Intellectual Property of any third party. No claim is pending or, to Sellers’ Knowledge, threatened, and no unsolicited notice or unsolicited invitation to license has been received, that questions any Company’s title to, right to use, or any ownership interest in, any Intellectual Property used by any Company in connection with the operation of its Business, nor, to Sellers’ Knowledge, is there a reasonable basis for any such claim.

4.20.8 To Sellers’ Knowledge, no third party has, or is suspected to have, infringed or, misappropriated, misused, diluted or violated or is infringing or, misappropriating, misusing, diluting or violating any Intellectual Property of any Company. Each Company has

taken and continues to take all reasonable steps to maintain the confidentiality of its Proprietary Information and/or Materials, other than those Proprietary Information and/or Materials identified on Schedule 4.20.8. No Company has disclosed, nor is such Company under any contractual obligation to disclose, to another Person any of its Proprietary Information and/or Materials except pursuant to an enforceable confidentiality agreement or undertaking, and no Person, to Sellers’ Knowledge, has materially breached any such agreement or undertaking. No claim, litigation or proceeding brought by any Company with respect to any of the Intellectual Property is pending against any third party.

4.20.9 Except as set forth on Schedule 4.20.9, Software owned by any Company (“Company Software”) was either (i) developed by employees of such Company within the scope of their employment, (ii) developed by independent contractors (x) who have expressly assigned all of their rights to such Company pursuant to written agreements or (y) working pursuant to agreements that include work-for-hire provisions, or (iii) otherwise acquired by such Company pursuant to a written agreement expressly assigning the ownership rights to such Company. To Sellers’ Knowledge, Software used in the Business is free of any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any third party, except for licensed third party materials generally available on standard commercial terms. No source code of any Company Software has been licensed or otherwise provided to another Person and all such source code has been safeguarded and protected as Proprietary Information. Except for Software under development, Company Software used in the Business performs the functions described in any specifications or end use documentation, free of bugs, disabling codes or instructions, viruses, contaminants or programming errors, except to the extent that any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company Software includes any Software of the type commonly referred to as “open source software,” or that is subject to any form of “GNU” (General Public License), “Mozilla Public License” or other public license or open source license.

4.20.10 Except as set forth on Schedule 4.20.10, neither this Agreement nor the transactions contemplated by this Agreement will result, in any material manner, in (i) the loss or impairment of any Intellectual Property owned by any Company or used by any Company in connection with the operation of the Business, (ii) the grant to any third party of any rights in or with respect to any Intellectual Property, (iii) the prevention or impediment of the use by Buyer of any Company’s entire right, title, and interest in and to any Intellectual Property, (iv) Buyer being bound by, or subject to, any non-compete, or (v) Buyer being obligated to pay any royalties or other material amounts to compensate any third party for any Intellectual Property, other than for Licenses-In as set forth on Schedule 4.20.2.

4.21 Books and Records. Each Company has made and kept (and given Buyer access to) business records and financial books and records (“Books and Records”) that, in reasonable detail, accurately and fairly reflect the activities of the Business. The Books and Records contain true and correct and, to the extent required by Law, complete, records, since January 1, 2009, of all actions taken at any meetings of such Company’s members, persons serving on the board of managers of such Company, or any committee thereof and all written consents executed in lieu of the holding of any such meetings. A complete copy of such minute books and other similar records has been provided to Buyer. Each Company’s membership interest register and transfer records are true, correct and complete in all material respects, and complete and accurate copies thereof have been made available by Sellers to Buyer. No Company has engaged in any material transaction or maintained any bank account or used any material corporate funds except as reflected in its Books and Records; provided that in the case of minute books, such minute books have been kept in accordance with applicable law.

4.22 Taxes.

4.22.1 Definitions.

4.22.1.1 “Tax” means (i) any and all Federal, state, local, foreign and other net income, gross income, gross receipts, transaction, hotel occupancy, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, unclaimed property remittance/escheat, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

4.22.1.2 “Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

4.22.2 Except as set forth on Schedule 4.22.2, all income Tax Returns and all other material Tax Returns required to be filed by or with respect to the Companies, TLG and TAG CTH have been prepared in accordance with all applicable Laws in all material respects, and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects. All Taxes owed by or with respect to the Companies, TLG and TAG CTH (whether or not shown on any Tax Return) have been fully and timely paid and discharged. All Taxes required to be withheld by each Company, TLG and TAG CTH (including, but not limited to, with respect to (i) amounts paid or owing to employees, independent contractors, creditors, members and other third parties and (ii) sales, use, value added and hotel occupancy taxes) have been timely withheld and remitted in all respects to the applicable Governmental Authority. Except as set forth in Schedule 4.22.2, none of the Companies, TLG or TAG CTH is the beneficiary of any extension of time within which to file any Tax Return.

4.22.3 There are no Tax Liens upon any property or assets of any Company or TLG, except Permitted Liens.

4.22.4 Prior to the Restructuring Events, each Operating Company was, at all times since formation, classified as an entity disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b)(ii). After the Restructuring Events, (i)

each of CLTS and LTA will be treated as a partnership pursuant to Treasury Regulation Section 301.7701-3(b)(i), and no election will be made to treat CLTS or LTA as corporations for U.S. federal income tax purposes and (ii) ITF LLC will be classified as a disregarded entity, and no election will be made to treat ITF LLC as a corporation for U.S. federal income tax purposes.

4.22.5 OEP TAG Holdings has, at all times, been classified as a corporation for U.S. tax purposes pursuant to an election made by OEP TAG Holdings on Form 8832, Entity Classification Election, effective as of April 10, 2008.

4.22.6 There are no outstanding Contracts extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Companies, TLG or TAG CTH for any taxable period and no request for any such waiver or extension is currently pending.

4.22.7 No audit or other proceeding by any Governmental Authority is pending, no Governmental Authority has given notice of any intention to commence an audit or other proceeding, or assert any deficiency or claim for additional Taxes from the Companies, TLG or TAG CTH, and all previously asserted deficiencies for Taxes with respect to the business and assets of the Companies, TLG or TAG CTH have been fully and timely paid, settled or, in the case of the Operating Companies, properly reflected in the Interim Financial Statements. To Seller’s Actual Knowledge, there is no reason to expect any Governmental Authority to assess any additional Taxes with respect to the Companies, TLG or TAG CTH for any period for which Tax Returns have been filed.

4.22.8 None of the Companies, TLG or TAG CTH (i) has ever been a party to any Tax sharing or indemnification agreement, nor has any liability for Taxes of any Person as a transferee or successor, by Contract or otherwise, (ii) has ever been a member of an affiliated group filing a consolidated Federal income Tax Return or (iii) has ever had any liability for the Taxes of any Person (other than itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. None of the Companies, TLG or TAG CTH is the successor by merger or liquidation to any Person described in the preceding clauses (i) through (iii).

4.22.9 None of the Companies, TLG or TAG CTH has engaged in any “listed transactions” as defined in Treasury Regulations Section 1.6011-4(b)(2). To Sellers’ Knowledge, none of the Companies, TLG or TAG CTH has engaged in any other “reportable transactions” as defined in Treasury Regulations Section 1.6011-4(b)(3) through (7).

4.22.10 There is no Contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Buyer or any of the Companies by reason of Section 280G of the Internal Revenue Code of 1986, as amended.

4.22.11 None of the Companies, TLG nor TAG CTH has agreed, or is required, to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Companies, TLG or TAG CTH, and no Governmental Authority has initiated or proposed any such adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by the Companies, TLG or TAG CTH). None of the Companies, TLG nor TAG CTH will be required to include in post-Closing income any amount resulting from a closing agreement pursuant to Section 7121 of the Code, installment sale or open transaction disposition made on or prior to the Closing Date, prepaid income received or accrued on or prior to the Closing Date (or method of accounting that defers the recognition of income to any period ending after the Closing Date), inter-company transaction or excess loss account or similar type of adjustment.

4.22.12 None of the Restructuring Events (other than the CTH Distribution) nor the cancellation or transfer of any inter-company debt will result in any material income, gain, loss or deduction to OEP TAG Holdings.

4.22.13 OEP TAG Holdings is not and has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

4.22.14 Sellers have made available to Buyer true, correct and complete copies of (i) all Tax Returns for income taxes filed by or on behalf of the Companies for all completed Tax periods and (ii) all ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, and any similar documents or communications sent or received by the Companies relating to Taxes.

4.22.15 None of the assets of the Operating Companies were acquired, used or held by the Operating Companies or TLG or related persons between July 25, 1991 and August 10, 1993.

4.23 Absence of Changes. Since the date of the Base Balance Sheet, each Company has conducted the Business in the ordinary course, consistent with past practice and except as expressly contemplated herein or as set forth on Schedule 4.23, there has not been (a) any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or is likely to have a Material Adverse Effect or (b) any violation of Section 6.4 assuming that this Agreement was signed on the date of the Base Balance Sheet.

4.24 No Other Business. The Business constitutes and has at all times constituted all of the business activities of the Companies. No Company has ever owned, operated or otherwise engaged or participated in any business activities other than the Business. The Companies have conducted and operated the Business only through the Companies and not through any other divisions or any direct or indirect subsidiary or affiliate of the Companies except with respect to the Contracts identified in Schedules 6.11.1 and 6.11.2.

4.25 Affiliate Interests. Except as set forth in Schedule 4.25:

4.25.1 No Related Party of any Company: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of such Company or the Business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that such Company uses or has used; or (iii) has or has had any business dealings or a financial interest in any transaction with such Company or involving any assets or property of such Company.

4.25.2 Except for this Agreement, there are no (i) Contracts by and between any Company, on the one hand, and any Related Party of such Company, on the other hand, pursuant to which such Related Party of such Company provides or receives any information, assets, properties, support or other services to or from such Company (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters), (ii) categories of material goods and services that have been historically provided by any Seller or any of its Affiliates to any Company, or (iii) other transactions occurring in the twelve (12) months preceding the date of this Agreement not described in the foregoing clauses (i) and (ii) between any Company, on the one hand, and any Related Party of such Company, on the other hand, involving goods and services with a value exceeding, individually or in the aggregate, $50,000.

4.25.3 There are no outstanding notes payable to, accounts receivable from or advances by any Company in connection with the Business or involving any assets thereof, and no Company is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of any Company. Since the date of the Base Balance Sheet, no Company has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with, or for the benefit of, any Related Party of any Company, other than the transactions contemplated by this Agreement.

4.25.4 “Related Party” means (i) any Affiliate of any Company; and (ii) any spouse, parents, children and siblings of a Person described in clause (i); or (iii) any other Person who holds, individually or together with any Affiliate of such other Person and any spouse, parents, children and siblings of such Person, more than five (5)% of the outstanding equity or ownership interests of such specified Person.

4.26 Disclosure.

4.26.1 None of the representations and warranties of any Company contained in this Agreement and none of the information contained in any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Sellers as of the date of this Agreement and the Closing Date:

5.1 Due Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer is duly authorized and qualified to do business under all applicable Laws, to own, lease and operate its properties, and to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized or qualified does not and could not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or to perform its obligations hereunder (a “Buyer Material Adverse Effect”).

5.2 Authorization; Validity. Buyer has full legal right and all requisite power and authority to operate its business as presently conducted, and to execute, deliver and perform its obligations under this Agreement and other agreements and instruments contemplated hereby. This Agreement has been, and all other agreements and instruments to be executed and delivered by Buyer in connection herewith when executed and delivered by Buyer will have been duly and validly authorized, executed and delivered by Buyer. This Agreement and the transactions and other agreements and instruments contemplated hereby have been duly approved by Buyer’s sole member, and constitute or will, when executed, constitute the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as may be limited by the Enforceability Exceptions.

5.3 No Conflicts. The execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not:

5.3.1 conflict with or result in a breach or violation of the certificate of formation or operating agreement or any resolution adopted by the board of managers of Buyer;

5.3.2 other than such as would not, individually or in the aggregate, have a Buyer Material Adverse Effect, conflict with, result in a default or termination under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a material benefit to Buyer under, or require any consent, approval or authorization under, any Contract to which Buyer is a party or by which it or any of its properties, rights or assets are bound;

5.3.3 violate any Law to which Buyer or any of its properties, rights or assets are subject or bound; or

5.3.4 constitute an event that, after notice or lapse of time or both, would result in any conflict, breach, violation, default, termination or impairment or similar event described in this Section 5.3.

5.4 Securities Law Matters.

5.4.1 Buyer is acquiring the Membership Interests for its own account for investment, and not with a view to distribution or resale, and understands that the sale of the Membership Interests has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities Laws of Delaware or any other jurisdiction, in reliance upon certain exemptions therefrom.

5.4.2 Buyer understands that the Membership Interests may not be sold without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws.

5.5 No Litigation Impairing Agreement. Buyer is not a party to, nor is Buyer threatened with any suit, action, litigation, administrative or arbitration proceeding, nor is there any outstanding order, writ, unsatisfied judgment, fine, injunction, citation, penalty or decree of any court, governmental agency or arbitration tribunal against Buyer which will materially impede or impair the ability of Buyer to execute and deliver this Agreement and consummate the transactions contemplated hereby.

5.6 Governmental Consents. Except for any required filings under the HSR Act (as provided in Section 6.1.2), no consent, waiver, approval, order or authorization of or from, or registration, notification, declaration or filing with any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated herein.

5.7 Financial Resources. Buyer has access to sufficient cash, available lines of credit or other non-contingent sources of funds to enable it to make payment of the Purchase Price and all other amounts payable pursuant to this Agreement and to perform all of its other obligations under this Agreement within the time contemplated by this Agreement.

ARTICLE VI

PRE-CLOSING COVENANTS

From the date hereof through the Closing Date, the parties covenant and agree as follows:

6.1 Cooperation and Consents; HSR Filing.

6.1.1 Each party will consult and cooperate with the other and use its commercially reasonable efforts to (i) procure all necessary and appropriate consents and approvals, (ii) complete and file all necessary and appropriate applications, notifications, filings and certifications, (iii) satisfy all requirements prescribed by Law for, and all conditions set forth in this Agreement to, the consummation of the Acquisition, and (iv) effect the Acquisition at the earliest practicable date. Sellers shall, or shall cause each Company to, give promptly such notice to third parties in order to pursue obtaining all Required Consents and such other third party consents and estoppel certificates as Buyer may reasonably deem necessary or desirable in connection with the transactions contemplated by this Agreement.

6.1.2 Without limiting the generality of the foregoing: within ten (10) Business Days after the execution of this Agreement, Buyer and Sellers shall each file or cause to be filed any notification and report forms and related materials that it or its Affiliates may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”); and the parties will use commercially reasonable efforts to secure the early termination of any waiting periods under the HSR Act. Filing fees required under the HSR Act will be shared equally by Buyer, on the one hand, and Sellers, on the other hand.

6.2 Press Releases. Buyer will cooperate with Sellers in the preparation of any press releases announcing the execution of this Agreement or the consummation of the Acquisition. Without the prior consent of the other party, no party shall issue any press release or other written or oral statement for general circulation relating to the transactions contemplated hereby, except as may be required by applicable Law.

6.3 Due Diligence Review. Prior to the Closing Date and subject to applicable Law, the Sellers will continue to afford Buyer and its representatives (including its accountants, financing sources (if any) and legal counsel), during regular business hours and upon reasonable notice, such access to the properties, personnel, accountants, and Books and Records of each Company and the Business as Buyer may reasonably request, and shall furnish Buyer such other information concerning the business, properties, assets and personnel of each Company as Buyer may from time to time reasonably request; provided, that, such access and assistance shall not unreasonably disrupt the normal operations of each Company. Without limiting the foregoing, Sellers shall provide Buyer true, correct and complete copies of the consolidated and combined balance sheets and statements of income of the Operating Companies as of, and for the months ended, each month ended between the date of this Agreement and the Closing Date for which such financial statements become available to the management of the Operating Companies (the “Monthly Financial Statements”). The Monthly Financial Statements shall fairly present, in all material respects, the consolidated and combined financial position of the Operating Companies as of the dates and for the periods indicated. Buyer agrees that any information furnished pursuant to this Section 6.3 shall be subject to the provisions of that certain Confidentiality Agreement dated as of November 1, 2009, between Affinion Loyalty Group, Inc., a Delaware corporation, and CLTS (the “Confidentiality Agreement”). An employee or representative of the Company shall be entitled to be present at any or all inspections of each Company’s properties, assets and records by Buyer or Buyer’s representatives.

6.4 Conduct of Business Prior to the Closing Date. Each Company shall, and the Sellers shall cause each Company to, conduct its operations in the ordinary course of business, consistent with past practice and continue to make capital expenditures consistent with such Company’s budget. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Restructuring Events or as set forth in Schedule 6.4, prior to the Closing Date, each Company and the Sellers (in the case of Sections 6.4.1 through 6.4.4 and 6.4.19 only) shall not, and the Sellers shall not permit any Company to, without the prior written consent of Buyer:

6.4.1 (i) take any action or omit to take any action that could reasonably be expected to result in a breach of any agreement, commitment or covenant of any Seller contained in this Agreement, or (ii) cause the representations and warranties in Article III Representations and Warranties of Sellers or Article IV Representations and Warranties of Sellers as to the Companies to become untrue;

6.4.2 (i) declare, set aside, or pay any dividend or distribution in respect of an equity interest in any Company, or any other payment to any Company’s member in its capacity as such, or any direct or indirect redemption, purchase or other acquisition of any equity interest in any Company unless paid at least five days prior to the Closing Date, (ii) split, combine or reclassify any equity interest in any Company or issue or authorize any issuance of any other securities in respect of, in lieu of or in substitution for any equity interest in any Company, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of any Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

6.4.3 issue, deliver, sell, pledge, dispose of or otherwise incur any Lien on any Membership Interests or other equity interests or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such equity interests, equity equivalent or convertible securities;

6.4.4 amend any Company’s Charter Documents;

6.4.5 acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of business and consistent with past practice;

6.4.6 sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, or incur any Lien (other than a Permitted Lien) on, any of its material assets, other than in the ordinary course of business consistent with past practice;

6.4.7 incur any new indebtedness of any Company for borrowed money (including capital leases), guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person;

6.4.8 adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company, or otherwise alter any Company’s corporate structure;

6.4.9 amend, waive, modify or consent to the termination of any Material Contract;

6.4.10 make any material change in the time or manner in which any Company extends discounts or credit to Significant Customers, collects receivables from Significant Customers or otherwise deals with Significant Customers, in each case other than in the ordinary course of business and consistent with past practice;

6.4.11 make or authorize any new capital expenditure or expenditures;

6.4.12 hire additional employees, officers, consultants or other independent contractors receiving salary or guaranteed compensation in excess of $100,000 per year, or increase the compensation payable or to become payable or the benefits provided to its directors, managers, officers or employees, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of any Company who are not directors or officers of any Company and who receive less than $100,000 in total annual cash compensation from any Company not to exceed $250,000 in the aggregate, or grant any severance or termination payment to, or pay, loan or advance any amount to, any director, officer or employee of any Company, or establish, adopt, enter into or amend any Plan;

6.4.13 permit the lapse of any existing policy of insurance relating to the business or assets of any Company;

6.4.14 permit the lapse of any right relating to Listed Intellectual Property or any other intangible asset used in the business of any Company;

6.4.15 make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

6.4.16 sell or license to any third party any of its Intellectual Property other than non-exclusive licenses in the ordinary course of business;

6.4.17 except as permitted pursuant to Section 6.4.12, enter into any Contract, agreement, commitment or arrangement with any Related Party;

6.4.18 make any Tax election, settle or compromise any United States federal, state, local or non-United States income tax liability or file any return other than on a basis consistent with past practice; and

6.4.19 authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing.

6.5 Notification of Changes.

6.5.1 The Sellers and Buyer shall promptly notify the other of any event that causes any representation or warranty given by either of them in Article III and Article IV on the one hand and Article V on the other hand, to become untrue.

6.5.2 The Sellers shall have the right until the Closing to supplement or amend any of the Schedules described in Article III and Article IV and the effect of such supplement or amendment shall be as follows:

6.5.2.1 with respect to any matter arising after the date of this Agreement that, if existing on the date of this Agreement, would have been set forth or described in such Schedules in order to make any representation or warranty set forth in this Agreement true and correct as of such date, the matters disclosed on such supplement or amendment shall be binding on Buyer if such matters (i) do not have or could not reasonably be expected to have a Material Adverse Effect on the Companies taken as a whole, or (ii) have or could reasonably be expected to have a Material Adverse Effect on the Companies taken as a whole and Buyer does not terminate this Agreement pursuant to Section 11.1.2 or 11.1.3 of this Agreement within ten (10) days’ after receipt of the supplemented or amended Schedules; provided that, if Buyer does not exercise such right to terminate this Agreement within such ten (10) day period, then (x) Buyer will be deemed to have forever waived any right to terminate this Agreement based upon such supplement or amendment, (y) Buyer will be deemed to have accepted such supplement or amendment, and (iii) such supplement or amendment will be deemed to supplement or amend the Disclosure Schedule and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the matter necessitating the Sellers desire to supplement or amend the Schedules described in Article III and Article IV; and

6.5.2.2 with respect to any matter that existed as of the date of this Agreement and should have been set forth or described in the Schedules as of such date, the matters disclosed on such supplement or amendment will not be deemed to have amended or supplemented the Schedules or to have qualified the representations and warranties contained in this Agreement, unless Buyer expressly consents to such supplement or amendment in writing.

6.6 Termination of Certain Agreements. Prior to the Closing, Sellers’ Representative shall deliver written confirmation in form reasonably satisfactory to Buyer that the agreements set forth in Schedule 6.6 shall be terminated as of the Closing without any further liability or obligation of any Company.

6.7 Intercompany Receivables and Payables. Except as expressly provided in this Agreement or the other agreements to be executed in connection with this Agreement, all receivables or payables, and any other obligation or agreement of any nature of any Company from or to, as applicable, any Seller or its Affiliates shall be terminated prior to the consummation of the Restructuring Events.

6.8 Release.

Each Seller, on or prior to the Closing, shall execute and deliver to each Company, for the benefit of each Company, a release agreement, substantially in the form set forth in Exhibit “C” attached hereto and made a part hereof (the “Release Agreement”).

6.9 Resignations. Sellers will deliver at the Closing the resignation of any Person serving as a manager of the board of managers of any Company, effective as of the Closing.

6.10 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect until and shall be terminated automatically without any further liabilities or obligations on the earlier of (i) the Closing Date, or (ii) the expiration date provided in the Confidentiality Agreement.

6.11 Assignment or Amendment of Certain Contracts.

6.11.1 In the case of any Contracts that are used by any Company, but to which such Company is not a party or ceases to be a party as a result of the consummation of the transactions contemplated by the Restructuring Events or this Agreement, including, without limitation, those contracts set forth on Schedule 6.11.1 (an “Affiliate Contract”), Sellers’ Representative shall use its reasonable best efforts to obtain, or cause to be obtained, on or prior to the Closing Date, at no material cost to Buyer, any approvals, consents or amendments necessary to convey to such Company the benefit thereof. Buyer shall cooperate with Sellers’ Representative in such manner as may be reasonably requested in connection therewith. In the event any consent, approval or amendment to an assignment contemplated hereby is not obtained on or prior to the Closing Date, Sellers’ Representative shall continue to use its reasonable best efforts to obtain any such approval, consent or amendment after the Closing Date and each Seller agrees to enter into any appropriate and economically feasible arrangement (a “Work-around”) to provide that such Company shall receive such Seller’s or such Seller’s Affiliates’ interest in the benefits under any such Contract, under the same terms and for the same duration of such Affiliate Contract.

6.11.2 The parties also recognize and acknowledge that certain Contracts relate to both the Business and the businesses of the Sellers and their respective Affiliates (other than the Companies), including, without limitation, those contracts set forth on Schedule 6.11.2 (a “Shared Contract”). Each Seller will use its reasonable best efforts, at no material cost to Buyer, to amend any such Shared Contract to delineate the rights and obligations related to the Business and to provide for assignment of those rights, under the same terms and for the same duration of such Shared Contract to the applicable Company or, in the event such Seller is unable to amend any such Shared Contract prior to the Closing Date, such Seller shall use its reasonable best efforts to make the components of such Shared Contract related to the Business available to the Business under the same terms and for the same duration of such Shared Contract, pursuant to the Transition Services Agreement.

6.12 Restructuring Events.

Immediately prior to the Closing, Sellers shall cause each of the following to occur (collectively, the “Restructuring Events”):

6.12.1 Travel Acquisitions shall distribute 100% of the LTA Membership Interests and 100% of the CLTS Membership Interests (including CLTS’ wholly-owned subsidiary ITF LLC) to TAG Holdco.

6.12.2 TAG Holdco shall distribute 100% of the LTA Membership Interests and 100% of the CLTS Membership Interests to TLG.

6.12.3 TLG shall distribute the CLTS Membership Interests and LTA Membership Interests to its members in the following percentages: 38% to TAG LLC and 62% to TAG CTH.

6.12.4 TAG CTH shall distribute 62% of the CLTS Membership Interests and LTA Membership Interests to OEP TAG Holdings (together, the transactions described in Sections 6.12.1 through 6.12.4, the “Connexions Distribution”).

6.12.5 OEP TAG Holdings shall transfer its ownership in TAG CTH to the members of the OEP Group (the “CTH Distribution”).

6.12.6 Members of the OEP Group shall transfer such ownership in TAG CTH to a duly organized, validly existing, newly-formed entity in good standing owned by the OEP Group.

Prior to the consummation of the Restructuring Events, Sellers shall provide Buyer with forms of the documents that effect the Restructuring Events, which shall, to the extent they relate to the ownership and Liabilities of the Companies, be in form and substance reasonably satisfactory to Buyer. After the Restructuring Events OEP TAG Holdings will not be entitled to any distributions from TAG CTH.

6.13 Interim Financial Statements. At Buyer’s request, Sellers shall use commercially reasonable efforts to cause the Operating Companies’ independent auditors to begin a review of the Interim Financial Statements in accordance with AICPA Statement of Auditing Standard No. 100,

Interim Financial Statements. Sellers’ reasonable out-of-pocket expenses (including auditors’ fees that are pre-approved by Buyer) in complying with this Section 6.13 shall be reimbursed by Buyer within fifteen (15) days after receipt of an invoice therefor. The results of the review will not be disclosed to Buyer or Sellers prior to the Closing.

6.14 Valuation. Buyer will use commercially reasonable efforts to have an independent third party establish a Closing Date value within ninety (90) days after the Closing Date for the TAG CTH membership interests held by OEP TAG Holdings that will be distributed by OEP TAG Holdings to the OEP Group in the CTH Distribution. Sellers shall cooperate with Buyer, at Buyer’s reasonable out-of-pocket expense, in such efforts, including providing such documentation and information as may be reasonably requested by such independent third party for purposes of conducting the valuation.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions Applicable to All Parties. The obligations of each of the parties hereto to consummate the Acquisition are subject to the satisfaction (or the waiver in writing by Buyer and Sellers) of each of the following conditions at or prior to the Closing:

7.1.1 No judgment, order or decree shall have been issued or rendered by any court or other Governmental Authority to restrain or prohibit the Acquisition.

7.1.2 All statutory requirements for the valid consummation of the Acquisition shall have been fulfilled and all appropriate orders, consents and approvals from all regulatory agencies and other Governmental Authorities whose order, consent or approval is required by Law for the consummation of the Acquisition shall have been received.

7.1.3 Any applicable waiting period under the HSR Act shall have expired or been earlier terminated.

7.2 Additional Conditions Applicable to Buyer’s Obligations. The obligations of Buyer to consummate the Acquisition are also subject to the satisfaction (or waiver in writing by Buyer) of the following conditions at or prior to the Closing:

7.2.1 The representations and warranties of Sellers contained in Article III and Article IV that are qualified as to materiality or “Material Adverse Effect” (excluding Section 4.23) shall be true, correct and complete in all respects, and such representations and warranties that are not so qualified shall be true, correct and complete in all material respects, in each case both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true, correct and complete as of such specified date, and each of the Sellers shall have performed in all material respects all covenants and obligations required by this Agreement to be performed by it at or prior to the Closing. The Sellers shall have delivered to Buyer on the Closing Date a certificate, dated the Closing Date and duly executed by such Seller, certifying to the fulfillment of the conditions set forth in this section.

7.2.2 Sellers shall have obtained the consents or waivers specifically identified on Schedule 2.2.1.2 required with respect to any (i) Leases, (ii) Material Contracts (other than customer Contracts), and (iii) Material Permits (collectively, the “Required Consents”).

7.2.3 No action, suit or proceeding shall have been commenced or threatened by or before any Governmental Authority that is reasonably likely to (i) prohibit or impose limitations on Buyer’s ownership or operation of all or a material portion of the Business, its or each Company’s business or assets, or (ii) impose limitations on the ability of Buyer or its Affiliates, or render Buyer or its Affiliates unable, to acquire or hold or exercise effectively all rights of ownership of the Membership Interests, or effectively to control the Business, assets or operations of each Company in any material respect.

7.2.4 Buyer shall have obtained duly executed and delivered employment agreements (the “Employment Agreements”, substantially in the form set forth in Exhibit “J” attached hereto and made a part hereof, from those Persons set forth on Schedule 7.2.4.

7.2.5 Buyer shall have received the agreements, instruments, certificates and other documents set forth in Section 2.2.1.

7.2.6 The Restructuring Events have been consummated in a manner reasonably satisfactory to Buyer.

7.2.7 Buyer shall have completed the following agreed-upon due diligence, to its reasonable satisfaction, of those customers and suppliers specifically set forth on Schedule 7.2.7 (the “Due Diligence Customers/Suppliers”). The due diligence referred to in this Section 7.2.7 shall consist of only the following: Sellers will arrange conference calls between Buyer and the Due Diligence Customers/Suppliers, which the parties shall use good faith efforts to cause to occur within three (3) Business Days of the date of execution of this Agreement. Sellers will be entitled to have a representative attend all of such conference calls. At such conference calls, Buyer will be entitled only to ask questions of the Due Diligence Customers/Suppliers that are substantially similar to those questions set forth on Schedule 7.2.7 (the “Agreed Upon Questions”). In the event Buyer does not notify Sellers within five (5) Business Days of the completion of the final conference call with the Due Diligence Customers/Suppliers of Buyer’s intention not to consummate the transactions contemplated by this Agreement as a result of the Due Diligence Customers/Suppliers’ responses to the Agreed Upon Questions pursuant to this Section 7.2.7, then Buyer will be deemed to have waived this closing condition without further action required on the part of any party and Buyer shall not be entitled to terminate this Agreement as contemplated pursuant to Section 11.1.3 by reason of this Section 7.2.7.

7.3 Additional Conditions Applicable to Sellers’ Obligations. The obligations of Sellers to consummate the Acquisition are also subject to the satisfaction (or the waiver in writing by Sellers) of the following conditions at or prior to the Closing:

7.3.1 The representations and warranties of Buyer contained in Article V that are qualified as to materiality shall be true, correct and complete, and such representations and warranties that are not so qualified shall be true, correct and complete in all material respects, in each case when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true, correct and complete as of such specified date, and Buyer shall have performed in all material respects all covenants and obligations required by this Agreement to be performed by it at or prior to the Closing. Buyer shall have delivered to Sellers on the Closing Date a certificate, dated the Closing Date and duly executed by an authorized officer, certifying to the fulfillment of the conditions set forth in this Section.

7.3.2 Sellers shall have received the payment, agreements, instruments, certificates and other documents set forth in Section 2.2.2.

ARTICLE VIII

INDEMNIFICATION

8.1 General Indemnification by Sellers. Subject to Sections 8.3 (Limitation and Survival of Indemnification Obligations), 8.4 (Survival and Expiration of Representations, Warranties and Covenants), and 8.5 (Indemnification Procedures), the Sellers covenant and agree, jointly and severally, to indemnify, defend, protect and hold harmless Buyer and its Affiliates (including each Company) and each of their respective successors and assigns, and their respective Affiliates, officers, directors, stockholders, representatives and agents (individually, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from, against and in respect of all Liabilities, losses, Claims, damages (but excluding punitive unless such damages are awarded to a third party as against an Indemnified Party), causes of action, lawsuits, administrative proceedings, investigations, judgments, settlement payments, deficiencies, Taxes, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Damages”) suffered, sustained, incurred or paid by any Buyer Indemnified Party in connection with, resulting from or arising out of, directly or indirectly:

8.1.1 any breach of any representation or warranty of any Seller (as of the date hereof or as of the Closing Date) set forth in this Agreement or any schedule (including any Disclosure Schedule), agreement, certificate or other document required to be delivered by or on behalf of any Seller in connection herewith;

8.1.2 any breach of any covenant or agreement on the part of any Seller set forth in this Agreement or any schedule (including any Disclosure Schedule), agreement, certificate or other document (unless such agreement, certificate or other document specifically sets forth remedies for such breach) required to be delivered by or on behalf of such Seller in connection herewith;

8.1.3 any Liability of any Seller or OEP TAG Holdings or any Liability relating to or resulting from the Restructuring Events; provided, however, that notwithstanding anything in this Agreement to the contrary, Damages shall not include any Taxes resulting from the sale, exchange or other disposition by Buyer or its Affiliates of the Membership Interests or the assets of the Operating Companies following the transfer of ownership of OEP TAG Holdings to Buyer; or

8.1.4 any Liability resulting from any matter set forth on Schedule 8.1.4.

8.2 General Indemnification by Buyer. Subject to Sections 8.3 (Limitation and Survival of Indemnification Obligations), 8.4 (Survival and Expiration of Representations, Warranties and Covenants), and 8.5 (Indemnification Procedures), Buyer covenants and agrees to indemnify, defend, protect and hold harmless Sellers, and their officers, employees, members, managers, representatives, assigns, successors and Affiliates (individually, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from, against and in respect of all Damages suffered, sustained, incurred or paid by any Seller Indemnified Party in connection with, resulting from or arising out of, directly or indirectly:

8.2.1 any breach of any representation or warranty of Buyer (as of the date hereof or as of the Closing) set forth in this Agreement or any schedule (including any Disclosure Schedule), agreement, certificate or other document required to be delivered by or on behalf of Buyer in connection herewith; or

8.2.2 any breach of any covenant or agreement on the part of Buyer set forth in this Agreement or any schedule (including any Disclosure Schedule) or, agreement, certificate or other document (unless such agreement, certificate or other document specifically sets forth remedies for such breach) required to be delivered by or on behalf of Buyer in connection herewith.

8.3 Limitation and Survival of Indemnification Obligations.

8.3.1 Notwithstanding anything herein to the contrary (but subject to Section 8.3.3 below), except with respect to the Core Representations neither party shall have any liability for indemnification under Section 8.1.1 or 8.2.1 unless and until the aggregate amount of Damages under such Section exceeds $500,000 (the “Indemnification Threshold”), after which the Indemnifying Party shall be obligated to pay in full all such amounts for such indemnification from the first dollar. For purposes of this Article VIII, the “Core Representations” are those made by Sellers in Section 3.1 and Section 4.1 (Due Organization), Section 3.2 and Section 4.2 (Authorization; Validity), Section 3.4 (Title to the Membership Interests), Section 4.11.1 (Assets) and Section 4.22 (Taxes) and those made by Buyer in Section 5.1 (Due Organization), Section 5.2 (Authorization; Validity) and Section 5.7 (Financial Resources).

8.3.2 Notwithstanding anything herein to the contrary (but subject to Section 8.3.3 below), the aggregate indemnification obligations of each Seller under Section 8.1.1 shall not exceed an amount equal to $13,500,000 (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not apply to any Claim for indemnification for Damages with respect to the Core Representations, for which the parties agree aggregate indemnification obligations hereunder shall not exceed the Purchase Price, or any Claim for indemnification for Damages arising out of fraud.

8.3.3 Notwithstanding anything herein to the contrary:

8.3.3.1 any amounts due by Sellers to Buyer Indemnified Parties with respect to Claims arising under Section 8.1.1 (as limited by Sections 8.3.1 and 8.3.2) shall first be satisfied out of the Indemnity Escrow Fund in accordance with the terms thereof; for the avoidance of doubt, the requirement that Buyer Indemnified Parties first seek satisfaction from the Indemnity Escrow Fund shall not apply to the indemnification obligations of such Seller with respect to the indemnification obligations pursuant to Sections 8.1.2, 8.1.3 and 8.1.4, provided, however, that Buyer may, in its sole discretion, elect to be satisfied out of the Indemnity Escrow Fund with respect to such Claims; and

8.3.3.2 unless specifically agreed otherwise, and except in the case of a Core Representation, materiality and “Material Adverse Effect” qualifications shall be disregarded for purposes of calculating the amount of Damages.

8.3.4 Indemnification of any Indemnified Party pursuant to Section 8.1 or Section 8.2 hereof shall be decreased to take into account any Tax benefit actually received in the first two years after the Closing Date. The parties hereto shall treat all payments under this Article VIII as an adjustment to the Purchase Price hereunder for Tax purposes, and the parties agree to file their Tax Returns accordingly, unless a final determination (within the meaning of Section 1313 of the Code) causes any such payment not to be treated as an adjustment.

8.3.5 An Indemnified Party who has a right to make a claim under any policy of insurance with respect to an indemnified claim hereunder made by the Indemnified Party shall make such claim on a prompt basis in the manner required by the insurance carrier; provided, however that (i) such Indemnified Party shall not be required to make any such claim in an amount less than $100,000. The Indemnified Party shall diligently pursue such claim and shall cooperate fully with the insurance carrier and the Indemnifying Party in the prosecution of the claim or claims. In the event an Indemnified Party receives insurance proceeds with respect to Losses for which the Indemnified Party has made an indemnification claim prior to the date on which the Indemnifying Party is required pursuant to this Article VIII to pay such indemnification claim, the indemnification claim shall be reduced by an amount equal to such insurance proceeds received by the Indemnified Party less (i) all reasonable out-of-pocket costs incurred by the Indemnified Party in pursuit of such insurance proceeds and (ii) any increase in premium resulting primarily from such indemnification claim. If such insurance proceeds are received by the Indemnified Party after the date on which the Indemnifying Party is required pursuant to this Article VIII to pay such indemnification claim, the Indemnified Party shall, no later than ten (10) days after the receipt of such insurance proceeds, reimburse the Indemnifying Party in an amount equal to such insurance proceeds (but in no event in an amount greater than the Losses theretofore paid to the Indemnified Party by the Indemnifying Party) less all reasonable out-of-pocket costs incurred by the Indemnified Party in obtaining such insurance proceeds.

8.4 Survival and Expiration of Representations, Warranties and Covenants.

8.4.1 All representations and warranties of Buyer and each Seller (whether made herein or in any other document, agreement or instrument required to be delivered hereby) shall survive the Closing and shall expire on the later of the applicable dates specified in subsections 8.4.1.1 or 8.4.1.2 below:

8.4.1.1 (i) except as to the Core Representations and those representations and warranties made in Section 4.17 (Employee Benefits), the date that is fifteen (15) months following the Closing Date, or (ii) with respect to the Core Representations and those representations and warranties made in Section 4.17 (Employee Benefits), thirty (30) days following the expiration of the applicable statute(s) of limitations (taking into account applicable extensions); or

8.4.1.2 the final resolution of all identified Claims pending as of the relevant date described in subsection 8.4.1.1.

8.4.2 All covenants of the parties contained in this Agreement shall survive the Closing.

8.5 Indemnification Procedures. All claims for indemnification under this Article VIII (“Claims”) shall be asserted and resolved as follows:

8.5.1 In the event that any Person entitled to indemnification hereunder (the “Indemnified Party”) has a Claim against any party obligated to provide indemnification pursuant to Sections 8.1 or 8.2 hereof (the “Indemnifying Party”) which does not involve a Claim being sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such Claim to the Indemnifying Party, specifying in reasonable detail the facts giving rise to any Claim; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third party as to which indemnification will be sought shall be given within thirty (30) days after the action or suit is commenced. If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from receipt of the Claim Notice (the “Notice Period”) that the Indemnifying Party disputes such Claim (a “Dispute Notice”), the amount of such Claim shall be conclusively deemed accepted, final and binding hereunder. In case a timely objection is made in writing in accordance with this Section 8.5.1, the Indemnified Party shall have thirty (30) days to respond in a written statement to the objection. If, after such thirty (30) day period, there remains a dispute as to any Claims, the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each such Claim before pursuing any other remedies. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

8.5.2 In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third Party Claim, specifying the nature of such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Third Party Claim) (the “Claim Notice”). The Indemnifying Party shall, within the Notice Period, notify the Indemnified Party whether or not the Indemnifying Party elects, at the sole cost and expense of the Indemnifying Party, subject to Section 8.5.3, to defend against such Third Party Claim, provided, that (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party in respect of the amounts set forth in the Claim Notice, (ii) if the Indemnifying Party elects to assume control of the defense of such Claim, the Indemnifying Party shall be entitled to continue to maintain control of the defense of that Claim so long as it conducts the defense of the Claim actively and diligently. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party elects to defend the Indemnified Party against such Third Party Claim, then except as hereinafter provided, such Indemnifying Party shall have the right to defend against such Third Party Claim by appropriate proceedings with legal counsel reasonably acceptable to the Indemnified Party; and provided, further, that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement (A) includes a complete and unconditional release of the Indemnified Party in respect of the Third Party Claim, and (B) excludes any injunctive or non-monetary relief applicable to the Indemnified Party or any of its subsidiaries or Affiliates. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such Third Party Claim, whether by failure of the Indemnifying Party to give the Indemnified Party timely notice as provided above or otherwise, if the Indemnified Party advises that there are issues that raise actual conflicts of interest between the Indemnifying Party and the Indemnified Party, or if the Third Party Claim is brought by a customer of any Company against such Company, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such Third Party Claim in the Indemnified Party’s sole discretion at the Indemnifying Party’s cost and expense, and the Indemnified Party shall, to the extent such Indemnified Party is otherwise entitled to indemnification hereunder, be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all Damages of the Indemnified Party with respect thereto, including interest from the date such Damages were incurred, provided, that if the Third Party Claim is brought by a customer of any Company against such Company, then the Indemnified Party shall act in a commercially reasonable manner with respect to the settlement or defense of such claim. All reasonable costs and expenses incurred by the Indemnified Party in so defending a Third Party Claim shall constitute Damages.

8.5.3 If at any time any Third Party Claim seeks an injunction or equitable relief against the Indemnified Party the Indemnified Party shall have the right to control or assume (as the case may be) the defense of such Third Party Claim with counsel reasonably acceptable to the Indemnifying Party and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim or demand at the sole cost and expense of the Indemnifying Party.

8.5.4 Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Claims; provided, that the Claim Notice sets forth the specific basis for any such potential or contingent Claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a Claim may be made.

8.5.5 The Indemnified Party’s failure to give reasonably prompt notice as required by this Section 8.5 of any actual, threatened or possible Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party except to the extent the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

8.5.6 At Buyer’s sole discretion, any Buyer Indemnified Party, including the Companies, may make a Claim for Damages suffered, sustained, incurred or paid by such Buyer Indemnified Party, including, without limitation, (i) the Companies pursuant to Sections 8.1.1, 8.1.3 and 8.1.4, and (ii) Buyer pursuant to Sections 8.1.1 (related to the Core Representations) and 8.1.2.

8.5.7 If Buyer is required to, or elects to, be satisfied for any breach of this Article VIII out of the Indemnity Escrow Fund, Buyer and each Seller shall instruct the Escrow Agent to pay to the Buyer Indemnified Party from the Indemnity Escrow Fund the amount of such Damages by wire transfer of immediately available funds in accordance with the terms of the Escrow Agreement. Buyer and each Seller agree that, if any amounts remain in the Indemnity Escrow Fund on the date that is fifteen (15) months following the Closing Date, Buyer and each Seller shall instruct the Escrow Agent to pay such funds (less any amounts subject to any Claim by any Buyer Indemnified Party against Sellers) to Sellers. Any amounts not so paid that are subject to any Claim by any Buyer Indemnified Party against any Seller shall be paid to such Buyer Indemnified Party or Sellers, as appropriate, upon the final determination of such Claim.

8.5.8 An Indemnified Party shall use commercially reasonable efforts to collect amounts owed from any potentially liable third party with respect to any matter requiring indemnification pursuant to this Article VIII.

8.6 Remedies Exclusive. Except as otherwise set forth in Article X, the remedies set forth in this Article VIII shall be the sole and exclusive remedy of the parties hereto after the Closing with respect to any Damages arising out of or related to this Agreement or any Schedule, agreement, certificate or other document required to be delivered hereby or the transactions contemplated hereby or thereby, except for any Claims for fraud.

8.7 No Recourse. Seller and their Affiliates shall have no recourse to the Companies or any of their employees for any Liabilities in connection with or related to any Claim of Buyer indemnified or indemnifiable by the Sellers other than for fraud.

ARTICLE IX

POST-CLOSING COVENANTS

9.1 Non-competition.

9.1.1 Each of TAG LLC and TLG agrees, for a period of five years following the Closing Date, not to, and shall not permit its Affiliates (for the purposes of this Section 9.1, Affiliates of TLG and TAG LLC shall not include any members of the OEP Group or any Affiliates of the OEP Group (other than TLG and its subsidiaries as of the date hereof)) to, directly or indirectly through any Person or contractual arrangement (except as contemplated by this Agreement):

9.1.1.1 engage in any “Restricted Business” which is defined as a business that engages in any business anywhere in North America that (i) sells, or fulfills redemption orders for, travel in connection with a point based loyalty program sponsored by (x) a financial institution, or (y) any Person that is a customer of the Business as of the date hereof (as used herein, frequent flier miles issued by airlines are not “points”), (ii) provides retail leisure travel solutions on behalf of financial institutions (this does not include providing leisure travel solutions to employees of financial institutions who are clients of Tzell Travel LLC and its subsidiaries (“Tzell”) or TLG, or (iii) provides travel suppliers who are currently Company customers with leisure travel solutions for their customers; or perform management, executive or supervisory functions with respect to, own, operate, control, render financial assistance to, participate in, render services or advice to, or allow any of its officers or employees to be connected as an officer, employee, partner, member, stockholder, consultant with, any business or Person that is engaged, in whole or in part, in a Restricted Business;

9.1.1.2 solicit, recruit or hire any Person who at any time on or after the date of this Agreement is a Company Group Employee; provided, that the foregoing shall not prohibit a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees. For purposes of this Section 9.1.1.2, “Company Group Employees” means, collectively, officers, directors and employees of each Company and Buyer and their respective Affiliates and Persons acting under any management, service, consulting, distribution, dealer or similar contract with respect to each Company or Buyer; or

9.1.1.3 approach or seek Restricted Business from any Significant Customer, refer business from any Significant Customer to any Person or be paid commissions based on Restricted Business sales received from any Significant Customer by any Person.

Notwithstanding anything herein to the contrary, Sellers may own or hold, as a passive investment, not more than two percent (2%) of the outstanding securities of any Person engaged in any business competitive with the Restrictive Business if the securities of such Person are publicly traded.

9.1.2 Each Seller acknowledges that the covenants of such Seller set forth in this Section 9.1 are an essential element of this Agreement and that any breach by any Seller of any provision of this Section 9.1 will result in irreparable injury to Buyer and the Companies. Each Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, Buyer and the Companies shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. Each Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 9.1 are reasonable and proper to protect the legitimate interest of Buyer and the Companies.

9.1.3 If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 9.1 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on each Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Buyer and the Companies the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 9.1 because, taken together, they are more extensive than necessary to assure to Buyer and the Companies the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

9.2 Cooperation in Litigation.

For a period of six (6) years after the Closing Date, in the event that a Claim is asserted against Buyer or any of its Affiliates with respect to any Company, the Business or any of the transactions contemplated pursuant to this Agreement, each Seller shall use commercially reasonable efforts to cooperate with Buyer and its Affiliates in the defense of such Claim, at the requesting party’s sole cost and expense.

9.3 Certain Insurance Matters.

To the extent there are any insurance claims under any occurrence-based insurance policies covering events related to the Business or any Company occurring prior to the Closing Date, then each Seller shall cooperate with Buyer and the Companies and take all reasonable actions as may be required to assist Buyer and the Companies in obtaining amounts payable under such insurance claims, which may include (to the extent permitted by the insurance policy or otherwise consented to by a third party insurer) assignment to Buyer or the Companies of the right to such insurance claim, providing written notice of such insurance claim to the third party insurer (with a copy of any such notice to be given by such Seller to Buyer) and provision of information regarding any such insurance claim required by an insurance policy or third party insurer.

9.4 Confidentiality.

For a period of five (5) years following the Closing Date, each Seller shall not, and each Seller shall cause its Affiliates and the respective representatives of such Seller and its Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that such Seller or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as such Seller or such Affiliate is, in the opinion of counsel, legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies Buyer of the existence, terms and circumstances surrounding such request and consults with Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent such Seller or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Business (including Intellectual Property, customer and supplier lists, pricing information, marketing plans, market studies, customer development plans, business acquisition plans and all other information or data), all information delivered by Buyer to Sellers pursuant to Section 1.5.6, each Company or the transactions contemplated hereby or thereby, except for data or information that is or becomes available to the public other than as a result of a breach of this Section 9.4.

9.5 Cessation of Participation in Company Benefit Plans.

As of the Closing Date, all employees, officers and managers of each Company shall cease active participation in any Company Benefit Plans and Company Benefit Arrangements. Each Seller shall take such actions as may be necessary to fully vest employees of the Business who are participants in the TLG 401(k) Plan and shall take such actions as are necessary to permit employees to take a distribution from such plan and to effect a direct rollover of vested account balances, including any loan notes, into Buyer’s 401(k) plan. Sellers and their Affiliates will not provide ongoing post-retirement health, dental or life insurance benefits of any kind to employees, officers and managers of any Company under the Company Benefit Plans. Buyer assumes no obligation and shall have no liability for benefits offered by such Seller and its Affiliates to employees, officers and managers of the Companies following the Closing Date, other than accrued vacation days (excluding purchased vacation days). TLG shall provide COBRA continuation coverage to Qualified Beneficiaries (with the meaning of Code Section 4980B(g)(1) and to M&A Qualified Beneficiaries (within the meaning of Treasury Regulation 54.4980B-9) in connection with the transactions contemplated hereby.

9.6 Welfare Benefit Claims.

Sellers shall be liable for and shall hold Buyer harmless from and against all claims for welfare benefits by employees, officers and managers of each Company that are incurred on or prior to the Closing Date, and Buyer shall be liable for and shall hold Sellers harmless from and against all claims for welfare benefits by employees, officers and managers of each Company that are incurred after the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits, (ii) health, dental vision and/or prescription drug benefits, on the date such services, materials or supplies were provided and (iii) disability income benefits, on the date that the injury is incurred or illness commences that gives rise to a disability claim. Seller shall be liable for all disability claims and benefits with respect to any employee of the Operating Companies who has a pending or approved claim for short or long- term disability benefits as of the Closing Date.

9.7 Restructuring Events.

9.7.1 TAG LLC will properly report any gain under Section 704(c)(1)(B) of the Code resulting from the TLG Distribution, and the tax basis of the LTA and CLTS Membership Interests will be increased by the amount of such gain to the extent permissible under the Internal Revenue Code.

9.7.2 Sellers will notify the Buyer or OEP TAG Holdings if TAG LLC and TAG CTH report the TLG Distribution as a “disguised sale” pursuant to the rules of Section 707 of the Code and the Treasury Regulations promulgated thereunder on the Tax Return of TAG

LLC and TAG CTH for the taxable year that includes the TLG Distribution, and the amount of the gain, if any, reported by TAG LLC and TAG CTH on such Tax Return as a result of any such disguised sale, such notification to be made at least thirty (30) days prior to the date on which Buyer or OEP TAG Holdings is required to be file its Tax Return for the taxable year the includes the TLG Distribution.

9.7.3 Sellers will notify Buyer if TAG LLC and TAG CTH report, on their Tax Return for the taxable year that includes the TLG Distribution, any gain, and the amount of such gain, that is required to be recognized under Section 751 of the Code as a result of either the TLG Distribution or the Connexions Distribution, such notification to be made at least thirty (30) days prior to the date on which Buyer or OEP TAG Holdings is required to be file its Tax Return for the taxable year the includes the TLG Distribution or the Connexions Distributions.

9.7.4 Within sixty (60) days following the Closing Date, Sellers shall provide Buyer with all documentation and information as may be requested by Buyer for purposes of Buyer establishing (i) the tax basis of the assets held by the Operating Companies and (ii) OEP TAG Holdings’ adjusted tax basis in its interests in CLTS and LTA following the Restructuring Events.

9.8 Further Assurances. From time to time after the Closing Date, upon request of any party and without further consideration, each party hereto shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions as may be necessary or appropriate to make fully effective the transactions contemplated pursuant to this Agreement.

9.9 Access to Books and Records.

9.9.1 For a period of seven (7) years after the Closing Date, or until any audits of each Seller’s Tax Returns relating to periods prior to the Closing Date are completed, whichever occurs first, Sellers will retain all Books and Records related to the Business that have not been delivered to Buyer. During such period, Sellers will afford Buyer and its Affiliates and duly authorized representatives reasonable access during normal business hours to such Books and Records and will permit such Persons, at Buyer’s expense, to make copies of any of such records, or to obtain temporary possession of any such records as may be reasonably required by Buyer.

9.9.2 Buyer shall preserve all Books and Records of the Companies for a period of seven (7) years after the Closing Date; provided, however, Buyer may destroy any part or parts of such records upon obtaining written consent of the Sellers’ Representative for such destruction, which consent shall not be unreasonably withheld, delayed or conditioned. Such records shall be made available to the Sellers and their representatives at all reasonable times during normal business hours of Buyer during said seven-year period with the right at Sellers’ sole expense to make abstracts from and copies thereof.

9.10 Required Consents. If Sellers have not obtained a Required Consent as of the Closing, and Buyer has waived in writing the requirement for Sellers to obtain such Required Consent prior to the Closing, each Seller shall use its reasonable best efforts to obtain such Required Consent following the Closing at no material cost to such Seller.

ARTICLE X

TAX MATTERS

10.1 Tax Indemnity.

10.1.1 Indemnification by Sellers. From and after the Closing Date, the Sellers (jointly and severally) shall indemnify the Buyer Indemnified Parties and hold them harmless from any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including, without limitation, reasonable fees for attorneys, accountants and other outside consultants) suffered or incurred by the Buyer Indemnified Parties (each a “Tax Loss” and collectively, the “Tax Losses”) arising out of:

10.1.1.1 Taxes of OEP TAG Holdings and of the Operating Companies for periods or portions thereof ending on or before the Closing Date including but not limited to Taxes imposed on OEP TAG as a result of the Restructuring Events but in no event shall such liability include Taxes resulting from the sale, exchange or other disposition of the Membership Interests or the assets of the Operating Companies by Buyer or its Affiliates following the transfer of ownership of OEP TAG Holdings to Buyer (“Pre-Closing Taxes” );

10.1.1.2 Pre-Closing Taxes or other payments of any Person (other than OEP TAG Holdings or the Operating Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor of the Companies, by Contract or otherwise);

10.1.1.3 any breach of or inaccuracy in any of the representations and warranties contained in Section 4.22 (without giving effect to any “materiality” or other similar qualifications);

10.1.1.4 any adverse tax consequences to Buyer arising as a result of the license of the Intellectual Property of either Operating Company to Sellers as set forth in Section 2.2.2.5; and

10.1.1.5 enforcing the indemnification provided for in this Section 10.1.1.

10.1.1.6 For purposes of determining Sellers’ indemnification obligations pursuant to this Article X, the determination of the Taxes attributable to a period prior to the Closing Date shall be determined by assuming two taxable periods, one that ended at the close of the Closing Date and the other that began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit and state and local apportionments factors with respect to the business and assets of each Company shall be allocated between the two taxable periods on a closing of the books basis by assuming that the books of each Company were closed at the close of the Closing Date; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic taxes, such as real and personal property taxes, shall be apportioned ratably between such periods on the basis of the number of elapsed days in each such period (for assets and liabilities included on the Balance Sheet as of the Closing Date).

10.1.1.7 In calculating the amount of any Tax Loss, there shall be deducted an amount equal to any Tax benefit actually realized through a reduction in Taxes otherwise due as a result of such Tax Loss by the Buyer Indemnified Party, and there shall be added an amount equal to any Tax imposed on the receipt of any indemnity payment with respect thereto.

10.1.2 Tax Indemnification Procedures.

10.1.2.1 After the Closing, Buyer shall promptly notify the Sellers in writing of any demand, claim or notice of the commencement of an audit received by such party from any Governmental Authority or any other Person with respect to Taxes for which the Sellers are liable pursuant to Section 10.1; provided, however, that a failure to give such notice will not affect the Buyer Indemnified Parties’ rights to indemnification under this Section 10.1, except to the extent the Sellers are actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Authority or any other Person in respect of any such asserted Tax liability. Sellers shall have the right to elect to defend against any such claim in accordance with the provisions of Section 8.3.5 of this Agreement.

10.1.2.2 Payment by the Sellers of any amount due to the Buyer Indemnified Parties under this Section 10.1 shall be made within ten (10) days following written notice by a Buyer Indemnified Party that payment of such amounts to the appropriate Governmental Authority or other applicable third party is due by a Buyer Indemnified Party.

10.1.2.3 All amounts required to be paid pursuant to this Section 10.1 shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the Buyer Indemnified Party. For the avoidance of doubt, all amounts required to be paid pursuant to this Section 10.1 shall be paid directly from Sellers and shall not be paid from the Indemnity Escrow Fund without Buyer’s written consent, which may be granted or withheld in Buyer’s sole and complete discretion; provided that if such payment is not paid when due, Buyer may instruct the Escrow Agent to make such payment from the Indemnity Escrow Fund, and the Sellers shall be jointly and severally obligated to make such payment to the Escrow Agent to be held in the Indemnity Escrow Fund.

10.1.2.4 Any payments required pursuant to this Section 10.1 that are not made within the time period specified in this Section 10.1.2 shall bear interest at a rate and in the manner provided in the Code for interest on underpayments of federal income Tax and, in the case of payments related to Taxes other than U.S. federal income Taxes, at a rate and in the manner provided under applicable Law for underpayments of such Tax.

10.2 Preparation of Tax Returns.

10.2.1 Operating Companies.

10.2.1.1 Return Filings. For any taxable period of the Operating Companies that includes (but does not end on) the Closing Date, Buyer shall timely prepare (or cause to be prepared) on a basis consistent with past practices of the Operating Companies and TLG and shall deliver such Tax Return to the Sellers at least thirty (30) days prior to the date on which such Tax Return is required to be filed with the appropriate Governmental Authority for review and approval of the Sellers. If the Sellers dispute any item on such Tax Return, the Sellers shall notify Buyer of such disputed item (or items) and the basis for their objection. In the case of any Tax Return for any taxable period of the Operating Companies that ends on or before the Closing Date, the Sellers shall timely prepare (or cause to be prepared), on a basis consistent with the past practices of the Operating Companies and TLG, and shall deliver such Tax Return to Buyer at least thirty (30) days prior to the date on which such Tax Return is required to be filed with the appropriate Governmental Authority for the review and approval of Buyer. If Buyer disputes any item on such Tax Return, it shall notify the Sellers of such disputed item (or items) and the basis for their objection. Such parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. With respect to any Tax Return referred to in this Section 10.2.1.1, if such parties cannot resolve any disputed item, prior to five (5) days before the due date for filing the Tax Return (including extensions), Buyer or Sellers as appropriate, shall file the Tax Return as originally prepared by Buyer or Sellers as appropriate, and the item in question shall be resolved by an independent accounting firm in the manner set forth in Section 1.3.3 hereof. Buyer or Sellers, as appropriate, shall file with the appropriate Governmental Authorities the Tax Returns required to be filed by them for the Operating Companies as described in this Section 10.2.1.1 and shall timely pay (or cause to be paid) all such Taxes due with respect to such Tax Returns. Sellers shall be responsible for all Pre-Closing Taxes of the Operating Companies. Any Taxes (including disputed Taxes) shall be paid in accordance with Section 10.2.1.2. Buyer and Sellers agree to cause the Operating Companies to file all Tax Returns for the periods including the Closing Date on the basis that the relevant Tax period ended as of the close of business on the Closing Date unless the relevant Governmental Authority will not accept a Tax Return filed on that basis and to complete and file on a timely basis all election forms to give effect to such material agreement.

10.2.1.2 Payment of Taxes. Upon written demand by Buyer of any amount owed by Sellers with respect to the taxable periods covered by the Tax Returns prepared by Buyer as described in Section 10.2.1.1, Sellers shall remit any undisputed amount of Tax to Buyer at least five (5) days before but not more than five (5) business days prior to the date such Tax Return is due. Any dispute with respect to the amount of Tax due shall be resolved pursuant to Section 10.2.1.1.

10.2.1.3 Section 754 Election. In the event that CLTS or LTA does not have an election under Section 754 of the Code (a “Section 754 Election”) in effect for the taxable year that includes the Closing Date, such Operating Company shall make a Section 754 Election. To the extent the transfer of an interest in an Operating Company pursuant to this Agreement causes a termination of such Operating Company pursuant to Section 708(b)(1)(B) of the Code, the Section 754 Election shall be filed with the Operating Company’s Tax Return for such terminated taxable year, otherwise such election shall be filed with the Operating Company’s Tax Return for the taxable year that includes the Closing Date. The Sellers shall have no responsibility for filing (or causing any Operating Company to file) any Section 754 Election with respect to any taxable year ending after the Closing Date.

10.2.2 OEP TAG Holdings.

10.2.2.1 Return Filings. For any taxable period of OEP TAG Holdings including but not ending on the Closing Date, Buyer shall timely prepare (or cause to be prepared) on a basis consistent with past practices of OEP TAG Holdings and shall deliver such Tax Return to the OEP Group at least thirty (30) days prior to the date on which such Tax Return is required to be filed with the appropriate Governmental Authority. In the case of any Tax Return for any taxable period of OEP TAG Holdings that ends on or before the Closing Date, the members of the OEP Group shall timely prepare (or cause to be prepared), on a basis consistent with the past practices of OEP TAG Holdings, and shall deliver such Tax Return to Buyer at least thirty (30) days prior to the date on which such Tax Return is required to be filed with the appropriate Governmental Authority for the review and approval of Buyer. The Federal income Tax Return of OEP TAG Holdings shall be prepared by the OEP Group on the basis that OEP TAG Holdings’ taxable year will end at the end of the day on the Closing Date in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) and -76(b)(2)(i). Notwithstanding anything to the contrary herein, the OEP Group shall (i) prepare all Tax Returns of OEP TAG Holdings required to be prepared by the OEP Group in a manner consistent with the CTH Distribution being treated as a taxable distribution under Section 311(b) of the Code and (ii) report all gain resulting from the CTH Distribution on such Tax Return consistent with the valuation obtained under Section 6.14; provided, however that in the event the valuation obtained under Section 6.14 provides a valuation range, OEP TAG Holdings will report all such gain consistent with the lowest value in such range; provided further that in the event the lowest value in such range is greater than the valuation report prepared by OEP TAG Holdings by an amount greater than $3,000,000, then the Parties agree that Houlihan Lokey shall establish the value for the TAG CTH membership interests held by OEP TAG Holdings that will be distributed by OEP TAG Holdings to the OEP Group in the CTH Distribution, and OEP TAG Holdings will report all gain from the CTH Distribution based on the valuation prepared by Houlihan Lokey. The cost of any valuation prepared by Houlihan Lokey shall be borne 50% by Buyer and 50% by Sellers. Other than with respect to disputes relating to the value of the TAG CTH interests distributed in the CTH Distribution, if Buyer disputes any item on such Tax Return, it shall notify the members of the OEP Group of such disputed item (or items) and the basis for its objection. Such parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If such parties cannot resolve any disputed item, prior to five (5) days before the due date for filing the Tax Return (including extensions), Buyer shall file the Tax Return as originally prepared by OEP Group, and the item in question shall be resolved by an independent accounting firm in the manner set forth in Section 1.3.3 hereof. Buyer shall file with the appropriate Governmental Authorities the Tax Returns required to be filed by them for OEP TAG Holdings as described in this Section 10.2.2.1 and shall timely pay (or cause to be paid) all such Taxes due with respect to such Tax Returns. OEP Group shall be responsible for all Pre-Closing Taxes of OEP TAG Holdings. Any Taxes (including disputed Taxes) shall be paid in accordance with Section 10.2.2.2. Buyer and OEP Group agree to cause the Companies to file all Tax Returns for the periods including the Closing Date on the basis that the relevant Tax period ended as of the close of business on the Closing Date unless the relevant Governmental Authority will not accept a Tax Return filed on that basis and to complete and file on a timely basis all election forms to give effect to such material agreement.

10.2.2.2 Payment of Taxes. Upon written demand by Buyer of any amount owed by the OEP Group with respect to the taxable periods covered by the Tax Returns prepared by Buyer as described in Section 10.2.2.1 (including but not limited to Taxes on income or gain recognized as a result of the Restructuring Events but not including income or gain arising from the disposition by Buyer or its Affiliates of the Membership Interests or the assets of the Operating Companies following the transfer of ownership of OEP TAG Holdings hereunder), the OEP Group shall, at least five (5) days before but not more than five (5) Business Days prior to the date such Tax Return is due remit to Buyer any undisputed amount of Tax. Any dispute with respect to the amount of Tax due shall be resolved pursuant to Section 10.2.2.1.

10.2.3 Straddle Period. For purposes of this Agreement, in the case of any Taxes of the Companies that are payable with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period” ), the portion of any such Taxes that constitutes Pre-Closing Taxes shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the tax year or period ended on the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of the Companies or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 10.2.3 shall be computed by reference to the level of such items on the Closing Date. The parties hereto will, to the extent permitted by applicable Law, elect with the relevant Governmental Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

10.2.4 Cooperation. Buyer and the Sellers shall reasonably cooperate, and shall cause their affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving any actions with respect to all taxable periods relating to Taxes involving or otherwise relating to the Companies. The Sellers and each of their respective affiliates may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Companies to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer shall, and shall cause each Company to, (i) use its commercially reasonable efforts to properly retain and maintain such records for seven (7) years and shall provide the Sellers with written notice prior to any destruction, abandonment or disposition, (ii) transfer such records to the Sellers upon its written request prior to any such destruction, abandonment or disposition prior to the end of such seven (7)-year period and (iii) allow the Sellers and its agents and representatives (and agents or representatives of any of its Affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as the Sellers may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the Sellers’ expense. Any information obtained under this Section 10.2.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of an audit or other action.

10.2.5 Amending Tax Returns; Carryback Items. Without the prior written consent of the Sellers’ Representative or all the members of the OEP Group, Buyer will not, and will not allow the Companies to, (i) amend any Tax Return relating to any Taxes for a period (or portion thereof) ending on or prior to the Closing Date, (ii) carryback an item to a period ending on or prior to the Closing Date, or (iii) revoke, alter or amend any election relating to Taxes that was filed by any of the Companies, if such action set forth in the preceding clauses (i), (ii) or (iii), as the case may be, would result in an increase in liabilities of Sellers, members of the OEP Group or any of the Companies.

10.3 Conveyance Taxes. All sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes as a result of the transactions contemplated by this Agreement shall be paid by Sellers. Each party shall use commercially reasonable efforts to avail itself (at no material cost to such party) of any available exemptions from any such Taxes, and to cooperate with the other in providing any information and documentation that may be necessary to obtain such exemptions. Buyer, the Sellers and the Companies shall jointly file all required returns and similar statements and take all other actions under all applicable transfer notification statutes and regulations and all applicable Tax statutes and regulations that are required to be made or taken by the parties in connection with or as a result of the transactions contemplated by this Agreement.

10.4 Refunds and Credits. Unless taken into account in the adjustment to the Purchase Price under Section 1.3, any refund or credit of Taxes of the Companies, or any tax benefit or reduction (including as a result of any overpayment of Taxes in prior periods) accruing to the Buyer or any of its affiliates as a result of the Taxes paid by, or on behalf of, the Companies by Sellers or OEP Group shall be for the account of the Sellers or the OEP Group as appropriate and shall be paid by Buyer to Sellers’ Representative within five (5) Business Days of receipt of such refund by Buyer or in the case of a Tax benefit or reduction, within five (5) Business Days of filing the relevant Tax Return.

10.5 Miscellaneous. The parties hereto shall treat all payments under this Article X as an adjustment to the Purchase Price hereunder for Tax purposes, and the parties agree to file their Tax Returns accordingly, unless a final determination (within the meaning of Section 1313 of the Code) causes any such payment not to be treated as an adjustment.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may, by notice given at or prior to the Closing, be terminated:

11.1.1 By the mutual written consent of Sellers’ Representative and Buyer.

11.1.2 By Buyer or Sellers if there has been a material breach by the other of any covenant contained in this Agreement that is not or cannot be cured within fifteen (15) days after written notice of such breach is given to the party committing such breach, provided, that the right to effect such cure shall not extend beyond the date set forth in subsection 11.1.3 below.

11.1.3 By Buyer or Sellers if (i) any condition to Closing required by Article VII has not been met or waived by each party entitled to grant such waiver by the end of the ninetieth (90th) day after the date of this Agreement, provided that solely with respect to the condition set forth in Section 2.2.1.7, Buyer may, at its sole discretion, extend such time for an additional ninety (90) days (the “Final Date”), (ii) any such condition cannot be met by the Final Date and has not been waived by each party in whose favor such condition runs, or (iii) the Acquisition has not occurred by the Final Date; provided, however, that the right to terminate this Agreement pursuant to this paragraph shall not be available to a party if its failure to fulfill or perform any obligation under this Agreement has been a substantial cause of, or has substantially resulted in, the failure of the Closing to occur or be capable of occurring on or before such date.

11.2 Effect of Termination; Survival. Upon termination of this Agreement pursuant to this Article XI, this Agreement shall be void and there shall be no liability by reason of this Agreement, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except (i) for the provisions of Section 6.2 relating to public announcements, Section 12.4 relating to broker’s fees, Section 12.5 relating to fees and expenses, Section 12.8 relating to governing law, and (ii) for any liability of a party hereto arising out of a material breach of this Agreement.

ARTICLE XII

GENERAL

12.1 Successors and Assigns. This Agreement and the rights of any party hereunder may not be assigned without the prior written consent of the other party(ies) and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors, legal representatives and permitted assigns. Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect. However, Buyer may (i) assign all or any portion of its rights hereunder to one or more Affiliates of Buyer (so long as Buyer and Buyer Parent remains responsible for all of their respective obligations under this Agreement), and (ii) grant its lender a security interest in its interest in this Agreement to secure debt obligations and such lender shall have the right to enforce all rights of Buyer under this Agreement (or otherwise make a collateral assignment to such lender), each without the prior consent of Sellers’ Representative.

12.2 Entire Agreement. This Agreement (which includes the Schedules hereto) and all other agreements required to be delivered hereby sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof (including the certain letter of intent signed on or about February 10, 2010), whether written or oral, are superseded by this Agreement. Each of the schedules to this Agreement (the “Schedules”) is incorporated herein by this reference and expressly made a part hereof.

12.3 Counterparts and Electronic Signatures. This Agreement may be executed in multiple counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The counterparts of this Agreement and all other agreements and documents executed in connection herewith may be executed and delivered by facsimile or other electronic signature by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile or other electronic means as if the original had been received.

12.4 Brokers and Agents.

12.4.1 Buyer represents and warrants to Sellers that it has not employed any broker, finder or agent in connection with the transactions contemplated by this Agreement for which Sellers or, if this Agreement is terminated, any Company would have any liability or obligation, and agrees to indemnify the Seller Indemnified Parties against all Damages relating to or arising out of claims for fees or commission of any broker, finder or agent employed or alleged to have been employed by Buyer.

12.4.2 The Sellers, jointly and severally, represent and warrant to Buyer that, except for Harris Williams & Co., no Seller or any Company has employed any broker, finder or agent in connection with the transactions contemplated by this Agreement, and each Seller agrees to indemnify Buyer Indemnified Parties (including each Company) against all Damages relating to or arising out of claims for fees or commissions of any broker, finder or agent employed or alleged to have been employed by Sellers.

12.5 Expenses and Fees. Buyer shall pay and be solely responsible for all of the fees, expenses and disbursements of Buyer and its agents, representatives, brokers, finders, financial advisors, accountants and counsel incurred in connection with this Agreement and the transactions contemplated hereby, including negotiation, legal, travel and due diligence expenses. Each Seller shall pay and be solely responsible for all of the fees, expenses and disbursements of each Seller and each Company and their respective agents, representatives, brokers, finders, financial advisors, accountants and counsel incurred in connection with this Agreement and the transactions contemplated hereby, including negotiation, legal, travel and due diligence expenses, and change of control, incentive bonus and similar obligations.

12.6 Specific Performance; Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or Federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or Federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each party hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

12.7 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States Mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery if such notice is sent by a nationally recognized overnight express courier, or (iv) upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice, if sent by facsimile transmission:

If to Buyer or Buyer Parent, to:

Affinion Group, Inc.
6 High Ridge Park
Stamford, CT 06905
Attention: Leonard P. Ciriello, General Counsel
Phone: 203-956-1080
Fax: 203-956-1206

with a required copy to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention: Adam K. Weinstein
Phone: 212-872-8112
Fax: 212-872-1002

If to Sellers, to:

One Equity Partners III, L.P.
320 Park Avenue, 18th Floor
New York, NY 10022
Attention: Greg O’Hara
Phone: 212-277-1588
Fax: 212-277-1586

with a required copy to:

Travel Leaders Group, LLC
6442 City West Parkway
Minneapolis, MN 55344-3245
Attention: Robert S. Brill
Phone: 952-914-6835
Fax: 952-914-6698

and

Briggs and Morgan, P.A.
2200 IDS Center, 80 South 8th Street
Minneapolis, MN 55402
Attention: Dennis Knoer
Phone: 612-977-8862
Fax: 612-977-8650

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.

12.8 Governing Law; Submission to Jurisdiction.

12.8.1 This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws rules of the State of New York.

12.8.2 Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or Federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or Federal court), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby or thereby. Each party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.9 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstance in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

12.11 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any customer, Affiliate, stockholder, member, officer, director, employee or partner of any party hereto or any other Person, other than the parties hereto, the Buyer Indemnified Parties and the Seller Indemnified Parties.

12.12 Mutual Drafting. This Agreement is the mutual work product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto on the basis that such party drafted such provision.

12.13 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.

12.14 Amendment; Waiver. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

12.15 Definition of Affiliate. For purposes of this Agreement, the term “Affiliate” means, with respect to any Person, (i) any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such Person, or (ii) any director, officer, partner, member or trustee of such Person, or (iii) any Person who is an officer, director, partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence. As used herein, “controls,” “control” and “controlled” means the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of 50% or more of the voting interests of such Person, through Contract or otherwise. For purposes hereof, after the Closing, Affiliates of the Sellers will not include the Companies or any of their subsidiaries, and Affiliates of the Companies will not include any Affiliate of the Sellers. For the avoidance of doubt, TLG does not control Tzell Airtrak Travel Group Corporation, Tzell branch offices or any TLG franchisees. These entities are not Affiliates of the Sellers for the purposes of this Agreement.

12.16 Usage. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles,” “Sections” and “Exhibits” shall be deemed to be references to Articles and Sections of and Exhibits to, this Agreement unless the context shall otherwise require. All Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit shall have the meaning ascribed to such term in this Agreement. The term “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

ARTICLE XIII

GUARANTY OF AFFINION GROUP, INC.

Buyer Parent hereby absolutely, unconditionally and irrevocably guarantees full and prompt payment and performance when due of all of the obligations of Buyer under this Agreement and the other agreements and instruments contemplated hereby or otherwise necessary to consummate the transactions contemplated hereby and thereby in accordance with the respective terms and conditions set forth herein (collectively, the “Affinion Guaranteed Obligations”). This guaranty is continuing and absolute, shall remain in full force and effect, and shall not be released, diminished, impaired or terminated until all of the Affinion Guaranteed Obligations have been indefeasibly paid, performed or otherwise satisfied, as applicable, (including Sellers’ costs of collection, satisfaction or performance in connection with the enforcement of this guaranty) finally and fully, notwithstanding, without limitation, the bankruptcy, insolvency or dissolution of Buyer. Buyer Parent hereby agrees to be bound by the provisions of Sections 12.1, 12.6, 12.8, 12.9 and 12.14 of this Agreement.

ARTICLE XIV

SELLERS’ REPRESENTATIVE

14.1 Authority of Sellers’ Representative.

The Sellers, pursuant to a Representative Agreement substantially in the form set forth in Exhibit “G” attached hereto and made a part hereof (the “Representative Agreement”), have appointed OEP III as the Sellers’ Representative, who shall upon and after the execution, delivery and Closing of this Agreement, act exclusively as the agent and attorney-in-fact for each of the Sellers. The approval of the Sellers by execution and delivery of this Agreement and the Representative Agreement shall be deemed to be approval of the appointment of the Sellers’ Representative and the provisions of this Article XIV. The authority of the Sellers’ Representative to act for and on behalf of each of the Sellers, includes, without limitation, the authority to amend this Agreement and any agreement or instrument executed in connection herewith (excluding the Representative Agreement), to give and receive notices and communications, waivers and consents under this Agreement and any agreement or instrument executed in connection herewith (excluding the Representative Agreement), to act on behalf of the Sellers with respect to any matters arising under this Agreement and any agreement or instrument executed in connection herewith, to authorize delivery to Buyer and third parties of cash and other property, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings, and to comply with orders of courts and awards on behalf of courts, mediators and arbitrators with respect to such suits, claims or proceedings, and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. The Sellers’ Representative shall act as the exclusive negotiating party for, and in all matters both before and after the Closing arising from, incident to and in connection with this Agreement, all any agreement or instrument executed in connection herewith (excluding the Representative Agreement) and the Acquisition. In addition to and in furtherance of the foregoing, the Sellers’ Representative shall have the right to (i) sell, pledge or otherwise dispose of any amounts in any accounts established for the benefit of the Sellers, (ii) employ accountants, attorneys and other professionals on behalf of the Sellers, and (iii) incur and pay all costs and expenses related to (A) the performance of its duties and obligations as the Sellers’ Representative hereunder, and (B) the interests of the Sellers under this Agreement, any agreement or instrument executed in connection herewith (excluding the Representative Agreement) and the Acquisition. The Sellers’ Representative shall for all purposes be deemed the sole authorized agent of the Sellers until such time as the agency is terminated pursuant to the terms of the Representative Agreement. No bond shall be required of the Sellers’ Representative by the Sellers, and the Sellers’ Representative shall not receive compensation for its services unless otherwise agreed by the Sellers. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each of the Sellers during the term of the agency.

14.2 Binding Acts.

A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision, act, consent or instruction from all of the Sellers and shall be final, binding and conclusive upon each of the Sellers. Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of every such Seller. Buyer is hereby relieved from any Liability to any Seller for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative. In furtherance of the foregoing, any reference to a power of the Sellers under this Agreement, to be exercised or otherwise taken, shall be a power vested in the Sellers’ Representative.

14.3 Replacement Representative.

Sellers agree to provide Buyer with thirty (30) days prior written notice of the removal of any “Representative” (as defined in the Representative Agreement) pursuant to the Representative Agreement. Any such removal shall not be effective until the appointment of a substitute Representative, and any such substitute Representative shall be deemed to be the Sellers’ Representative for the purposes of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Membership Interests Purchase Agreement as of the day and year first written above.

BUYER:

AFFINION LOYALTY ACQUISITION, LLC

By:	/s/ Nathaniel Lipman
Name:	Nathaniel Lipman
Title:	Chief Executive Officer

Solely with respect to Article XIII
BUYER PARENT:

AFFINION GROUP, INC.

By:	/s/ Nathaniel Lipman
Name:	Nathaniel Limpan
Title:	President and Chief Executive Officer

SELLERS :

TRAVEL LEADERS GROUP, L.L.C.

By:	/s/ John D. O’Hara
Name:	John D. O’Hara
Title:	Secretary

[Purchase Agreement Signature Page]

TAG INVESTMENT HOLDINGS, L.L.C.

By:	/s/ Michael Batt
Name:	Michael Batt
Title:	Manager

ONE EQUITY PARTNERS III, L.P.

By : OEP GENERAL PARTNER III, L.P.
Its General Partner

By : OEP HOLDING CORPORATION
Its General Partner

By:	/s/ Henry Briance
Name:	Henry Briance
Title:	Vice President

OEP III CO-INVESTORS, L.P.

By : OEP CO-INVESTORS MANAGEMENT III, LTD.
Its General Partner

By:	/s/ Erin E. Hill
Name:	Erin E. Hill
Title:	Director

2

OEP II PARTNERS CO-INVEST, L.P.

By : OEP II PARTNERS CO-INVEST G.P., LTD
Its General Partner

By:	/s/ Robert Rubin
Name:	Robert Rubin
Title:	Director

SELLERS’ REPRESENTATIVE

ONE EQUITY PARTNERS III, L.P.

By : OEP GENERAL PARTNER III, L.P.
Its General Partner

By : OEP HOLDING CORPORATION
Its General Partner

By:	/s/ Henry Briance
Name: Henry Briance
Title: Vice President

3

Exhibit B

BALANCE SHEET RULES

Unless expressly set forth herein all amounts included in the calculation of Adjusted Working Capital, whether as the Estimated Closing Date Working Capital or Closing Date Adjusted Working Capital shall be prepared in accordance with GAAP. Without limiting the generality of the foregoing, all amounts shall be derived from the books and records of the Business using consistent accounts and sub-accounts reflected in the preparation of the Base Balance Sheet and may take into account all information relevant to the financial condition of the Business on the Closing Date regardless of whether such information was obtained or available on the Closing Date or otherwise. In the event it is determined that the Base Balance Sheet amounts have been prepared on a basis consistent with the audited consolidated and combined balance sheet, as part of the Audited Financial Statements, but were not prepared in accordance with GAAP, then GAAP treatment shall supersede the Base Balance Sheet methodology.

Total Current Assets means Cash, if any plus Trade Receivables, Net plus Other Receivables plus Prepaid Expenses and Other Current Assets.

Total Current Liabilities means Accounts Payable plus Accrued Payroll Costs plus Accrued Liabilities plus Customer Deposits plus Deferred Revenue.

Adjusted Working Capital means Cash, if any plus Trade Receivables, Net plus Other Receivables plus Prepaid Expenses and Other Current Assets minus Accounts Payable minus Accrued Payroll Costs minus Accrued Liabilities minus Customer Deposits minus Deferred Revenue.

Cash means the cash reflected on the Base Balance Sheet in account “10100 – Cash – Depository”

Trade Receivables, Net means trade receivables reflected as Trade Receivables, less allowances for doubtful accounts, on the Base Balance Sheet in accounts “11101 – Trade Receivable”, “11102 Non Trade Receivables”, “11103 – Unbilled Receivable”, “11105 – AR on Account Receipt”, “11106 – Unapplied Cash Receipts”, “11109 – AR Unidentified Receipts”, “11116 – Overrides receivable”, “11117 – AR Fees Estimated – Travcom”, “11135 – AR CRS” and “11901 through 11909 inclusive – Allowance for Doubtful Accounts”.

Other Receivables means other receivables reflected on the Base Balance Sheet in accounts “11107 – Other Miscellaneous Receivable”, “11197 – AR Clearing Travcom”, “11198 – AR Clearing System” and “11199 AR Clearing Manual Entries”.

Prepaid Expenses and Other Current Assets means prepaid expenses and other current assets reflected as Prepaid Expenses and other current assets on the Base Balance Sheet in accounts “12016 – Inventory Certificates”, “12801 – Works in Process”, “13101 – Deposits Miscellaneous”, “22001 - Deferred Gift Card Discounts”, “22602 – Deferred Rent Short Term” and “13301 through 13335 inclusive identified as Prepaid Expenses”.

Accounts Payable means accounts payable as reflected on the Base Balance Sheet in accounts “21001 through 21096 inclusive – Accounts Payable”.

Accrued Payroll Costs means the accrued liabilities reflected on the Base Balance Sheet in accounts “21101 through 21202 inclusive – Accrued Payroll Costs”.

Accrued Liabilities means the accrued liabilities reflected on the Base Balance Sheet in accounts “21301 through 21532 – Accrued Liabilities”.

Customer Deposits means the customer deposits reflected on the Base Balance Sheet in accounts “21901 through 21911 – Customer Deposits”.

Deferred Revenue means the deferred revenue reflected on the Base Balance Sheet in account “21801 – Deferred Revenue Short Term”.

Adjusted Working Capital Example

Using the following Balance Sheet of March 31, 2010 as an example, Adjusted Working Capital would be calculated as follows:

Cash, if any
10100 - Cash - Depository	0

CASH, IF ANY	$0

Trade Receivables, Net
11101 - Trade Receivable	14,188,733
11102 - Non Trade Receivable	0
11103 - Unbilled Receivable	638,170
11105 - AR on Account Receipts	287,753
11116 - Overrides Receivable	723,953
11117 - AR Fees Estimated-Travcom	5,471,419
11135 - AR CRS	633,345
11901 - Allowance For Doubtful Account	(36,358)
11903 - Allowance For Doubtful Account	(1,007)
11904 - Allowance For Hotel Cancels	(45,062)
11905 - Allowance For Car Cancels	(25,767)
11908 - Allowance For RIU Cancels	(29,737)
11909 - Allowance for Air Cancels	(53,811)
11105 - AR on Account Receipt	0
11106 - Unapplied Cash Receipts	0
11109 - AR Unidentified Receipts	0

TRADE RECEIVABLES, NET	$21,751,631

Other Receivables
11107 - Other Miscellaneous Receivable	927,307
11197 - AR Clearing-Travcom	(16,561)
11198 - AR Clearing System	0
11199 - AR Clearing Manual Entries	0

OTHER RECEIVABLES	$910,746

Prepaid Expenses and Other Current Assets
12016 - Inventory Certificates	79,815
12801 - Works in Progress	0
13101 - Deposits Miscellaneous	0
22001 - Deferred Gift Card Discounts	3,660
22602 - Deferred Rent - Short Term	34,416
13301 - Prepaid Expenses Other	65,946
13318 - Prepaid Software Maintenance	75,368

PREPAID EXPENSESE AND OTHER CURRENT ASSETS	$259,205

Accounts Payable
21001 - Trade Accounts Payable	(4,304,029)
21002 - Accrued Accounts Payable	(114,041)
21005 - Use Tax Payable	(4,800)
21011 - Accounts Payable ARC	(2,020,973)
21012 - AP Outstanding Check Liability	(39,094)
21018 - Accrue on Receipt	(1,192,187)
21019 - Payable To JPMC - CTA Air	(615,501)
21020 - Payable To JPMC - CTA C/P	(62,703)
21027 - RIU Hotel Payable	(2,574,661)
21028 - Prepaid Hotel/Car Payables	(15,053,771)
21029 - Travcom Vendor Payables	(12,510)
21032 - Payable to JPMC - SU C/P	(28,212)
21033 - Payable to JPMC - SU Air	(1,760,850)
21034 - Payable to CMW	(852)
21035 - Payable to JPMC - SU Exp. Pay.	(1,395,525)

ACCOUNTS PAYABLE	$(29,179,708)

Accrued Payroll Costs
21101 - Accrued Salaries And Wages	(609,153)
21103 - Accr Bonus Non CCI Mgmt Plans	(22,285)
21104 - Accrued Commissions	0
21110 - Accrued Health Insurance	(19,940)
21117 - Accr Bonus CCI Mgmt Plans	(210,000)
21118 - Accr Purchased Time Off	(24,478)
21201 - Accrued Payroll Tax	(99,971)

ACCRUED PAYROLL COSTS	$(985,828)

Accrued Liabilities
21501 - Accrued Liability Other	(2,101,073)
21503 - Accrued Professional Fees	(96,843)

ACCRUED LIABILITIES	$(2,197,916)

Customer Deposits
21901 - Customer Deposits Other	(5,000)
21910 - Gift Cards and Certificates De	(43,130)

CUSTOMER DEPOSITS	$(48,130)

Deferred Revenue
21801 - Deferred Revenue Short Term	(20,000)

DEFERRED REVENUE	$(20,000)

ADJUSTED WORKING CAPITAL	$(9,509,999)

Exhibit C

This RELEASE AGREEMENT, dated [            ], 2010 (this “Agreement”), is entered into by and between TRAVEL LEADERS GROUP, L.L.C., a Delaware limited liability company (“TLG”), TAG INVESTMENT HOLDINGS, L.L.C., a Delaware limited liability company (“TAG LLC”), ONE EQUITY PARTNERS III, L.P., a Cayman Islands exempted limited partnership (“OEP III”), OEP III CO-INVESTORS, L.P., a Cayman Islands exempted limited partnership (“OEP III Co-Investors”), OEP II PARTNERS CO-INVEST, L.P., a Cayman Islands exempted limited partnership (“OEP II” and collectively with OEP III and OEP III Co-Investors, the “OEP Group”) (TLG, TAG LLC and the OEP Group, collectively, the “Releasors,” each a “Releasor”), CONNEXIONS LOYALTY TRAVEL SOLUTIONS, L.L.C., a Delaware limited liability company (“CLTS,” collectively with its wholly-owned subsidiary, International Travel Fulfillment L.L.C. (“ITF LLC”), a Delaware limited liability company, “Connexions”) and LOYALTY TRAVEL AGENCY, L.L.C., a Delaware limited liability company (“LTA”) (Connexions and LTA, each an “Operating Company” and collectively, the “Operating Companies”), OEP TAG HOLDINGS, L.L.C., a Delaware limited liability company (“OEP TAG Holdings” and collectively with the Operating Companies, the “Companies”) and OEP III as a representative for the Releasors.

WHEREAS, pursuant to the Membership Interests Purchase Agreement, dated as of [            ], 2010 (the “Purchase Agreement”) by and among the Releasors, Affinion Loyalty Acquisition, LLC, a Delaware limited liability company (“Buyer”) and the other parties identified therein, the Releasors have agreed to sell, and Buyer has agreed to purchase, certain membership interests of the Companies. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement; and

WHEREAS, Buyer would not consummate the transactions contemplated by the Purchase Agreement unless the Releasors deliver this Agreement; and

NOW, THEREFORE, in order to induce Buyer to consummate the transactions contemplated by the Purchase Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged:

1. General Release. Effective as of the Closing Date, and intending to be legally bound, each Releasor on its own behalf and on behalf of its representatives, agents, heirs, executors, administrators, successors and assigns (the “Releasor Persons”), as applicable and to the extent legally possible, hereby releases, waives and discharges the Companies, their Affiliates1 and each of their respective officers, directors, employees, equityholders, managers, members, agents, successors and assigns, as applicable (collectively, the “Released Parties”), from any and all actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, whether known or unknown, including, but not limited to claims for breach of contract (including, without

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The definition of Affiliate in Section 12.15 of the Purchase Agreement will be revised to state that: “for purposes hereof, after the Closing, (i) Affiliates with respect to Sellers will not include the Companies or any of their subsidiaries, and (ii) Affiliates of the Companies will not include any Affiliate of the Sellers.”

limitation, claims arising out of any employment agreement, offer letter, nonqualified employee benefit plan, stock incentive plan, bonus plan, severance agreement or other agreement); tort; fraud or misrepresentation; violation of any federal, provincial, or local or foreign civil rights laws based on any protected class status; defamation; intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful termination of employment; and any other claims for unlawful employment practices, in law or equity, in each case arising from such Releasor’s relationship with the Companies prior to the Closing Date or such Releasor’s status as an equityholder, director, officer and/or employee of the Companies, if applicable, prior to the Closing Date (each a “Claim” and collectively, the “Claims”); provided, however, that nothing contained herein shall operate to release any obligations under the Transition Services Agreement, the License Agreement and the Sublease Agreements, and any obligations of Buyer under the Purchase Agreement. To the extent permitted by applicable law, each Releasor agrees and promises that it will not file any claim, charge or action asserting any such Claims and, that if such a Claim is brought on such Releasor’s behalf or for such Releasor’s benefit in or by any court or administrative agency, such Releasor hereby waives and agrees not to take any award or money or other damages as a result of such Claim. No Releasor shall aid or assist any other person in connection with the pursuit of any Claim that could not be brought by such Releasor hereunder, except in the case of a court order or validly issued subpoena. Each Releasor hereby expressly agrees and understands that this Agreement applies to all unknown, unsuspected and unanticipated Claims which it may have against the Released Parties.

2. Waiver. Each Releasor hereby expressly waives and relinquishes, to the full extent that such rights and benefits may be waived, all rights and benefits under any statute or law of the United States or any other country or any state, province, territory or jurisdiction thereof, which provides that a general release does not extend to claims which the Releasor does not know or suspect to exist in its favor at the time of executing the release, which if known by the Releasor must have materially affected its settlement with the Released Party. In this regard, each Releasor acknowledges that it is aware that the Releasors or their respective attorneys may hereafter discover claims or facts in addition to or different from those which it or they now know or believe to exist with respect to the subject matter of the foregoing releases, and it is the Releasors’ intention hereby to fully, finally, and forever settle and release all possible claims purported to be released hereunder that it may have against the Released Parties. Further, it is expressly understood that notwithstanding the discovery or existence of any such additional or different claims or facts, the release given herein shall be and remain in effect as a full and complete release with respect to all Claims released hereunder.

3. Release of Certain Indemnification Claims. Save and except to the extent of the Companies’ insurance policies, effective as of the Closing Date, and intending to be legally bound, each Releasor, on behalf of the Releasor Persons, hereby agrees that it will not make any claim for indemnification against the Released Parties by reason of the fact that it was an equityholder, director, officer, employee, manager or agent of the Companies or was serving at the request of the Companies as a partner, trustee, director, officer, manager, employee, or agent of another entity (whether such claim is for attorneys’ fees, judgments, damages, penalties, fines, costs, losses, expenses, excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, or otherwise, and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise), in each case, with

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respect to any action, suit, proceeding, complaint, claim or demand (A) brought by any Person against such Releasor or Releasor Persons and arising from acts or events that occurred on or prior to the Closing Date or (B) brought by Buyer, the Companies or their respective Affiliates, successors and assigns and the respective officers, managers, members and directors of each of the foregoing, or by any equityholder of the Companies against such Releasor or Releasor Persons, in each case, in connection with the Purchase Agreement (including the schedules and exhibits thereto) or any agreements entered into in connection therewith or the transactions contemplated thereby or the representations made therein.

4. All Claims Released. This Agreement is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, front pay, compensatory damages, or punitive damages. This Agreement may not be amended or modified orally or in writing, except as provided in Section 7 hereof.

5. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof and if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

6. Termination. This Agreement shall terminate and become void in the event of termination of the Purchase Agreement pursuant to the terms of Article XI thereof.

7. Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8. Entire Agreement. This Agreement contains the entire agreement between the Releasors and the Released Parties with respect to the subject matter hereof and supersedes any and all prior oral and written agreements and understandings.

9. Absence of Third Party Beneficiary Rights. The Releasors agree that Buyer is an intended third party beneficiary of this Agreement and, as such, shall be entitled to directly exercise the rights of the Companies hereunder without the concurrence of, or any action by, the Companies. Except as expressly provided in the foregoing sentence, no provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any customer, supplier, Affiliate, equityholder, member, officer, director, employee or partner of any party hereto or any other person or entity, other than the parties hereto.

10. Assignment. This Agreement and the rights of each party hereunder may not be assigned without the prior written consent of the other parties and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors, legal representatives and permitted assigns; provided, however, that this Agreement may be assigned by the Companies without the consent of the Releasors to any parent, subsidiary or other Affiliate of the Companies

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or any successor in interest (by purchase, merger or otherwise) to the Companies or which acquires all or a substantial part of the assets or outstanding capital stock or participating equity interests of the Companies. Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect.

11. Counterparts and Electronic Signature. This Agreement may be executed in multiple counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The counterparts of this Agreement may be executed and delivered by facsimile or other electronic signature by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile or other electronic means as if the original had been received.

12. Consultation with Counsel. The Releasors represent and agree that (i) they have consulted with an attorney of their choice concerning their rights and this Agreement, (ii) they have thoroughly discussed all aspects of this Agreement and their rights with their own attorney or other advisor of their choice to the full extent they wanted to do so before signing this Agreement, (iii) they understand they are waiving legal rights or claims by signing this Agreement, (iv) they have carefully read and fully understand this Agreement, and (v) they are voluntarily signing this Agreement. The Releasors acknowledge that in entering into this Agreement they have done so freely and voluntarily, and not as a result of any duress, concealment, fraud, or undue influence.

13. Mutual Work Product. This Agreement is the mutual work product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto on the basis that such party drafted such provision.

14. Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally or sent by facsimile, overnight courier or registered or certified mail, postage prepaid, to the address set forth on the signature pages hereto opposite the party to receive such notice, or to such other address as may be designated in writing by such party.

15. Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties’ covenants and agreements contained in this Agreement.

16. Governing Law; Submission to Jurisdiction. This Agreement shall be construed under and governed by the laws of the State of New York without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws rules of the State of New York. In the event of any dispute, claim or controversy relating to, arising out of, or in

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connection with this Agreement, other than a claim for specific performance pursuant to Section 15 (collectively, a “Dispute”), which cannot be amicably settled between the Companies and the Releasors within 30 days of assertion, either of the Companies or the Releasors may give written notice of the existence of the Dispute, and the Dispute shall thereupon be settled in accordance with the procedures set forth in Section 12.8.2 of the Purchase Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TRAVEL LEADERS GROUP, L.L.C.

By:
Name:
Title:

Address for Notices: 6442, City West Parkway, Minneapolis, MN 55344-3245

With a copy to:	Briggs and Morgan, P.A.
2200 IDS Center, 80 South 8th Street
Minneapolis, MN 55402
Attention: Dennis L. Knoer

TAG INVESTMENT HOLDINGS, L.L.C.

By:
Name:	Michael Batt
Title:

Address for Notices: 333 Las Olas Way #3407 Fort Lauderdale, Fl. 33301

With a copy to:	Briggs and Morgan, P.A.
2200 IDS Center, 80 South 8th Street
Minneapolis, MN 55402
Attention: Dennis L. Knoer

Signature Page to Release

ONE EQUITY PARTNERS III, L.P.

By : OEP GENERAL PARTNER III, L.P.
Its General Partner

By: OEP HOLDING CORPORATION,
Its General Partner

By:
Name:
Title:

Address for Notices: 320 Park Avenue, 18th Floor, New York, NY 10022

With a copy to:	Briggs and Morgan, P.A.
2200 IDS Center, 80 South 8th Street
Minneapolis, MN 55402
Attention: Dennis L. Knoer

ONE EQUITY PARTNERS III, L.P.,
as Representative for the Releasors

By : OEP GENERAL PARTNER III, L.P.
Its General Partner

By: OEP HOLDING CORPORATION,
Its General Partner

By:
Name:
Title:

Address for Notices: 320 Park Avenue, 18th Floor, New York, NY 10022

With a copy to:	Briggs and Morgan, P.A.
2200 IDS Center, 80 South 8th Street
Minneapolis, MN 55402
Attention: Dennis L. Knoer

Signature Page to Release

OEP III CO-INVESTORS, L.P.

By : OEP CO-INVESTORS MANAGEMENT III, LTD.
Its General Partner

By:
Name:
Title:

Address for Notices: 320 Park Avenue, 18th Floor, New York, NY 10022

With a copy to:	Briggs and Morgan, P.A.
2200 IDS Center, 80 South 8th Street
Minneapolis, MN 55402
Attention: Dennis L. Knoer

OEP II PARTNERS CO-INVEST, L.P.

By : OEP II PARTNERS CO-INVEST G.P., LTD
Its General Partner

By:
Name:
Title:

Address for Notices: 320 Park Avenue, 18th Floor, New York, NY 10022

With a copy to:	Briggs and Morgan, P.A.
2200 IDS Center, 80 South 8th Street
Minneapolis, MN 55402
Attention: Dennis L. Knoer

Signature Page to Release

CONNEXIONS LOYALTY TRAVEL SOLUTIONS, L.L.C.

By:
Name:
Title:

INTERNATIONAL TRAVEL FULFILLMENT L.L.C.

By:
Name:
Title:

LOYALTY TRAVEL AGENCY, L.L.C.

By:
Name:
Title:

OEP TAG HOLDINGS, L.L.C.

By:
Name:
Title:

Signature Page to Release

Connexions Loyalty Travel Solutions, L.L.C.,

International Travel Fulfillment L.L.C.,

Loyalty Travel Agency, L.L.C., and

OEP TAG Holdings, L.L.C.

c/o Affinion Group, Inc.

6 High Ridge Park

Stamford, CT 06905

Attention: Leonard P. Ciriello, General Counsel

Phone: 203-956-1080

Fax: 203-956-1206

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Adam K. Weinstein

Phone: 212-872-8112

Fax: 212-872-1002

Signature Page to Release

Exhibit D

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [            ], 2010 by and among AFFINION LOYALTY ACQUISITION, LLC, a Delaware limited liability company(“Buyer”), TRAVEL LEADERS GROUP, L.L.C., a Delaware limited liability company (“TLG”), TAG INVESTMENT HOLDINGS, L.L.C., a Delaware limited liability company (“TAG LLC”), ONE EQUITY PARTNERS III, L.P., a Cayman Islands exempted limited partnership ( “OEP III”), OEP III CO-INVESTORS, L.P., a Cayman Islands exempted limited partnership (“OEP III Co-Investors”), OEP II PARTNERS CO-INVEST, L.P., a Cayman Islands exempted limited partnership (“OEP II” and collectively with OEP III and OEP III Co-Investors, the “OEP Group”) (TLG, TAG LLC and the OEP Group, collectively, the “Sellers”), OEP III as Sellers’ representative acting on behalf of Sellers (“Sellers’ Representative”) and [                            ],                             , as the Escrow Agent (the “Escrow Agent”).

RECITALS

A. Reference is made to that certain Membership Interests Purchase Agreement, dated as of [            ], 2010 (the “Purchase Agreement”), by and among the Buyer, the Sellers and the parties thereto. Capitalized terms used in this Agreement have the meanings given to them in the Purchase Agreement unless otherwise defined herein. The parties to the Purchase Agreement have, as of the date hereof, consummated the transactions contemplated thereby; and

B. Pursuant to Section 1.2.3 of the Purchase Agreement, $13,500,000 of the Purchase Price will be deposited in a segregated escrow fund with the Escrow Agent (the “Indemnity Escrow Fund”). Said sum of $13,500,000, together with any interest and earnings that accrue thereon, is referred to herein as the “Indemnity Escrow Amount”, as the same may be reduced from time to time in accordance with the provisions of the Purchase Agreement and this Agreement.

NOW, THEREFORE, in consideration of the requirements of the Purchase Agreement, the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. Establishment of Escrow

(a) In accordance with Section 1.2.3 of the Purchase Agreement, at the Closing, the Buyer will deliver to the Escrow Agent the Indemnity Escrow Amount by wire transfer of immediately available funds. By its execution and delivery of this Agreement, the Escrow Agent acknowledges receipt of the Indemnity Escrow Amount.

(b)(b) The Sellers and the Buyer hereby jointly and irrevocably appoint the Escrow Agent to act for the purposes set forth in this Escrow Agreement. The Escrow Agent hereby agrees to act as the Escrow Agent and to safeguard the Indemnity Escrow Fund and disburse the Indemnity Escrow Amount pursuant to the terms and conditions of the Purchase Agreement and this Agreement.

2. Investment of Indemnity Escrow Fund

The Buyer and the Sellers’ Representative shall, from time to time, jointly instruct the Escrow Agent in writing to invest the Indemnity Escrow Fund in money market deposit accounts until disbursement of the entire Indemnity Escrow Amount. The Escrow Agent is authorized to liquidate, in accordance with its customary procedures, any portion of the Indemnity Escrow Amount consisting of investments to provide for payments required to be made under this Agreement.

3. Distributions from the Indemnity Escrow Fund

The Escrow Agent will continue to hold the Indemnity Escrow Amount in its possession until authorized hereunder to make distributions from time to time as indicated below. Distributions shall be made by the Escrow Agent out of the Indemnity Escrow Fund (i) to the Sellers on the last business day of each calendar quarter, an amount equal to the interest income earned on the Indemnity Escrow Fund, and (ii) within three (3) Business Days of receipt of instructions given in accordance herewith, as follows:

(a) to the Buyer, upon receipt of the joint written instructions of the Buyer and the Sellers’ Representative, delivered pursuant to the terms of the Purchase Agreement, substantially in the form set forth in Exhibit A hereto;

(b) to the Buyer pursuant to Section 1.3.5.2 of the Purchase Agreement, upon receipt of the written instructions of the Buyer, delivered pursuant to the terms of the Purchase Agreement, substantially in the form set forth in Exhibit B hereto;

(c) to the Buyer pursuant to Section 10.1.2.3 of the Purchase Agreement, upon receipt of the written instructions of the Buyer, delivered pursuant to the terms of the Purchase Agreement, substantially in the form set forth in Exhibit C hereto;

(d) to the Sellers, upon receipt by the Escrow Agent of joint written instructions of the Buyer and the Sellers’ Representative, delivered pursuant to the terms of the Purchase Agreement, substantially in the form set forth in Exhibit D hereto;

(e) to the Buyer, following the entry of a final, non-appealable order, judgment or settlement of a court of competent jurisdiction in the Unites States of America (a “Decree”) upon the Escrow Agent’s receipt from the Buyer of a written notice substantially in the form set forth in Exhibit E hereto, accompanied by a copy of such Decree; and

(f) to the Sellers, following a Decree, upon the Escrow’s Agent receipt from the Sellers’ Representative of a written notice substantially in the form set forth in Exhibit F hereto, accompanied by a copy of such Decree.

4. Termination and Final Disbursement

This Agreement shall terminate, with respect to the Indemnity Escrow Fund, the earlier of (i) fifteen (15) months after the Closing Date and (ii) upon the disbursement of all of the Indemnity Escrow Fund in accordance with this Agreement. Subject to the following sentence, if

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any amounts remain in the Indemnity Escrow Fund fifteen (15) months after the Closing Date (the “Escrow Termination Date”), Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent, pursuant to Section 3(d) herein, to pay such amounts (less any amounts subject to any Claim by any Buyer Indemnified Party against Sellers) to Sellers. Notwithstanding anything in this Agreement to the contrary, if any Claim is unresolved at the Escrow Termination Date, the reasonably estimated amount of such Claim shall be retained by the Escrow Agent, the Escrow Termination Date shall be extended until such amount is disbursed, and the Escrow Agent shall disburse the amount retained to such Buyer Indemnified Party or Sellers, as appropriate, upon the final determination of such Claim.

5. Duties of the Escrow Agent

(a) The Escrow Agent shall not be under any duty to give the Indemnity Escrow Fund kept by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in writing pursuant to this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

(b) The Escrow Agent shall not be liable to the parties hereto for actions taken or not taken by the Escrow Agent hereunder, except to the extent such actions or inactions involved gross negligence, willful misconduct or fraud on the part of the Escrow Agent. Except with respect to claims based upon such gross negligence, willful misconduct or fraud that are successfully asserted and proved against the Escrow Agent, the Buyer and the Sellers (the “Depositors”) shall jointly and severally indemnify and hold harmless the Escrow Agent (and any successor of the Escrow Agent) from and against any and all such losses, liabilities, claims, actions, damages and expenses not arising out of the Escrow Agent’s gross negligence or willful misconduct, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement or being the Escrow Agent hereunder (including but not limited to any losses incurred by the Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct). Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence, willful misconduct or fraud) in the investment or reinvestment of the Indemnity Escrow Fund, or any loss of interest incident to any such delays. In no event shall the Escrow Agent be liable for any consequential, punitive or special damages.

(c) The Escrow Agent shall be entitled to conclusively rely upon and act in accordance with any order, judgment, certification, demand, notice, instrument or other writing (whether in its original form or facsimile form) delivered to it hereunder in compliance with the requirements of this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct the Escrow Agent on behalf of that party unless written notice to the contrary is delivered to and received by the Escrow Agent.

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(d) The Escrow Agent may consult with and act pursuant to the advice of counsel of its own selection with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(e) The Escrow Agent does not have any interest in the Indemnity Escrow Amount deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from the Indemnity Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Indemnity Escrow Fund and is not responsible for any other reporting.

(f) The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any securities or endorsements hereunder.

(g) The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(h) The Escrow Agent (and any successor of the Escrow Agent) may at any time resign as such by delivering all monies and any other property remaining in the Indemnity Escrow Fund (the “Escrow Property”) to any successor of the Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. Within 30 calendar days after receiving the foregoing notice of resignation from the Escrow Agent, the Buyer and the Sellers shall jointly agree on and appoint a successor of the Escrow Agent. If a successor of the Escrow Agent has not accepted such appointment by the end of such 30-day period, the Escrow Agent may, in its sole discretion, apply, at the joint expense of the Depositors, to a court of competent jurisdiction for the appointment of a successor of the Escrow Agent or for other appropriate relief.

(i) In the event of any dispute between or conflicting claims by or among the Buyer and the Sellers and/or any other person or entity with respect to any Escrow Property, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Depositors for failure or refusal to comply with such conflicting claims, demands or instructions. The

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Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary.

(j) The Escrow Agent shall be entitled to receive a one-time fee for the services to be rendered by it hereunder in the amount of $[            ] payable in advance on the date hereof(the “Fee”). The Escrow Agent shall also be reimbursed for all expenses, disbursements and advances incurred or made by it in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Such compensation and reimbursement shall be paid from the Indemnity Escrow Fund; provided, however, that the Buyer shall promptly reimburse the Sellers for 50% of any amounts debited from the Indemnity Escrow Fund in payment of the fees and expenses of the Escrow Agent. The parties hereto acknowledge and agree that no amount other than the Fee shall be owing to the Escrow Agent after this Agreement is terminated.1

(k) If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process that in any way affects the Indemnity Escrow Fund (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Indemnity Escrow Fund), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(l) The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

(m) Unless otherwise specifically set forth herein, the Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to the Escrow Agent’s usual collection practices or terms regarding items received by the Escrow Agent for deposit or collection. The Escrow

[1]	Subject to discussion with the Escrow Agent (in case there are outstanding claims after termination date).

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Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

(n) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Property, unless the Escrow Agent receives written instructions, signed by all Depositors, which eliminate such ambiguity or uncertainty.

(o) The provisions of paragraphs 5(b), 5(e) and 5(j) shall survive the termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

6. Limited Responsibility

This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the Depositors or to which any Depositor is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any Depositor or any entity acting on its behalf. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability (except as provided in Section 5(b) above) in the performance of any of its duties hereunder.

7. Tax Matters

The parties agree to treat the Indemnity Escrow Fund as owned by the Sellers and to file all tax returns on a basis consistent with such treatment. In furtherance of the foregoing, the Sellers will report all income, if any, that is earned on, or derived from, the Indemnity Escrow Fund as its income, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto. The Sellers shall provide the Escrow Agent with his, her or its respective taxpayer identification number documented by the appropriate W-9, or the appropriate W-8 form, upon execution of this Agreement.

8. Notices

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent via confirmed facsimile transmission to the facsimile number given below, provided a written copy of such communication is sent on the day of transmission, (c) one day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service or (d) on the fifth day of mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Buyer, to:

Affinion Group, Inc.
6 High Ridge Park
Stamford, CT 06905
Attention: Leonard P. Ciriello, General Counsel
Phone: 203-956-1080
Fax: 203-956-1206

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with a required copy to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention: Adam K. Weinstein
Phone: 212-872-8112
Fax: 212-872-1002

If to Sellers, to:

One Equity Partners III, L.P.
320 Park Avenue, 18th Floor,
New York, NY 10022
Attention:
Phone:
Fax:

with a required copy to:

Briggs and Morgan, P.A.
2200 IDS Center, 80 South 8th Street
Minneapolis, MN 55402
Attention: Dennis Knoer
Phone: 612-977-8862
Fax: 612-977-8650

If to the Escrow Agent, to: [ ]

or such other address as shall be furnished in writing by any party to the others.

9. Governing Law; Arbitration

(a) This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws rules of the State of New York.

7

(b) In the event of any dispute, claim or controversy relating to, arising out of, or in connection with this Agreement, other than a claim for specific performance pursuant to Section 12.6 of the Purchase Agreement (collectively, a “Dispute”), which cannot be amicably settled between Buyer and Sellers within 30 calendar days of assertion, either of Buyer or Sellers (acting through the Sellers’ Representative) may give written notice of the existence of the Dispute and the Dispute shall thereupon be settled by arbitration conducted on a confidential basis, under the Commercial Arbitration Rules of the American Arbitration Association (the “Association”) strictly in accordance with the terms of this Agreement and the substantive law of the State of New York (excluding choice of law provisions). The arbitrator shall act strictly in accordance with the terms of this Agreement.

(c) All demands for arbitration shall be filed in the Borough of Manhattan in the City of New York, New York, USA. The arbitration shall be conducted at the Association’s regional office located in the Borough of Manhattan by an arbitrator who shall be knowledgeable regarding the substantive area and the particular item(s) involved in the Dispute. Unless otherwise agreed by the parties, the arbitrator must be either a licensed attorney or a certified public accountant who has practiced in such substantive area for at least ten (10) years, and shall be chosen by the parties within fifteen (15) days from lists of qualified persons provided by the Association. If the parties are unable to agree on an arbitrator, Buyer and Sellers’ Representative shall each choose an arbitrator within fifteen (15) days from the lists of qualified persons provided by the Association, and the two appointees shall then select an arbitrator within fifteen (15) days from the lists of qualified persons provided by the Association who shall act as the sole arbitrator for the Dispute. Such sole arbitrator shall be a licensed attorney or a certified public accountant, be knowledgeable regarding the substantive area and the particular item(s) involved in the Dispute and have practiced in such substantive area for at least ten (10) years. The parties hereby consent to service of process by registered mail, return receipt requested, or by any other manner provided by the laws of the State of New York and hereby waive any claims or defenses based upon venue or forum non conveniens.

(d) The arbitral award shall be final, binding, and nonappealable by the parties, and judgment upon the award shall be enforceable by the arbitrator, and may be entered and enforced in any court of competent jurisdiction. In any award, the arbitrator shall assess the arbitration costs and expenses, including attorneys’ fees of the parties, in a manner deemed equitable by the arbitrator, taking into account the arbitration decision. The obligation to arbitrate shall extend to any successor, assign, affiliate, subsidiary, principal, agent, trustee in bankruptcy, or guarantor of a party involved in the Dispute and/or making a defending any Claim.2

10. Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

[2]	Subject to discussion with the Escrow Agent.

8

11. Section Headings

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

12. Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13. Exclusive Agreement and Modification

This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter, provided, however, that this Agreement does not supersede any agreement between the Buyer and the Sellers contained in the Purchase Agreement with respect to the subject matter hereof. This Agreement may not be amended except by a written agreement executed by each of the parties hereto.

14. Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto, provided, however, that the Buyer may (i) assign all or any portion of its rights hereunder to one or more of its Affiliates and (ii) grant its lenders a security interest in its interest in this Agreement to secure debt obligations and such lenders shall have the right to enforce all rights of the Buyer under this Agreement (or otherwise make a collateral assignment to such lenders), each without the prior consent of the Sellers.

15. Miscellaneous

(a) Each party hereto hereby represents and warrants to each other party hereto (i) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (ii) that the execution, delivery and performance of this Escrow Agreement by such party do not and will not violate any applicable law or regulation.

9

(b) The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

[The remainder of this page is intentionally left blank.]

10

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

AFFINION LOYALTY ACQUISITION, LLC

By:
Name:
Title:

Signature Page to Escrow Agreement

TRAVEL LEADERS GROUP, L.L.C.

By:
Name:
Title:

TAG INVESTMENT HOLDINGS, L.L.C.

By:
Name:	Michael Batt
Title:

ONE EQUITY PARTNERS III, L.P.

By : OEP GENERAL PARTNER III, L.P.
Its General Partner

By: OEP HOLDING CORPORATION,
Its General Partner

By:
Name:
Title:

ONE EQUITY PARTNERS III, L.P.,
as Sellers’ Representative

By : OEP GENERAL PARTNER III, L.P.
Its General Partner

By: OEP HOLDING CORPORATION,
Its General Partner

By:
Name:
Title:

Signature Page to Escrow Agreement

OEP III CO-INVESTORS, L.P.

By : OEP CO-INVESTORS MANAGEMENT III, LTD.
Its General Partner

By:
Name:
Title:

OEP II PARTNERS CO-INVEST, L.P.

By : OEP II PARTNERS CO-INVEST G.P., LTD
Its General Partner

By:
Name:
Title:

Signature Page to Escrow Agreement

[ESCROW AGENT]

By:
Name:
Title:

Signature Page to Escrow Agreement

Exhibit A

JOINT INSTRUCTIONS—PAYMENT TO BUYER

                 , 20

[Escrow Agent’s Address

Attn: Corporate Trust Administration]

Ladies and Gentlemen:

Reference is made to the Escrow Agreement, dated [            ], 2010 (the “Escrow Agreement”), by and among by and among AFFINION LOYALTY ACQUISITION, LLC, a Delaware limited liability company, TRAVEL LEADERS GROUP, L.L.C., a Delaware limited liability company (“TLG”), TAG INVESTMENT HOLDINGS, L.L.C., a Delaware limited liability company (“TAG LLC”), ONE EQUITY PARTNERS III, L.P., a Cayman Islands exempted limited partnership ( “OEP III”), OEP III CO-INVESTORS, L.P., a Cayman Islands exempted limited partnership (“OEP III Co-Investors”), OEP II PARTNERS CO-INVEST, L.P., a Cayman Islands exempted limited partnership (“OEP II” and collectively with OEP III and OEP III Co-Investors, the “OEP Group”) (TLG, TAG LLC and the OEP Group, collectively, the “Sellers”), OEP III as Sellers’ representative acting on behalf of Sellers, and you.

Pursuant to Section 3(a) of the Escrow Agreement, each of the undersigned hereby instructs you to disburse from the Indemnity Escrow Fund (as defined in the Escrow Agreement) to the Buyer the sum of $        , with immediately available funds in such amount wired to the following account:

Bank:
ABA No.
Acct No.
Acct. Name

AFFINION LOYALTY ACQUISITION, LLC

By:
Name:
Title:

ONE EQUITY PARTNERS III, L.P.,
as Sellers’ Representative, on behalf of Sellers

By: OEP GENERAL PARTNER III, L.P.
Its General Partner

By: OEP HOLDING CORPORATION,
Its General Partner

By:
Name:
Title:

Exhibit B

INSTRUCTIONS—PAYMENT TO BUYER

                 , 20

[Escrow Agent’s Address

Attn: Corporate Trust Administration]

Ladies and Gentlemen:

Reference is made to the Escrow Agreement, dated [            ], 2010 (the “Escrow Agreement”), by and among by and among AFFINION LOYALTY ACQUISITION, LLC, a Delaware limited liability company, TRAVEL LEADERS GROUP, L.L.C., a Delaware limited liability company (“TLG”), TAG INVESTMENT HOLDINGS, L.L.C., a Delaware limited liability company (“TAG LLC”), ONE EQUITY PARTNERS III, L.P., a Cayman Islands exempted limited partnership ( “OEP III”), OEP III CO-INVESTORS, L.P., a Cayman Islands exempted limited partnership (“OEP III Co-Investors”), OEP II PARTNERS CO-INVEST, L.P., a Cayman Islands exempted limited partnership (“OEP II” and collectively with OEP III and OEP III Co-Investors, the “OEP Group”) (TLG, TAG LLC and the OEP Group, collectively, the “Sellers”), OEP III as Sellers’ representative acting on behalf of Sellers, and you.

Pursuant to Section 3(b) of the Escrow Agreement and Section 1.3.5.2 of the Purchase Agreement (as defined in the Escrow Agreement), the undersigned hereby represents in good faith that Sellers have not paid Buyer in accordance with the terms of Section 1.3.5.2 of the Purchase Agreement and instructs you to disburse from the Indemnity Escrow Fund (as defined in the Escrow Agreement) to the Buyer the sum of $        , with immediately available funds in such amount wired to the following account:

Bank:
ABA No.
Acct No.
Acct. Name

AFFINION LOYALTY ACQUISITION, LLC

By:
Name:
Title:

Exhibit C

INSTRUCTIONS—PAYMENT TO BUYER

                 , 20

[Escrow Agent’s Address

Attn: Corporate Trust Administration]

Ladies and Gentlemen:

Reference is made to the Escrow Agreement, dated [            ], 2010 (the “Escrow Agreement”), by and among by and among AFFINION LOYALTY ACQUISITION, LLC, a Delaware limited liability company, TRAVEL LEADERS GROUP, L.L.C., a Delaware limited liability company (“TLG”), TAG INVESTMENT HOLDINGS, L.L.C., a Delaware limited liability company (“TAG LLC”), ONE EQUITY PARTNERS III, L.P., a Cayman Islands exempted limited partnership ( “OEP III”), OEP III CO-INVESTORS, L.P., a Cayman Islands exempted limited partnership (“OEP III Co-Investors”), OEP II PARTNERS CO-INVEST, L.P., a Cayman Islands exempted limited partnership (“OEP II” and collectively with OEP III and OEP III Co-Investors, the “OEP Group”) (TLG, TAG LLC and the OEP Group, collectively, the “Sellers”), OEP III as Sellers’ representative acting on behalf of Sellers, and you.

Pursuant to Section 3(c) of the Escrow Agreement and Section 10.1.2.3 of the Purchase Agreement (as defined in the Escrow Agreement), the undersigned hereby represents in good faith that Sellers have not paid Buyer in accordance with the terms of Section 10.1.2.3 of the Purchase Agreement and instructs you to disburse from the Indemnity Escrow Fund (as defined in the Escrow Agreement) to the Buyer the sum of $        , with immediately available funds in such amount wired to the following account:

Bank:
ABA No.
Acct No.
Acct. Name

AFFINION LOYALTY ACQUISITION, LLC

By:
Name:
Title:

Exhibit D

JOINT INSTRUCTIONS—PAYMENT TO SELLERS

                 , 20

[Escrow Agent’s Address

Attn: Corporate Trust Administration]

Ladies and Gentlemen:

Reference is made to the Escrow Agreement, dated [            ], 2010 (the “Escrow Agreement”), by and among by and among AFFINION LOYALTY ACQUISITION, LLC, a Delaware limited liability company, TRAVEL LEADERS GROUP, L.L.C., a Delaware limited liability company (“TLG”), TAG INVESTMENT HOLDINGS, L.L.C., a Delaware limited liability company (“TAG LLC”), ONE EQUITY PARTNERS III, L.P., a Cayman Islands exempted limited partnership ( “OEP III”), OEP III CO-INVESTORS, L.P., a Cayman Islands exempted limited partnership (“OEP III Co-Investors”), OEP II PARTNERS CO-INVEST, L.P., a Cayman Islands exempted limited partnership (“OEP II” and collectively with OEP III and OEP III Co-Investors, the “OEP Group”) (TLG, TAG LLC and the OEP Group, collectively, the “Sellers”), OEP III as Sellers’ representative acting on behalf of Sellers, and you.

Pursuant to Section 3(d) of the Escrow Agreement, each of the undersigned hereby instructs you to disburse from the Indemnity (as defined in the Escrow Agreement) to the Sellers the sum of $        , with immediately available funds in such amount wired to the following account:

Bank:
ABA No.
Acct No.
Acct. Name

AFFINION LOYALTY ACQUISITION, LLC

By:
Name:
Title:

ONE EQUITY PARTNERS III, L.P.,
as Sellers’ Representative, on behalf of Sellers

By: OEP GENERAL PARTNER III, L.P.
Its General Partner

By: OEP HOLDING CORPORATION,
Its General Partner

By:
Name:
Title:

Exhibit E

NOTICE OF DECREE—PAYMENT TO BUYER

                 , 20

[Escrow Agent’s Address

Attn: Corporate Trust Administration]

Ladies and Gentlemen:

Reference is made to the Escrow Agreement, dated [            ], 2010 (the “Escrow Agreement”), by and among by and among AFFINION LOYALTY ACQUISITION, LLC, a Delaware limited liability company, TRAVEL LEADERS GROUP, L.L.C., a Delaware limited liability company (“TLG”), TAG INVESTMENT HOLDINGS, L.L.C., a Delaware limited liability company (“TAG LLC”), ONE EQUITY PARTNERS III, L.P., a Cayman Islands exempted limited partnership ( “OEP III”), OEP III CO-INVESTORS, L.P., a Cayman Islands exempted limited partnership (“OEP III Co-Investors”), OEP II PARTNERS CO-INVEST, L.P., a Cayman Islands exempted limited partnership (“OEP II” and collectively with OEP III and OEP III Co-Investors, the “OEP Group”) (TLG, TAG LLC and the OEP Group, collectively, the “Sellers”), OEP III as Sellers’ representative acting on behalf of Sellers, and you.

Pursuant to Section 3(e) of the Escrow Agreement, the undersigned hereby instructs you to disburse from the Indemnity Escrow Fund (as defined in the Escrow Agreement) to the Buyer the sum of $         in accordance with the Decree (as defined in the Escrow Agreement), a copy of which is attached hereto, with immediately available funds in such amount wired to the following account:

Bank:
ABA No.
Acct No.
Acct. Name

AFFINION LOYALTY ACQUISITION, LLC

By:
Name:
Title:

Exhibit F

NOTICE OF DECREE—PAYMENT TO SELLERS

                 , 20

[Escrow Agent’s Address

Attn: Corporate Trust Administration]

Ladies and Gentlemen:

Reference is made to the Escrow Agreement, dated [            ], 2010 (the “Escrow Agreement”), by and among by and among AFFINION LOYALTY ACQUISITION, LLC, a Delaware limited liability company, TRAVEL LEADERS GROUP, L.L.C., a Delaware limited liability company (“TLG”), TAG INVESTMENT HOLDINGS, L.L.C., a Delaware limited liability company (“TAG LLC”), ONE EQUITY PARTNERS III, L.P., a Cayman Islands exempted limited partnership ( “OEP III”), OEP III CO-INVESTORS, L.P., a Cayman Islands exempted limited partnership (“OEP III Co-Investors”), OEP II PARTNERS CO-INVEST, L.P., a Cayman Islands exempted limited partnership (“OEP II” and collectively with OEP III and OEP III Co-Investors, the “OEP Group”) (TLG, TAG LLC and the OEP Group, collectively, the “Sellers”), OEP III as Sellers’ representative acting on behalf of Sellers, and you.

Pursuant to Section 3(f) of the Escrow Agreement, the undersigned hereby instructs you to disburse from the Indemnity Escrow Fund (as defined in the Escrow Agreement) to the Sellers the sum of $         in accordance with the Decree (as defined in the Escrow Agreement), a copy of which is attached hereto, with immediately available funds in such amount wired to the following account:

Bank:
ABA No.
Acct No.
Acct. Name

ONE EQUITY PARTNERS III, L.P.,
as Sellers’ Representative, on behalf of Sellers

By: OEP GENERAL PARTNER III, L.P.
Its General Partner

By: OEP HOLDING CORPORATION,
Its General Partner

By:
Name:
Title:

Exhibit E

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (“Agreement”) is dated as of [            ], 2010 (the “Effective Date”), by and among [Travel Leaders Group, LLC], a Delaware limited liability company with offices at 6442 City West Parkway, Eden Prairie, Minnesota 55344 (“TLG”) and Affinion Loyalty Acquisition, LLC, a Delaware limited liability company with offices at 6 High Ridge Park, Stamford, Connecticut 06905 (“Affinion”). TLG and Affinion may each be referred to herein individually as a “Party” and together as the “Parties.” As used herein, Affinion shall include Affinion’s affiliated companies receiving Services pursuant to this Agreement, and TLG shall include TLG’s affiliated companies providing Services pursuant to this Agreement.

WHEREAS TLG, Affinion and the other parties thereto have entered into that certain Membership Interests Purchase Agreement dated as the date hereof (the “Purchase Agreement”), pursuant to which Affinion purchased the membership interests of Connexions Loyalty Travel Solutions, L.L.C. (“CLTS”), Loyalty Travel Agency, L.L.C. (“LTA”) and OEP TAG Holdings, L.L.C. (the “Acquired Business”); and

WHEREAS CLTS and LTA have been receiving certain services in support of their operations from TLG or from entities affiliated with TLG, and Affinion desires to continue to receive certain of such services in connection with the Acquired Business for the time periods set forth herein.

IT IS HEREBY AGREED:

ARTICLE 1. SERVICES AND SCOPE OF SERVICES

1.1 During the Term (as defined in Section 2.1) of this Agreement, Affinion hereby engages TLG to provide, and TLG hereby agrees to provide or cause to be provided to Affinion, for the Acquired Business any and all services provided to the Acquired Business immediately prior to the Closing Date (as defined in the Purchase Agreement) within the categories of services identified in Exhibit A attached hereto and made a part hereof (as from time to time added to or deleted from such attachments pursuant to this Agreement) (all such services provided pursuant to this Agreement being collectively referred to hereinafter as the “Services”). TLG shall not enter into any agreement or contract with any third party to provide any Services hereunder pursuant to which either Affinion or the Acquired Business would remain obligated to such third party upon the conclusion of this Agreement without Affinion’s prior written consent.

1.2 Certain Services are currently provided to TLG and its affiliated companies (for CLTS and LTA as well as other businesses of TLG) by other companies which are affiliated with TLG, or pursuant to certain shared service or cost agreements by and between TLG and various companies affiliated with TLG. TLG shall take such steps as are necessary and appropriate to cause the various TLG-affiliated entities to provide Services to Affinion for the Acquired Business.

1.3 TLG is not aware of any material third party provider whose consent or waiver is required to provide the Services hereunder, except where other providers are readily available should consent and waiver not be obtained.

1.4 With respect to Services that are currently outsourced by TLG to third parties, TLG shall use commercially reasonable efforts to cause such third parties to provide Services to the Acquired Business, but in each case, only in accordance with the terms and conditions of this Agreement. In the event TLG is not able to secure the agreement of any third parties to provide Services to the Acquired Business, the Parties will mutually cooperate to obtain substantially similar services from another source on substantially similar terms and conditions as those currently being provided.

1.5 TLG shall use commercially reasonable efforts to obtain any required licenses or license modifications for software used to provide Services to Affinion if such licenses or license modifications are required by the software owner; the Parties hereto agree that any license fees for services provided hereunder shall be paid by Affinion.

1.6 TLG shall provide or cause to be provided the personnel, facilities, equipment, systems and management to perform the Services (but only to the extent the same are provided by TLG to the Acquired Business during the period immediately preceding the Closing Date) and unless otherwise specified on the Exhibits hereto, TLG shall use commercially reasonable efforts to provide or cause to be provided the Services in the manner and at a relative nature and quality of service substantially equivalent to that provided to the Acquired Business immediately prior to the Closing Date with the same standard of care that TLG provides its own businesses. The foregoing standards shall be referred to herein and in the Exhibits hereto as the “TLG Standards” or “Services Standards.” If TLG is unable to provide any such Services to the same standard as is provided prior to the Closing Date, the Parties shall collaborate to obtain equivalent replacement services, which shall be acceptable to Affinion.

1.7 Neither TLG nor any of its affiliated companies will be required to stay in business, replace employees who voluntarily terminate their employment with TLG or the provider of the Services or take other measures solely to provide the Services to Affinion for the Acquired Business. Notwithstanding the foregoing, without the prior written consent of Affinion, (a) TLG shall not be entitled to terminate a Service to Affinion if TLG otherwise provides a comparable service to one or more other businesses of TLG that would not be terminated, and (b) in the event a Service is reduced, such reduction shall not disproportionately affect the Service provided to Affinion as compared to a similar service otherwise provided to TLG or its affiliated companies.

1.8 Except as provided for in Article 14, Force Majeure, in the event TLG terminates or materially reduces the level of Service (other than in accordance with the terms hereof), Affinion shall have the right to immediately terminate its further obligations with regard to such Service or related component Services without cost or penalty to Affinion; provided, however, that Affinion shall give TLG fifteen (15) days prior written notice of its intention to terminate a Service due to TLG’s reduction of such

2

Service and if, within fifteen (15) days of receipt of such notice, TLG increases such reduced level of Service to the level of Service prior to such reduction, Affinion shall not have the right to terminate such Service at such time. The Parties will refer any disputes with respect to this section to the Steering Committee for resolution in accordance with the Steering Committee procedures. Additionally, upon such termination of a Service by TLG, TLG will reimburse Affinion for all reasonable costs and expenses incurred by Affinion in connection with obtaining a replacement for such Service. The provisions of this Article 1.8 shall not apply in the event that TLG’s termination or service reduction is due to actions on the part of Affinion’s employees or agents.

1.9 Special Services and Projects. During the Term, Affinion may from time to time request that TLG provide special services or projects in addition to the Services, and TLG shall make commercially reasonable efforts to provide such additional services or projects. If TLG agrees to provide such additional services or projects, the Parties shall negotiate in good faith to establish the terms (including, without limitation, price) for providing such additional services or projects and, following agreement on such terms, Exhibit A hereof shall be amended to include such additions. If TLG is unable to provide such additional services or projects, TLG will promptly inform Affinion and shall use its reasonable efforts to work with Affinion in finding an equivalent replacement for such additional services or projects.

1.10 Steering Committee and Operating Committee. In order to monitor, coordinate and facilitate implementation of the terms and conditions of this Agreement, the Parties shall establish (i) a “Steering Committee” consisting of at least one (1) senior manager from each Party and whereby each Party is equally represented and (ii) an “Operating Committee” consisting of one (1) representative of each Party from each functional area that is the subject of Exhibits A-1 to A-4 and whereby each Party is equally represented. The Steering Committee shall provide general oversight of the terms and conditions of this Agreement and shall work in good faith to resolve any disputes arising under this Agreement as set forth under Article 15. The Operating Committee shall be responsible for the day-to-day operations related to the implementation of the terms and conditions of this Agreement and the Exhibits hereto. The initial Steering Committee representatives shall be                      for Affinion and                      for TLG. The initial Operating Committee representatives shall be [                            ] for Affinion and [                            ] for TLG. The initial Steering Committee and Operating Committee representatives shall not be changed by either Party on less than ten (10) days’ prior written notice to the other Party. The Steering Committee and Operating Committee representatives shall meet at least monthly (or more frequently if needed) during the terms of this Agreement. The Steering Committee and Operating Committee representatives for each Party shall stay reasonably apprised of the activities of the employees, agents and contractors of such Party who are providing or receiving the Services in order to maximize efficiency in the provision and receipt of the Services.

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ARTICLE 2. TERM AND TERMINATION

2.1 Term. Except for as set forth in Articles 2.2 and 2.3, below, the Services to be provided under this Agreement shall commence as of the Closing Date (except to the extent provided otherwise in the Exhibits), and shall continue until April 30, 2011, unless a different period is provided therefor on one of the Exhibits hereto or the Parties mutually agree in writing to an extended period (the “Term”), or unless earlier terminated pursuant to Article 2.4 below. Notwithstanding anything to the contrary contained herein, the Parties expressly agree and acknowledge that this Agreement will automatically terminate upon the termination of the Purchase Agreement without the need for any action on the part of the Parties.

2.2 Information Management Services. Information Management services cannot be terminated unless Finance and Accounting and Human Resources services as defined in Exhibit A are terminated.

2.3 Human Resource Services. Human Resource Services as defined in Exhibit A-2 shall be provided for the shorter of a term of six (6) months from the Closing Date or until terminated by Affinion pursuant to Article 2.4 below.

2.4 Termination. Except as otherwise provided herein, or as may be specified in the Exhibits, Affinion may terminate this Agreement or one or more of the Services in whole or in part pursuant to this Agreement as of the end of any calendar month upon at least thirty (30) days advance written notice to TLG. Upon termination of this Agreement, or upon termination of one or more of the Services provided pursuant to this Agreement, TLG shall cease and shall cause its affiliates to cease providing the terminated Service(s). Affinion’s obligation to pay monies owed to TLG for Services provided prior to the effective date of such termination notice(s) shall survive the termination or expiration of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Affinion may terminate the Services set forth on Exhibit A-2 prior to the Closing Date upon providing TLG with at least two (2) weeks’ prior written notice.

ARTICLE 3. SERVICES FEE

3.1 Affinion agrees to pay to TLG on a monthly basis during the Term of this Agreement, in consideration for the Services rendered to Affinion and the Acquired Business as herein provided (“Service Fees”) the amounts, if any, set forth opposite each such Service on Exhibit B attached hereto and made a part hereof.

3.2 To the extent that during the Term the Parties mutually agree to modify, amend, delete or add to the Services, the Parties shall cooperate to determine in good faith an equitable adjustment to the amounts paid by Affinion to TLG.

4

ARTICLE 4. BILLING AND PAYMENT

4.1 Each month during the Term, TLG shall submit to Affinion for payment an invoice reasonably detailing the amounts due under this Agreement for the immediately preceding month. Such invoice shall be payable by Affinion within fifteen (15) days from the date of such invoice unless Affinion contests in good faith the amounts set forth in such invoice by giving written notice to TLG of such dispute within the payment period, in which case Affinion shall pay all amounts not in dispute within such fifteen (15) day period.

4.2 In the event that a review of invoices for amounts paid by Affinion indicates an overpayment by Affinion for Services, TLG will, within ten (10) days after completion of such review to the reasonable satisfaction of TLG, reimburse Affinion for the full amount of any such overpayment.

4.3 If either Party believes that there has been a material change in the quantity or quality of Services being delivered, they may request a review by the Steering Committee of the monthly Service Fee to make revisions to Article 3.1 and/or Exhibit A or Exhibit B in accordance with such change.

4.4 Not later than thirty (30) days after the last business day of each month during the Term, TLG shall provide to Affinion an accounting of all collections, receipts and other remittances to TLG on account of the Acquired Business and all expenses for the Acquired Business paid by TLG on behalf of the Acquired Business since the last accounting in accordance with Exhibit A hereto. With such accounting, TLG shall identify the net amount due TLG or remit to Affinion, within five (5) days of the date of such accounting, by wire transfer the net amount due Affinion. If there is a net amount due TLG, Affinion shall remit to TLG the net amount due TLG within five (5) days following receipt of the cash flow statement by wire transfer.

4.5 TLG’s supporting documentation used in the preparation of Acquired Business financial reports along with other detailed closing schedules and reports, net amounts due TLG, net amounts due Affinion, and other information relating thereto may be reviewed and copied by Affinion no more than quarterly for consistency and accuracy during normal business hours at Affinion’s cost by Affinion or by an independent certified public accounting firm selected by Affinion and reasonably acceptable to TLG; provided any such accounting firm reviewing or copying the books and records subject to a review shall enter into a confidentiality agreement with TLG. Affinion will provide reasonable notification as to their intent to perform such review under agreeable terms and conditions with TLG.

4.6 In the event that the results of any review conducted in accordance with Article 4.4 indicate an underpayment by Affinion or an overpayment to Affinion, Affinion will, within ten (10) days after completion of such review, reimburse TLG for the full amount of any such underpayment or overpayment. Any payment not made by Affinion within such ten (10) day period shall bear interest from the completion of such review through the date of payment at a fluctuating interest rate that is equal to the rate of interest from time to time announced in The Wall Street Journal under the “Money Rates” section as the “prime rate”.

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4.7 In the event that the results of any review conducted in accordance with Article 4.2 and/or 4.4 indicate an over billing by TLG or underpayment by TLG for amounts due Affinion, TLG will, within ten (10) days after completion of such review, reimburse Affinion for the full amount of any such over billing or underpayment. Any payment not made by TLG within such ten (10) day period shall bear interest from the completion of such review through the date of payment at a fluctuating interest rate that is equal to the rate of interest from time to time announced in The Wall Street Journal under the “Money Rates” section as the “prime rate”.

4.8 Any audit dispute between the Parties will be conclusively determined by an internationally recognized firm of certified public accountants mutually acceptable to the Parties, and such determination will be final and binding upon the Parties. Each Party will pay fifty-percent (50%) of the costs of any such firm associated with the audit dispute.

4.9 Notwithstanding the expiration or earlier termination of this Agreement, the Parties’ obligations to each other under this Article 4 regarding events or obligations occurring or arising during the Term shall survive such expiration or earlier termination until fulfilled.

ARTICLE 5. NOTICES

All notices and other communications hereunder shall be in writing and in the English language and shall be deemed given when delivered personally or by overnight mail or to the extent receipt is confirmed, facsimile or other electronic transmission service, or five (5) calendar days after being mailed by registered mail, return receipt requested, to a Party at the following address:

If to TLG to:

6442 City West Parkway
Eden Prairie, MN 55344
Attention: Bob Brill, General Counsel
Phone: 952-914-6835
Fax: 952-914-6698

If to Affinion to:

6 High Ridge Park
Stamford, CT 06905
Attention: Leonard P. Ciriello, General Counsel
Phone: 203-956-1080
Fax: 203-956-1206

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with a copy to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention: Adam K. Weinstein
Phone: 212-872-8112
Fax: 212-872-1002

or to such other address or to such other person for a Party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party.

ARTICLE 6. DELEGATION AND ASSIGNMENT

Except to the extent permitted by Article 1 of this Agreement, TLG shall not delegate any of its duties to perform Services hereunder. Affinion shall not assign or subcontract its rights, duties or obligations under this Agreement, except to (a) its subsidiaries, affiliates, contractors or agents (with reasonable prior notice to TLG and subject to TLG’s ability to provide Services to such persons), (b) its financing sources, or (c) with the prior written consent of TLG which shall not be unreasonably withheld or delayed. This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. However, in the event that Affinion sells or otherwise divests any or all of the Acquired Business, TLG shall have the right to immediately terminate any Service if such sale or divestiture would materially increase TLG’s obligations to provide such Service under this Agreement.

ARTICLE 7. LIMITED WARRANTY

In performing the Services, TLG shall use commercially reasonable efforts to employ methods, procedures and utilities in the manner and at a relative nature and quality of service substantially equivalent to that provided to the Acquired Business immediately prior to the Closing Date with the same standard of care employed by it with respect to its own business and affairs. THE LIMITED WARRANTY PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE IS THE SOLE WARRANTY WITH RESPECT TO THE SERVICES. TLG EXPRESSLY DISCLAIMS (i) ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THOSE OF MERCHANTABILITY, WORKMANSHIP, DESIGN, FITNESS FOR A PARTICULAR PURPOSE AND INFRINGEMENT; AND (ii) THAT THE SERVICES PROVIDED HEREUNDER WILL YIELD ANY GIVEN OR STATED ECONOMIC, FINANCIAL, PROFIT OR BUSINESS RESULT TO AFFINION OR WILL RESULT IN AFFINION HAVING ANY GIVEN STANDING OR POSITION IN ANY BUSINESS, MARKET OR PRODUCT. NEITHER PARTY SHALL HAVE LIABILITY TO THE OTHER FOR ANY PUNITIVE DAMAGES OF ANY TYPE OR KIND.

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ARTICLE 8. BOOKS AND RECORDS

8.1 TLG shall keep, and make available to Affinion and its representatives, complete and accurate records and accounts, in accordance with TLG’s normal practices with respect to the Acquired Business, of all material transactions pertaining to the Services, and shall preserve them for the longer of (a) a period of two (2) years following the end of the fiscal year to which they pertain, (b) the period consistent with TLG’s retention policies or (c) such longer period as may be necessary to enable TLG to comply with provisions of applicable law. After the expiration of such period referred to in this Article 8.1, except as set forth in Article 8.2, TLG shall have no further duty to retain any of such books and records or to notify Affinion before the disposition or destruction thereof. Affinion may review these books and records upon reasonable advance notice during normal business hours.

8.2 TLG shall provide a list of any such books and records which have become eligible for destruction to Affinion for review before disposal takes place. Affinion shall provide the name of the reviewing party to TLG and reviews shall occur and be completed within sixty (60) days of presenting the list of records eligible for destruction. If Affinion does not respond to TLG within sixty (60) days following provision of the list of books and records which have become eligible for destruction, such books and records may be destroyed or shipped to Affinion for disposition.

8.3 Notwithstanding the expiration or earlier termination of this Agreement, the Parties’ obligations to each other under this Article 8 regarding events or obligations occurring or arising during the Term shall survive such expiration or earlier termination until fulfilled.

ARTICLE 9. CONFIDENTIAL INFORMATION

9.1 For purposes hereof, “Confidential Information” means any and all information of either Party that might reasonably be considered confidential, secret, sensitive, proprietary or private. To the extent practicable, Confidential Information shall be marked “proprietary” or “confidential.” Confidential Information shall include the following:

(a) data, know-how, formulae, processes, designs, sketches, photographs, plans, drawings, specifications, samples, reports, lists, financial information, studies, findings, inventions and ideas, or proprietary information specifically relating to either Party or the methods or techniques used by either Party;

(b) data, documents or proprietary information employed in connection with the marketing and implementation of each Party’s products, including cost information, business policies and procedures, revenues and markets, distributor and customer lists, and similar items of information;

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(c) any other data or information obtained by either Party during the term of this Agreement which is not generally known to and not readily ascertainable by proper means by third persons who could obtain economic value from its use or disclosure;

(d) as to Affinion’s confidentiality obligations hereunder, any data obtained from the use of TLG’ computer systems by Affinion’s employees or agents, except data pertaining solely to the Acquired Business; and

(e) as to TLG’s confidentiality obligations hereunder, any data, information, or documents pertaining to the assets sold to Affinion or the Acquired Business.

9.2 The receiving Party shall treat as confidential all Confidential Information of the other Party, or of any subsidiaries or affiliates of such other Party, that comes to the receiving Party’s knowledge through this Agreement. The receiving Party shall take such steps to prevent disclosure of such Confidential Information to any third person as it would take in protecting its own proprietary or confidential information, and shall not use any portion of such Confidential Information for any purpose not authorized herein.

9.3 No person receiving Confidential Information shall be under any obligations with respect to any Confidential Information:

(a) which is, at the time of disclosure, available to the general public;

(b) which becomes at a later date available to the general public through no fault on its part and then only after said later date;

(c) which it can demonstrate was in its possession before receipt from the discloser (excluding Confidential Information possessed by TLG prior to Closing that relates to the assets sold to Affinion or the Acquired Business);

(d) which is disclosed to it without restriction on disclosure by a third party who has the lawful right to disclose such information;

(e) which it can demonstrate was independently developed by it (excluding Confidential Information possessed by TLG prior to Closing that relates to the assets sold to Affinion or the Acquired Business); or

(f) after five (5) years from the date of disclosure.

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9.4 Either Party may disclose information which would otherwise be confidential if and to the extent:

(a) required by any securities exchange or agency to which either Party is subject, wherever situated, whether or not the requirement has the force of law;

(b) disclosed on a strictly confidential basis to the professional advisers or auditors of the Party or to any actual or potential bankers or financiers of that Party;

(c) disclosed on a strictly confidential basis to other members of TLG’s affiliated companies or Affinion’s affiliated companies;

(d) that the other Party has given prior written approval to such disclosure;

(e) disclosed to the extent necessary to seek enforcement of, or to defend, the contractual rights or obligations of a Party under this Agreement or to satisfy an obligation or duty under this Agreement; or

(f) disclosed by Affinion on a confidential basis to bona fide potential or actual purchasers of a proprietary interest in or potential or actual operators of the Acquired Business or particular assets of the Acquired Business.

9.5 In the event that any Party is requested or required (by oral questions, interrogatories, requests for information or documents, or other similar process utilized in connection with legal proceedings, or in connection with compliance with a subpoena, civil investigative demand or other similar process) to disclose any such Confidential Information, such Party shall provide the other Party with prompt written notice of any such requests or requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of Article 9 of this Agreement.

9.6 In order to protect the interests of both Parties with respect to Confidential Information contained within the information technology systems (both hardware and software) which will be utilized by the Parties during the Term, both Parties shall use reasonable best efforts to implement and effect security procedures intended to protect such Confidential Information.

9.7 SUBJECT TO ARTICLES 9.3 AND 9.4 ABOVE, THE CONFIDENTIALITY AND NONDISCLOSURE OBLIGATIONS OF THIS ARTICLE SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

ARTICLE 10. INDEPENDENT CONTRACTOR

TLG is and shall remain at all times an independent contractor of Affinion in the performance of all Services hereunder; and all persons employed by TLG or under contract or agreement with TLG to perform such Services shall be and remain employees or contractors solely of TLG and subject only to the supervision and control of TLG supervisory personnel.

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ARTICLE 11. COMPLIANCE WITH LAWS AND REGULATIONS

11.1 Each Party shall give all notices and obtain all licenses and permits required by applicable laws, rules, ordinances, codes or regulations and shall comply with all applicable laws, rules, ordinances, codes and regulations of any governmental entity or regulatory agency governing the Services to be provided hereunder.

11.2 If it is found that a service or report results in either Party being given notice that it is in violation of a law or regulation by a third-party regulatory or governmental agency, the Parties will mutually cooperate to provide the service in a way that is not in violation of such law or regulation. Failing such best efforts, either Party may cancel such Service.

ARTICLE 12. DEFAULT

Notwithstanding anything to the contrary contained herein, if either Party fails to fulfill any of its material obligations hereunder, unless such failure is otherwise excused by or subject to other provisions of this Agreement, the other Party may give notice to the defaulting Party of such default. If the defaulting Party does not cure the default within fifteen (15) days of the date of this notice, or if the default is curable but the default is of such a nature that it cannot be cured within fifteen (15) days, and the defaulting Party has not taken reasonable steps to commence to cure the default (or does not proceed with due diligence to complete the cure), the Party not in default, upon written notice, may terminate its further obligations hereunder directly related to the subject matter of the default effective on the expiration of such fifteen (15) day period; provided, however, that if the Party claimed to be in default disputes such claim, the dispute resolution procedures contained herein shall apply.

ARTICLE 13. INDEMNITY AND LIMITED LIABILITY

13.1 For purposes of Articles 13 and 15 of this Agreement, the following defined terms shall apply:

“Applicable Law” means any law, ordinance, regulation or other requirement applicable to the subject matter hereof, in effect and as interpreted from time to time.

“Damages” shall have the meaning ascribed to such term in the Purchase Agreement.

“DOEA” means the directors, officers, employees and agents of the relevant entity.

“Liabilities” shall have the meaning ascribed to such term in the Purchase Agreement.

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“Reasonable Best Efforts” means, with respect to a Party hereto, the level and nature of commercially reasonable efforts the Party generally performs on its own behalf in running its other businesses, operations or providing services.

13.2 IN NO EVENT SHALL ANY PARTY, ITS AFFILIATE(S) AND/OR ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES OR AGENTS BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY CLAIM RELATING TO THE SERVICES FOR LOSS OF USE (PROVIDED SUCH PARTY MEETS ITS DUTY OF CARE REQUIREMENTS SET FORTH HEREIN), INTERRUPTION OF BUSINESS, ANY INDIRECT, SPECIAL, LIQUIDATED, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (IN EACH CASE, OTHER THAN FOR DIRECT CLAIMS BY THIRD PARTIES), REGARDLESS OF THE LEGAL BASIS OF LIABILITY OR LEGAL OR EQUITABLE PRINCIPLE INVOLVED (INCLUDING VIOLATION OF LAW, BREACH OF CONTRACT, BREACH OF EXPRESS OR IMPLIED WARRANTY, INDEMNIFICATION, NEGLIGENCE, STRICT LIABILITY, STATUTORY LIABILITY, LIABILITY WITHOUT FAULT, OTHER TORT, PERSONAL INJURY, DEATH, DAMAGE TO OR LOSS OF PROPERTY OR EQUIPMENT, BUSINESS INTERRUPTION OR DOWNTIME COSTS, LOSS OF PROFITS, LOSS OF REVENUES OR OTHERWISE).

13.3 Affinion agrees to release, discharge, defend, indemnify, save and hold harmless TLG, its DOEA, its affiliates and their respective DOEA, from and against any and all Liabilities and Damages arising out of any gross negligence or willful misconduct of Affinion, its DOEA, its affiliates and their respective DOEA, arising from or related to the performance of this Agreement by Affinion, except to the extent caused by the gross negligence or willful misconduct of TLG, its DOEA, its affiliates or their respective DOEA. TLG agrees to release, discharge, defend, indemnify, save and hold harmless Affinion, its DOEA, its affiliates and their respective DOEA, from and against any and all Liabilities and Damages arising out of any gross negligence or willful misconduct of TLG, its DOEA, its affiliates and their respective DOEA, arising from or related to the performance of this Agreement by TLG, except to the extent caused by the gross negligence or willful misconduct of Affinion, its DOEA, its affiliates and their respective DOEA. The Parties’ right to indemnification under this Section 13.3 shall be the sole and exclusive remedy for a breach of this Agreement except for applicable equitable remedies.

13.4 Any claim for indemnification or defense under this Agreement shall be made in accordance with the procedures set forth in Article 15 of this Agreement. This provision will survive any expiration or termination of this Agreement.

ARTICLE 14. FORCE MAJEURE

14.1 Neither Party shall be liable to the other Party for any loss, cost or damage for delay or non-performance of any of its obligations hereunder resulting from any requirement or intervention of civil or military authorities or other agencies of the government, or by reason of any other causes whatsoever not reasonably within the

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control of such Party, including, but not limited to, acts of God, war, riot, insurrection, civil violence or disobedience, blockages, embargoes, sabotage, epidemics, fire, strikes, lock-outs or other industrial or labor disturbances occurring with respect to those sites for which the Services are being provided hereunder, lightning, hurricanes, explosions and delay of carriers (all of the foregoing referred to hereinafter as a “Force Majeure”). Upon the occurrence of a Force Majeure, the Party whose performance is so prevented (the “Declaring Party”) shall notify the other Party promptly of the cause of the Force Majeure, and the estimated time that such Force Majeure shall continue. The Declaring Party shall thereafter use its reasonable efforts to overcome the Force Majeure; provided, however, that the settlement of strikes, lock-outs and other industrial or labor disturbances shall be entirely within the discretion of the Declaring Party, and the Declaring Party shall not be required to make settlement of strikes, lock-outs and other industrial or labor disturbances by acceding to the demands of any opposing third party or parties when such course is unfavorable in the Declaring Party’s judgment. Affinion shall not be required to pay for any disrupted Services during the period in which they are not being provided to Affinion. TLG agrees that if it experiences any shortage, interruption, delay, inadequacy or limitation in the availability of any of the Services (by reason of Force Majeure or otherwise) and is unable to fulfill Affinion’s requirements for those Services, TLG shall ensure that Affinion is treated no less favorably than any other business of TLG in the allocation by TLG between such businesses and Affinion of such affected Services.

14.2 If TLG’s performance under this Agreement is suspended or rendered impractical by reason of Force Majeure for a period in excess of thirty (30) days during the Term, Affinion shall have the right to terminate this Agreement with respect to the disrupted Services immediately upon written notice to TLG. An event of Force Majeure shall not operate to extend the Term or to limit amounts payable for Services rendered on or prior to the actual date of the event of Force Majeure.

ARTICLE 15. DISPUTES

15.1 Resolution Procedure. Each Party agrees to use its reasonable best efforts to resolve disputes under this Agreement by a negotiated resolution between the Parties or as provided for in this Article 15.

15.2 Exchange Of Written Statements. In the event of a dispute under this Agreement, either Party may give a notice to the other Party requesting that the Steering Committee in good faith try to resolve (but without any obligation to resolve) such dispute. Not later than fifteen (15) days after said notice, each Party shall submit to the other Party a written statement setting forth such Party’s description of the dispute and of the respective positions of the Parties on such dispute and such Party’s recommended resolution and the reasons why such Party feels its recommended resolution is fair and equitable in light of the terms and spirit of this Agreement. Such statements represent part of a good-faith effort to resolve a dispute and as such, no statements prepared by a Party pursuant to this Article 15 may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.

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15.3 Good Faith Negotiations. If the dispute continues unresolved for a period of seven (7) days (or such longer period as the Steering Committee may otherwise agree upon) after the simultaneous exchange of such written statements, then the Steering Committee shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it. The initial negotiating meeting may be conducted by teleconference.

15.4 Determination of Resolution Panel. Not later than thirty (30) days after the commencement of good-faith negotiations: (i) if the Steering Committee renders an agreed resolution on the matter in dispute, then both Parties shall be bound thereby; and (ii) if the Steering Committee does not render an agreed resolution, then either Party may submit the dispute to arbitration in accordance with Article 15.5 hereof.

15.5 Arbitration. A matter in dispute hereunder submitted for resolution by arbitration shall be arbitrated in accordance with the then existing commercial arbitration rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, subject to (a) through (h) below.

(a) Upon the request of either Party, the arbitration shall be conducted under the expedited rules of the American Arbitration Association for commercial arbitrations.

(b) In the case the amount of any matter in dispute is less than or equal to $100,000, the number of arbitrators shall be one (1) independent arbitrator appointed by the American Arbitration Association. In the case the amount of any matter in dispute is greater than $100,000, the number of arbitrators shall be three (3) independent arbitrators, with one appointed by each Party, and the two appointees selecting the third arbitrator in accordance with the said Rules. If either Party fails to select an arbitrator within ten (10) days after notice of such failure from the other Party or the American Arbitration Association, then the American Arbitration Association shall appoint such arbitrator. If the two appointees are unable to agree on the third arbitrator, then the American Arbitration Association shall select the same using the foregoing qualification. Each arbitrator shall be a competent and reputable individual with experience as a judge, a chief executive officer or chief financial officer.

(c) The arbitration hearing shall be held in Minneapolis, Minnesota, at such date, time and place as established by the arbitrators.

(d) The arbitrators shall have power to rule on their own competency and on the validity of this Agreement to make reference to arbitration.

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(e) Not later than fifteen (15) days after the conclusion of the arbitration hearing, but prior to the rendering of any arbitral decision and award, each Party may submit to the arbitrators a written statement of such Party’s (i) understanding and view of the Parties’ respective positions on the dispute, and (ii) recommendation as to an appropriate resolution of the dispute and the reasons why it believes such resolution is appropriate. In reaching a decision on any dispute hereunder, the arbitrators may take into account such statement.

(f) The arbitrators must render their arbitral decision and award and give a written opinion setting forth the basis of their decision, all not later than forty-five (45) days after the conclusion of the arbitration.

(g) Each Party shall take or cause to be taken all reasonable action to facilitate the conduct of the arbitration and the rendering of the arbitral award at the earliest possible date.

(h) The costs of the arbitration shall be borne and paid equally by the Parties.

15.6 Injunctive Relief. The Parties recognize and acknowledge that in the event of a potential, anticipatory or actual breach of this Agreement, it may be necessary or appropriate for the non-breaching Party to seek injunctive relief, if and to the extent legally available, in order to avoid harm or further harm to the non-breaching Party. If a Party desires injunctive relief, it may pursue the same in any court of competent jurisdiction; provided, however, that, if granted, such injunctive relief shall apply only to prevent a breach or further breaches and shall remain in effect only so long as the court deems necessary or appropriate to permit resolution of the underlying disputes in accordance with this Article 15. Neither the seeking of injunctive relief nor the granting thereof is intended or shall result in the application of a substantive or procedural law other than the applicable governing law pursuant to this Article 15.

15.7 Notwithstanding the expiration or earlier termination of this Agreement, the Parties’ obligations to each other under this Article 15 regarding events or obligations occurring or arising during the Term shall survive such expiration or earlier termination until fulfilled.

ARTICLE 16. MISCELLANEOUS

16.1 If any provision of this Agreement or the application of any such provision to any person(s) or circumstance(s) shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and the Agreement shall remain in full force and be effectuated as if such illegal, invalid or unenforceable provision is not part hereof; provided, however, that (i) if the deletion of any provision of this Agreement frustrates an essential purpose(s) of the Agreement or material right(s) of a Party, then such Party may terminate this Agreement without further liability or obligation, and (ii) absent such frustration and to the extent legally possible, the Parties shall seek in good faith agree upon alternate provisions or arrangements to achieve the same purposes as the invalid, illegal or unenforceable provision.

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16.2 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

16.3 The headings for the articles, sections and paragraphs in this Agreement are for convenience and reference only and shall not limit in any way or otherwise affect any of the terms or provisions hereof.

16.4 This Agreement may not be changed, altered, modified or amended except in writing signed by the Parties.

16.5 The failure of either Party to demand strict performance of the terms hereof, or to exercise any right conferred herein shall not be construed as a waiver or relinquishment of its right to assert or rely on any such term or right in the future. Waiver by either Party of any term, provision or condition of this Agreement shall not be construed to be a waiver of any other term, provision or condition nor shall such waiver be deemed to be a waiver of a subsequent breach of the same term, provision or condition. Failure or delay by either Party to require performance of any provision of this Agreement will not affect or impair such Party’s right to require full performance with such provision at any time thereafter. Any review or approval by a Party required or permitted pursuant to this Agreement shall not be deemed to be a waiver of any provision of this Agreement nor shall it excuse any non-conforming performance by the other Party.

16.6 Except as otherwise expressly provided in this Agreement, the provisions of this Agreement are for the benefit of the Parties hereto and not for any other person. This Agreement shall not provide any third person with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

16.7 The validity, interpretation and performance of this Agreement and any dispute connected with this Agreement will be governed by and determined in accordance with the statutory, regulatory and decisional law of the State of New York (exclusive of such state’s choice or conflicts of laws rules).

16.8 To the extent a Party’s consent is required under this Agreement or the Exhibits hereto, each Party agrees to act in good faith and not unreasonably withhold or delay such consent.

16.9 In the event of any conflict between the terms of this Agreement and the Purchase Agreement, the terms of this Agreement shall govern. In the event of any conflict between the terms of this Agreement and the Exhibits hereto, the terms of the Exhibits shall govern.

* * * * *

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

TRAVEL LEADERS GROUP, L.L.C.

By:
Name:
Title:

AFFINION LOYALTY ACQUISITION, LLC

By:
Name:
Title:

Transition Services Agreement – Exhibit A

Transition Services Agreement between TLG and Affinion

Exhibit A – Description of Services2

A-1	Finance and Accounting

A-2	Human Resources

A-3	Information Management

[A-4	Facilities][3]

[2]

Except as otherwise provided in an Exhibit hereto or as otherwise directed by Affinion, the provision of services shall be in accordance with TLG Standards. If Affinion directs TLG to provide a service of a greater scope or magnitude than the TLG Standards, such additional service shall be upon the mutual agreement of the Parties.

[3]	To be discussed pending review of sublease agreement.

Transition Services Agreement – Exhibit B

Transition Services Agreement between TLG and Affinion

Exhibit B – Service Fees

Transition service fees will be payable according to the following table:

Contract Month	Service Fee
1	$0 per month
2 through termination	$[ ] per month

In the event selected services are terminated prior to the full term of the Agreement pursuant to Article 2 herein, the Service Fee will be reduced according to the following table:

Service Area	Service Fee Credit Months
	1	2-termination
A-1 Finance & Accounting	$0	$[ ]
A-2 Human Resources	$0	$[ ]
A-3 Information Management	$0	$[ ]
A-4 Facilities	$0	$[ ]

Exhibit F

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into this [    ] day of [        ], 2010 (the “Effective Date”), by and among              (“Licensor”) and,              (each a “Licensee” and collectively the “Licensees”).

RECITALS

WHEREAS, Licensor, Licensees and certain other parties, entered into a Membership Interests Purchase Agreement (the “Purchase Agreement”), dated as of             , 2010, pursuant to which, among other things, Licensor’s parent,             , agreed to purchase from Licensees the membership interests in Licensor and certain other companies;

WHEREAS, Section 2.2.2.6 of the Purchase Agreement provides that at the time of closing under the Purchase Agreement Licensor and Licensees will enter into this Agreement, pursuant to which Licensor will grant to Licensees a license in and to certain software that was used by Licensees prior to closing; and

WHEREAS, the parties to the Purchase Agreement are closing under the Purchase Agreement and this Agreement is being executed and delivered contemporaneously with the closing pursuant to Section 2.2.2.6 of the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not defined herein and that are defined in the Purchase Agreement will have the meaning ascribed to such terms in the Purchase Agreement.

ARTICLE II

LICENSE GRANT

2.1 License Grant. Licensor hereby grants to Licensees a limited, worldwide, non-exclusive, royalty free, non-transferable (subject to Section 8.2), non-revocable, perpetual (subject to Article VI) license, without the right to sublicense, to (a) use, copy and modify the software identified in Schedule A (the “Software”) in source code form, and to compile the source code into machine readable object code form, all for the purpose of maintaining, bug fixing and enhancing the Software, and (b) to use the Software (including the Software as modified pursuant to the preceding clause (a)) in the ordinary course of Licensees’ business; provided, however, that no license is granted herein with respect to use of the Software in the Excluded Field. The “Excluded Field” means a Restricted Business.

2.2 Right to Make Copies. Licensor hereby grants to Licensees the right to make a reasonable number of copies of any existing user documentation associated with the Software for Licensees’ internal use, as may be necessary in connection with Licensees’ exercise of the license granted herein with respect to the Software.

2.3 License Grant Back by Licensees for Bug Fixes. To the extent that either Licensee fixes bugs in the Software (any such bug fixes are referred to as “Licensee Bug Fixes”) Licensees hereby grants to Licensor a worldwide, nonexclusive, royalty free, transferable, non-revocable, perpetual license, with the right to sublicense, to use, copy, modify and otherwise exploit the Licensee Bug Fixes in object code and source code form, for the purpose of maintaining or bug fixing the Software. Upon Licensor’s request from time to time, Licensees will provide Licensor with copies of any and all Licensee Bug Fixes that have then been developed, in source code form (in electronic form suitable for compiling into object code form) and object code form, without cost to Licensor, together with any available relevant documentation to enable Licensor to implement the Licensee Bug Fixes. Furthermore, Licensees will direct their personnel to provide Licensor’s personnel with reasonable assistance in understanding the Licensee Bug Fixes.

2.4 License Grant Back by Licensor. To the extent that Licensor fixes bugs in the Software (any such bug fixes are referred to as “Licensor Bug Fixes”) Licensor hereby grants to Licensees a worldwide, nonexclusive, royalty free, non-transferable (Subject to Section 8.2), non-revocable (subject to Article VI), perpetual (Subject to Article VI) license, with the right to sublicense, to use, copy, modify and otherwise exploit the Licensor Bug Fixes in object code and source code form, for the purpose of Maintaining or bug fixing the Software. Upon Licensee’s request from time to time, Licensor will provide Licensees with copies of any and all Licensor Bug Fixes that have then been developed, in source code form (in electronic form suitable for compiling into object code form) and object code form, without cost to Licensees, together with any available relevant documentation to enable Licensor to implement the Licensee Bug Fixes. Furthermore, Licensor will direct their personnel to provide Licensees’ personnel with reasonable assistance in understanding the Licensee Bug Fixes.

2.5 No Deliverables. Licensees each acknowledge that they possess one or more copies of the Software and that Licensor has no obligation to deliver any portion of the Software to Licensees.

ARTICLE III

CERTAIN RESTRICTIONS

3.1 Neither Licensee will use the Software, any Licensee Bug Fixes, any Licensor Bug Fixes or any Software documentation in the Excluded Field.

3.2 Neither Licensee will remove or alter any proprietary notices or marks on the Software.

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3.3 Neither Licensee will contest, or aid others in contesting, Licensor’s right, title or interest in or to the Software; except in defense of a claim brought by Licensor against a Licensee, or to comply with an order or request from a court of competent jurisdiction requesting that a Licensee provide information relating thereto. Nothing herein shall prevent a Licensee from contesting the validity or enforceability of an intellectual property right embodied in the Software.

3.4 Neither Licensee will export or re-export, or knowingly allow the export or re-export of the Software or any copy or portion thereof in violation of any export laws, restrictions, national security controls or regulations of the United States or other applicable foreign agency or authority.

ARTICLE IV

DISCLAIMER OF WARRANTIES

LICENSOR IS LICENSING THE SOFTWARE “AS IS”, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND. IN PARTICULAR, ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT ARE EXPRESSLY DISCLAIMED BY LICENSOR.

ARTICLE V

CONFIDENTIALITY

5.1 Licensees each acknowledge that the Software is a valuable asset of Licensor, that the source code comprises trade secrets and valuable confidential information of Licensor, and that any disclosure and use of the Software be done in strict compliance with this Agreement.

5.2 Licensees will keep all copies of the Software (in both source code and object code) and documentation in secure locations whereby access to the Software is limited to those of Licensees’ personnel who have a need to have access in connection with the exercise of the license granted herein.

5.3 Licensees will maintain the confidentiality of the source code for the Software, the Licensee Bug Fixes, the Licensor Bug Fixes and the documentation for the Software, and Licensees will only permit access and use of the source code by those of its employees who are bound by enforceable confidentiality obligations to maintain the confidentiality of the source code, and Licensee will not use or permit access to the Software, except as expressly set forth in this Agreement. Licensees will promptly notify Licensor of any unauthorized disclosure or use of the Software once disclosure becomes known, and Licensees will provide Licensor with such assistance as Licensor may request to take such remedial measures as Licensor may determine in the event of actual or potential unauthorized disclosure or use.

5.4 Licensees shall have no obligation of confidentiality for any information that: (i) is now, or hereafter becomes, generally known or available through no fault of Licensees; or (ii) is hereafter furnished to a Licensee by a third party without restriction on disclosure.

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ARTICLE VI

TERM AND TERMINATION

6.1 Unless terminated in accordance with Section 6.2 or 6.3, the term of this Agreement will be of perpetual duration.

6.2 This Agreement, and all rights granted to Licensees herein, will automatically and immediately terminate if:

6.2.1 either Licensee uses the Software outside of the scope of the license granted herein; or

6.2.2 upon any assignment (as defined in Section 8.2) of either Licensee that is not in compliance with Section 8.2.

6.3 Licensor may terminate this Agreement upon 30 days notice if either Licensee is in breach of this Agreement and such breach is not cured within the 30 day notice period.

6.4 Upon termination of this Agreement for any reason, except for a breach by Licensor, Licensees will immediately discontinue all use of the Software, uninstall the Software from all computer systems on which the Software has been installed, and destroy or permanently delete all copies of the Software in either of Licensee’s possession or control.

6.5 The following articles and sections of this Agreement will survive termination: Section 2.3, 6.4, and 6.5 and Articles III, IV, V, VII and VIII.

ARTICLE VII

INJUNCTIVE RELIEF

Each Licensee expressly agrees that Licensor, in addition to any other rights or remedies which it may possess, shall be entitled to injunctive and other equitable relief without having to post bond or other security to prevent a material breach or continuing material breach of this Agreement or infringement of Licensor’s rights in the Software or any intellectual property rights therein.

ARTICLE VIII

GENERAL

8.1 Joint and Several Liability. Each Licensee will be jointly and severally liable for any breach of this Agreement by the other.

8.2 Successors and Assigns. Licensor may assign this Agreement in whole, or in part, within Licensor’s discretion. Neither Licensee may assign this Agreement without Licensor’s express prior written consent, which Licensor may withhold within its sole discretion; provided, however, that Licensees may assign or transfer this Agreement without the permission of Licensor [if such assignment or transfer is in connection with the sale of all or substantially all of the assets of its business, an assignment or transfer by operation of law resulting from a merger or reorganization or, in the case of a change of majority control of its business and any of the

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foregoing does not involve a competitor of Licensor. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective permitted successors, legal representatives and permitted assigns. Any attempted or purported assignment (as defined above) by either Licensee in violation of the provisions hereof shall be null and void and have no effect.

8.3 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

8.4 Counterparts and Electronic Signatures. This Agreement may be executed in multiple counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The counterparts of this Agreement and all other agreements and documents executed in connection herewith may be executed and delivered by facsimile or other electronic signature by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile or other electronic means as if the original had been received.

8.5 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States Mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery if such notice is sent by a nationally recognized overnight express courier, or (iv) upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice, if sent by facsimile transmission:

If to Licensor, to:

Affinion Group, Inc.

6 High Ridge Park

Stamford, CT 06905

Attention: Leonard P. Ciriello, General Counsel

Phone: 203-956-1080

Fax: 203-956-1206

with a required copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Adam K. Weinstein

Phone: 212-872-8112

Fax: 212-872-1002

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If to either or both Licensees, to:

with a required copy to:

Briggs and Morgan, P.A.

2200 IDS Center, 80 South 8th Street

Minneapolis, MN 55402

Attention: Dennis Knoer

Phone: 612-977-8862

Fax: 612-977-8650

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.

8.6 Governing Law; Submission to Jurisdiction.

8.6.1 This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws rules of the State of New York.

8.6.2 Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or Federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or Federal court), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby or thereby. Each party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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8.7 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstance in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

8.9 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any customer, Affiliate, stockholder, member, officer, director, employee or partner of any party hereto or any other Person, other than the parties hereto, the Buyer Indemnified Parties and the Seller Indemnified Parties.

8.10 Mutual Drafting. This Agreement is the mutual work product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto on the basis that such party drafted such provision.

8.11 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.

8.12 Amendment; Waiver. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this License Agreement as of the day and year first written above.

LICENSOR:

By:
Name:
Title:

LICENSEE:

By:
Name:
Title:

LICENSEE:

By:
Name:
Title:

[License Agreement Signature Page]

SCHEDULE A

The Software

Exhibit G

REPRESENTATIVE AGREEMENT

THIS REPRESENTATIVE AGREEMENT (this “Agreement”) is entered into on [            ], 2010 by and among One Equity Partners III, L.P., a Cayman Islands exempted limited partnership (the “Representative”), and TAG Investment Holdings, L.L.C., a Delaware limited liability company (“TAG LLC”), One Equity Partners III, L.P., a Cayman Islands exempted limited partnership (“OEP III”), OEP III Co-Investors, L.P., a Cayman Islands exempted limited partnership (“OEP III Co-Invest”), and OEP II Partners Co-Invest, a Cayman Islands exempted limited partnership (“OEP II”). Tag LLC, OEP III, OEP III Co-Invest and OEP II are sellers (each individually, a “Seller” and collectively, the “Sellers”) of the membership interests of Connexions Loyalty Travel Solutions, L.L.C. (“CLTS”), Loyalty Travel Agency, L.L.C. (“LTA”), and OEP Tag Holdings, L.L.C. (“TAG Holdings”, and collectively with CLTS and LTA, the “Companies”).

RECITALS

A. TAG LLC owns 38% of the membership interests of CLTS and LTA, TAG Holdings owns 62% of the membership interests of CLTS and LTA, and OEP III, OEP III Co-Invest and OEP II own, collectively, all of the issued and outstanding membership interests in TAG Holdings.

B. Affinion Loyalty Acquisition, LLC, a Delaware limited liability company (the “Purchaser”), Affinion Group, Inc., a Delaware corporation, the Sellers and the Representative entered into a Membership Interests Purchase Agreement dated May     , 2010 pursuant to which the Purchaser will purchase and the Sellers will sell all of their respective membership interests in the Companies (the “Purchase Agreement”).

C. Pursuant to Article XIV of the Purchase Agreement, the Sellers covenant that the Representative will be appointed to act on behalf of the Sellers, inter alia, in all matters arising from, in connection with or incident to the Purchase Agreement and the Transactions (as defined hereafter).

D. The Representative is willing to accept the appointment as the representative of the Sellers in reliance on the terms, conditions, obligations and covenants of the Sellers as set forth in this Agreement.

E. The Representative and the Sellers desire to establish the terms and conditions pursuant to which the Representative shall carry out the duties and responsibilities of the sellers’ representative.

F. Any capitalized terms or phrases used herein and not otherwise defined herein shall have the meaning set forth in the Purchase Agreement or the documents, instruments and agreements entered into in connection therewith (collectively, the Purchase Agreement and the other documents, instruments and agreements are referred to herein as the “Transaction Documents”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties agree as follows:

1. Appointment of the Representative. Effective on the date of this Agreement, each Seller signatory hereto hereby irrevocably appoints the Representative as its representative to act on behalf of such Seller in connection with, and to facilitate, any and all transactions arising from, in connection with and incident to the Transaction Documents (the “Transactions”). In such capacity, the Representative shall have the sole and exclusive power and authority to perform any and all actions required or permitted to be performed by the Representative on behalf of the Sellers under the Purchase Agreement. The grant of authority provided for in Section 2: (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of such Seller, (ii) may be exercised by the Representative either by signing separately as Representative of such Seller or, after listing all of the stockholders executing an instrument, by the signature of the Representative acting in such capacity for all of them, and (iii) shall survive the delivery of an assignment by such Seller of the whole or any fraction of his, her or its interests in the Purchase Price. The Representative, by the execution and delivery of this Agreement, has accepted the appointment as the Representative. The Sellers hereby ratify and confirm all actions of the Representative, if any, prior to the date of this Agreement with respect to matters arising from, in connection with or incident to the Transactions, and all such actions shall be, and hereby are confirmed to be, conferred by the Sellers to the Representative pursuant to and with the authority of the Representative as granted in and pursuant to this Agreement.

2. Authority of the Representative. The Representative shall have the sole and exclusive authority to act for and on behalf of the Sellers with respect to the Transaction Documents, including, without limitation, to give and receive notices and communications, to act on behalf of the Sellers with respect to any matters arising from, incident to or in connection with this Agreement or the Transaction Documents, to authorize delivery to the Representative or its designee of property, including any funds and property in the Representative’s possession in satisfaction of claims by the Purchaser, the Representative and any third party, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings, and to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such suits, claims or proceedings, and to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. In addition to and in furtherance of the foregoing, the Representative shall have the right to (i) execute and deliver written consent actions (actions taken in lieu of a meeting of the Sellers) in the name of the Sellers who are a party hereto, and such action shall be the legal, valid, binding and enforceable actions of the Sellers, as if executed and delivered by each such Seller, (ii) distribute or cause to be distributed promptly and on a pro rata basis to the Sellers any amount disbursed by the Purchaser for the benefit of the Sellers, (iii) take any action required or permitted to be taken under the Escrow Agreement, (iv) employ accountants, attorneys and other professionals, and (v) incur and pay all costs and expenses related to (A) the performance of the Representative’s duties and obligations, and (B) actions taken in the interests of the Sellers under this Agreement. The Representative shall for all purposes be deemed the sole authorized agent and attorney-in-fact of the Sellers until such time as the agency is terminated and notice is given to the Purchaser. Such agency may be changed by the Sellers from time to time upon not less than thirty (30) days prior written notice to the Representative; provided, however, that the Representative may not be removed unless former holders of a majority in interest, directly or indirectly, in the collective membership interests in CLTS and LTA (immediately prior to the Closing) agree to such removal and identify a substitute Representative. Any vacancy in the position of Representative shall be filled by approval of the former holders of a majority in interest, directly or indirectly, in the collective membership interests in CLTS and LTA (immediately prior to the Closing), and the removal of any Representative shall not be effective until the appointment of a substitute Representative. No bond shall be required of the Representative. Third party notices or communications to or from the Representative shall constitute notice to or from each of the Sellers during the term of this Agreement.

3. Limitation of Representative Liability. The Representative and its Affiliates shall not incur any Liability to any Seller with respect to any action taken, suffered or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment. The Representative may, in all questions arising hereunder, rely on the advice of counsel and other professionals and, for anything done, omitted or suffered in good faith by the Representative based on such advice, the Representative shall not be liable for reasonably taking and following such advice. The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and in the Transaction Documents (including the Purchase Agreement and the documents, instruments and agreements executed in connection therewith), and no other covenants of, or obligations with respect to, the Representative shall be implied or prosecuted under this Agreement against the Representative; provided, however, that the foregoing shall not act as a limitation on the powers of the Representative determined by the Representative to be reasonably necessary to carry out the Representative’s obligations hereunder. The Sellers shall severally and pro rata, in accordance with their respective pro rata interests in the Purchase Price as set forth in the Purchase Agreement, indemnify the Representative and its Affiliates and hold the Representative and its Affiliates harmless against any loss, Liability, cost or expense incurred (i) in connection with actions taken or omitted on behalf of the Sellers, if such actions or omissions occur without gross negligence or bad faith on the part of the Representative, or (ii) in connection with or arising out of the acceptance or administration of the Representative duties under this Agreement, the Purchase Agreement, or any other document, instrument or other agreement executed in connection therewith. The Representative shall have the right to payment of indemnification by withholding amounts received for the account of the Sellers.

4. Act of the Representative. A decision, waiver, consent, instruction or other action of the Representative taken on behalf of the Sellers by the Representative, shall be and constitute a decision, waiver, consent, instruction or other action of each and all of the Sellers who are a party to this Agreement, and all such decisions, waivers, consents, instructions and other actions shall be final, binding and conclusive upon each such Seller that is a party hereto. Any third party may rely upon any such decision, waiver, consent, instruction or other action of the Representative as being the decision, waiver, consent, instruction or other action of each and every Seller that is a party hereto.

5. Compensation of Representative. The Representative will not be entitled to receive compensation for services rendered (excluding indemnification) from the Sellers in connection with this Agreement, unless otherwise agreed by the parties.

6. Payment of Expenses. The Sellers shall reimburse the Representative pro rata for costs and expenses incurred in connection with his acting as representative of the Sellers (including costs and expenses incurred as a result of indemnification obligations of the Representative). In connection with the performance of its obligations hereunder, the Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Sellers, attorneys, accountants, investment bankers, advisors, consultants, and clerical personnel, obtain such other professional and expert assistance, and maintain such records as the Representative may deem necessary or desirable and incur other out-of-pocket expenses. In furtherance of the foregoing and to enable the Representative to pay all costs and expenses payable pursuant to this Agreement, the Representative shall be authorized to withhold amounts received for the account of the Sellers as reimbursement for expenses, or to seek reimbursement directly from the Sellers, which reimbursement must be made by the Sellers within ten (10) days after receipt from the Representative of a summary of the expenses incurred, with appropriate supporting documentation.

7. Resignation of Representative. In the event the Representative becomes unavailable or unwilling to continue as the representative of the Sellers, the Representative may resign and be discharged from the duties or obligations hereunder by giving a written and dated resignation sent concurrently to each of the Sellers and the Purchaser, specifying not less than thirty (30) days prior notice (the “Notice Period”) of the date when such resignation will take effect. In the event of such a resignation, the Sellers shall appoint a new representative, under substantially the same terms hereof, within the Notice Period.

8. Notices. Any notice provided for or permitted under this Agreement will be treated as having been given (i) when delivered personally, (ii) one (1) business day after being sent by confirmed telex or fax, (iii) one (1) business day after being sent by commercial overnight courier with written verification of receipt, or (iv) four (4) business days after being mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 8.

Representative:	320 Park Avenue, 18th Floor, New York, NY 10022 Attention: Facsimile:

Sellers:

With a copy to:	Briggs and Morgan, P.A. 2200 IDS Center, 80 South 8th Street Minneapolis, MN 55402 Attention: Dennis L. Knoer Facsimile: 612-977-8650

9. General.

(a) Governing Laws. It is the intention of the parties hereto that the domestic laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties to this Agreement.

(b) Binding upon Successors and Assigns. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties to this Agreement.

(c) Counterparts and Electronic/Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. The counterparts of this Agreement may be executed and delivered by facsimile or other electronic signature by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile or other electronic means as if the original had been received.

(d) Entire Agreement. Except as set forth in the Purchase Agreement, this Agreement, the documents referenced in this Agreement and the exhibits to such documents constitute the entire understanding and agreement of the parties to this Agreement with respect to the subject matter of this Agreement and of such documents and exhibits and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to this Agreement. The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms of this Agreement.

(e) Waivers. No waiver by any party to this Agreement of any condition or of any breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained in this Agreement.

(f) Amendment. This Agreement may be amended with the written consent of the Representative and the former holders of a majority in interest, directly or indirectly, in the collective membership interests in CLTS and LTA (immediately prior to the Closing).

(g) Termination. This Agreement and the appointment of the Representative shall terminate upon the earlier of (i) termination of the Purchase Agreement, or (ii) satisfaction or expiration of all obligations and rights under or pursuant to the Transaction Documents.

(h) No Third Party Rights. Notwithstanding anything contained in this Agreement or elsewhere to the contrary, no Person or Persons other than the Representative (and its successors) shall (i) be entitled to exercise any of the rights or powers of the Representative hereunder, (ii) have any right to make a call or demand upon any of the Sellers (including the Representative) to contribute any amounts to cover expenses or otherwise, or (iii) as a result of the provisions of this Agreement have any claims or rights against any of the Sellers (including the Representative) other than any claims or rights that would exist in any event absent the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

SELLERS:		REPRESENTATIVE:

TAG INVESTMENT HOLDINGS, LLC,		ONE EQUITY PARTNERS III, L.P.,
a Delaware limited liability company		a Cayman Islands exempted limited partnership

By: OEP GENERAL PARTNER III, L.P.
By:		Its: General Partner
Name:	Michael Batt
Title:		By: OEP HOLDING CORPORATION
ONE EQUITY PARTNERS III, L.P.,		Its: General Partner
a Cayman Islands exempted limited partnership		By:
Name:
By: OEP GENERAL PARTNER III, L.P.		Title:
Its: General Partner

By: OEP HOLDING CORPORATION
Its: General Partner

By:
Name:
Title:

OEP III CO-INVESTORS, L.P.,
a Cayman Islands exempted limited partnership

By: OEP CO-INVESTORS MANAGEMENT III, LTD.
Its: General Partner

By:
Name:
Title:

OEP II PARTNERS CO-INVEST, L.P.,
a Cayman Islands exempted limited partnership

By: OEP II PARTNERS CO-INVEST G.P., LTD
Its: General Partner

By:
Name:
Title:

[SIGNATURE PAGE TO REPRESENTATIVE AGREEMENT]

Exhibit H

KNOWLEDGE PERSONS

1.	Bob Brill

2.	JD O’Hara

3.	Michael Batt

4.	Eric Burdon

5.	Jeff Neunsinger

6.	Marc Valerius

7.	Norman Knowles

8.	Mark Steinweg

9.	Willie Lynch

10.	Travis Markel

Exhibit I

This NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of [            ], 2010 by and among AFFINION LOYALTY ACQUISITION, LLC, a Delaware limited liability company (“Buyer”), CONNEXIONS LOYALTY TRAVEL SOLUTIONS, L.L.C., a Delaware limited liability company, LOYALTY TRAVEL AGENCY, L.L.C., a Delaware limited liability company, OEP TAG HOLDINGS, L.L.C., a Delaware limited liability company, and MICHAEL BATT, Chairman of Travel Leaders Group, L.L.C., a Delaware limited liability company (“TLG”).

WHEREAS, the Buyer has entered into the Membership Interests Purchase Agreement dated as of [            ], 2010 (the “Purchase Agreement”) by and among the Buyer, AFFINION GROUP, INC., a Delaware corporation (solely with respect to Article XIII of the Purchase Agreement), TLG, TAG INVESTMENT HOLDINGS, L.L.C., a Delaware limited liability company (“TAG LLC”), ONE EQUITY PARTNERS III, L.P., a Cayman Islands exempted limited partnership ( “OEP III”), OEP III CO-INVESTORS, L.P., a Cayman Islands exempted limited partnership (“OEP III Co-Investors”), OEP II PARTNERS CO-INVEST, L.P. , a Cayman Islands exempted limited partnership (“OEP II” and collectively with OEP III and OEP III Co-Investors, the “OEP Group”) (TLG, TAG LLC and the OEP Group, collectively, the “Sellers”), and OEP III as Sellers’ representative acting on behalf of Sellers. Capitalized terms used but not defined herein shall have the meanings assigned to such term in the Purchase Agreement.

WHEREAS, pursuant to the terms and conditions of the Purchase Agreement, the Sellers agreed to sell, and the Buyer agreed to purchase, the membership interests of Connexions Loyalty Travel Solutions, L.L.C., Loyalty Travel Agency, L.L.C., and OEP Tag Holdings, L.L.C.

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Mr. Batt, in his capacity as sole member of TAG LLC, will receive 38% of the Purchase Price.

WHEREAS, Buyer would not consummate the transactions contemplated by the Purchase Agreement unless Sellers deliver a duly executed copy of this Agreement.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties agree as follows:

Section 1. Non-Competition

Mr. Batt shall not for a period of five (5) years following the Closing Date, and shall not permit his Affiliates to, directly or indirectly through any Person or contractual arrangement (except as contemplated by the Purchase Agreement):

(a) engage in any “Restricted Business,” which is defined as a business that engages in any business anywhere in North America that (i) sells, or fulfills redemption orders for, travel in connection with a point based loyalty program sponsored by a (x) financial institution, or (y) any entity that is a customer of the Business as of the date of the Purchase Agreement (as used herein, frequent flier miles issued by airlines are not “points”), (ii) provides retail leisure travel solutions on behalf of financial institutions

(this does not include providing leisure travel solutions to employees of financial institutions who are clients of Tzell or TLG) , or (iii) provides travel suppliers who are currently Company customers with leisure travel solutions for their customers (e.g. providing hotel and rental car solutions to an airline supplier); or perform management, executive or supervisory functions with respect to, own, operate, control, render financial assistance to, participate in, render services or advice to, or allow any of its officers or employees to be connected as an officer, employee, partner, member, equityholder, consultant with, any business or Person that is engaged, in whole or in part, in a Restricted Business;

(b) solicit, recruit or hire any Person who at any time on or after the date of this Agreement is a Company Group Employee; provided, that the foregoing shall not prohibit a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees. For purposes of this Agreement, “Company Group Employees” means, collectively, officers, directors and employees of each Company and Buyer and their respective Affiliates and Persons acting under any management, service, consulting, distribution, dealer or similar contract with respect to each Company or Buyer; or

(c) approach or seek Restricted Business from any Significant Customer, refer business from any Significant Customer to any Person or be paid commissions based on Restricted Business sales received from any Significant Customer by any Person.

Notwithstanding anything herein to the contrary, Mr. Batt may own or hold, as a passive investment, not more than two percent (2%) of the outstanding securities of any Person engaged in any business competitive with the Restrictive Business if the securities of such Person are publicly traded.

Section 2. Specific Performance; Remedies

Mr. Batt acknowledges that any breach by Mr. Batt of any provision of this Agreement will result in irreparable injury to Buyer and the Companies. Mr. Batt acknowledges that in the event of such a breach, in addition to all other remedies available at law, Buyer and the Companies shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate.

Section 3. Severability

If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions set forth in this Agreement are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Mr. Batt’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Buyer and the Companies the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Agreement because, taken together, they are more extensive than necessary to assure to Buyer and the Companies the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

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Section 4. Miscellaneous

(a) Consultation with Counsel. Mr. Batt acknowledges that he has independently consulted with counsel and after such consultation agrees that the covenants set forth in this Agreement are reasonable and proper to protect the legitimate interest of Buyer and the Companies.

(b) Notice. Any notice, request, claim, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States Mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery if such notice is sent by a nationally recognized overnight express courier, or (iv) upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice, if sent by facsimile transmission at the addresses opposite their names in the signature pages hereto or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.

(c) Assignment. This Agreement and the rights of any party hereunder may not be assigned without the prior written consent of the other party and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors, legal representatives and permitted assigns. Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect. Notwithstanding the foregoing, Buyer may assign its rights hereunder in connection with the sale of all or substantially all of the assets of Buyer, without the prior consent of Mr. Batt.

(d) Counterparts. This Agreement may be executed in multiple counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The counterparts of this Agreement may be executed and delivered by facsimile or other electronic signature by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile or other electronic means as if the original had been received.

(e) Expenses. Each party to this Agreement shall pay and be solely responsible for their respective fees, expenses and disbursements in connection with this Agreement, including negotiation and legal expenses.

(f) Governing Law. This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws rules of the State of New York.

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(g) Jurisdiction. The parties to this Agreement submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in the City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Mr. Batt irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

(h) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(i) Amendment; Waiver. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Name:	Michael Batt
Title:	Chairman of Travel Leaders Group, L.L.C.

Michael Batt 6442, City West Parkway, Minneapolis, MN 55344 Phone: Fax: 952.914.6998

with a required copy to:

Briggs and Morgan, P.A. 2200 IDS Center, 80 South 8th Street Minneapolis, MN 55402 Attention: Dennis Knoer Phone: 612-977-8862 Fax: 612-977-8650

[Signature Page to Non-Competition Agreement]

AFFINION LOYALTY ACQUISITION, LLC

By:
Name:
Title:

AFFINION LOYALTY ACQUISITION, LLC
c/o Affinion Group, Inc.
6 High Ridge Park
Stamford, CT 06905
Attention: Leonard P. Ciriello, General Counsel
Phone: 203-956-1080
Fax: 203-956-1206

with a required copy to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention: Adam K. Weinstein
Phone: 212-872-8112
Fax: 212-872-1002

[Signature Page to Non-Competition Agreement]

CONNEXIONS LOYALTY TRAVEL SOLUTIONS, L.L.C.

By:
Name:
Title:

LOYALTY TRAVEL AGENCY, L.L.C.

By:
Name:
Title:

OEP TAG HOLDINGS, L.L.C.

By:
Name:
Title:

Connexions Loyalty Travel Solutions, L.L.C., Loyalty Travel Agency, L.L.C. and OEP TAG Holdings, L.L.C.
c/o Affinion Group, Inc.
6 High Ridge Park
Stamford, CT 06905
Attention: Leonard P. Ciriello, General Counsel
Phone: 203-956-1080
Fax: 203-956-1206

with a required copy to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention: Adam K. Weinstein
Phone: 212-872-8112
Fax: 212-872-1002

[Signature Page to Non-Competition Agreement]

Exhibit J

This EMPLOYMENT AGREEMENT by and between AFFINION LOYALTY GROUP, INC., a Delaware corporation (the “Company”) and [                    ] (“Executive”) (collectively the “Parties”) is made as of [            ], 2010 (the “Effective Date”).

WHEREAS, the Parties desire to enter into this employment agreement (the “Agreement”) pursuant to the terms, provisions and conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the Parties agree as follows:

1. Employment Period.

Subject to earlier termination in accordance with Section 3 of this Agreement, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on the second anniversary thereof (the “Employment Period”); provided, however, that the Employment Period shall automatically be renewed for additional successive one (1) year periods thereafter unless either the Company or Executive gives at least ninety (90) days’ written notice of its intention not to renew the Employment Period. Upon Executive’s termination of employment with the Company for any reason, Executive shall immediately resign all positions with the Company or any of its subsidiaries or affiliates, including any position as a member of the Company’s Board of Directors.

2. Terms of Employment.

(a) Position. During the Employment Period, Executive shall serve as [                    ] and will perform such duties and exercise such supervision with regard to the business of the Company as are associated with such position, including such duties as may be prescribed from time to time by the [                    ] of the Company. Executive shall report directly to the [                    ] or his/her designee. If reasonably requested by the Company’s Board of Directors (the “Board”), Executive hereby agrees to serve (without additional compensation) as an officer and director of any member of the “Affinion Group” (as defined in Section 5(a) below).

(b) Duties. During the Employment Period, Executive shall have such responsibilities, duties, and authority that are customary for his position, subject at all times to the control of the Board, and shall perform such services as customarily are provided by an executive of a corporation with his position and such other services consistent with his position, as shall be assigned to him from time to time by the Board. Executive agrees to devote all of his business time to the business and affairs of the Company and to use Executive’s commercially reasonable efforts to perform faithfully, effectively and efficiently his responsibilities and obligations hereunder. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) serving on civic or charitable boards or committees and (ii) managing personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities hereunder.

(c) Compensation.

(i) Base Salary. During the Employment Period, Executive shall receive an initial annual base salary in an amount equal to [                    ], less all applicable withholdings, which shall be paid in accordance with the customary payroll practices of the Company (as in effect from time to time, the “Annual Base Salary”). The Annual Base Salary shall be subject to annual review for possible increase and any such increased Annual Base Salary shall constitute “Annual Base Salary” for purposes of this Agreement.

(ii) Bonus. During the Employment Period, the Company shall establish a bonus plan for each fiscal year of the Company (each, the “Plan”) pursuant to which Executive will be eligible to receive an annual bonus (the “Bonus”). The Compensation Committee of the Board will administer the Plan and at such time as the Company becomes subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), establish in advance performance objectives for each year in accordance with Section 162(m) of the Code. In the event that the Company achieves the target established in the Plan based on actual performance, Executive shall be eligible to receive a Bonus in an amount equal to [    ]% of Executive’s Annual Base Salary (“Target Bonus”). Subject to Section 4, Executive will be entitled to receive the Bonus only upon the Company’s achievement of the specified performance objectives and if Executive is employed at the time of payout. The Bonus shall be paid in the year following the fiscal year to which the Bonus relates provided that the Compensation Committee certifies that the Company has achieved the applicable performance objectives and determines the amount of the bonus that shall be paid to each executive entitled to receive a bonus for the applicable fiscal year.

(iii) Benefits. During the Employment Period, Executive shall be eligible to participate in all retirement, compensation and employee benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other executives of the Company (except severance plans, policies, practices, or programs) subject to the eligibility criteria set forth therein, as such may be amended or terminated from time to time.

(iv) Expenses. During the term of Executive’s employment, Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by Executive in performance of his duties hereunder provided that Executive provides all necessary documentation in accordance with the Company’s policies.

3. Termination of Employment.

(a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. If Executive becomes subject to a “Disability” (as defined below) during the Employment Period, the Company may give Executive written notice in accordance with Sections 3(g) and 10(g) of its intention to terminate Executive’s employment. For purposes of this Agreement, “Disability” means (i) Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.

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(b) Cause. Executive’s employment may be terminated at any time by the Company for “Cause” (as defined below). For purposes of this Agreement, “Cause” shall mean Executive’s (i) conviction of a felony or a crime of moral turpitude; (ii) conduct that constitutes fraud or embezzlement; (iii) willful misconduct or willful gross neglect; (iv) continued willful failure to substantially perform his duties; or (v) a material breach by Executive of this Agreement; provided that in the event of a termination pursuant to clause (iv) or (v), to the extent such failure to perform duties or material breach is subject to cure, the Company shall have notified Executive in writing describing such failure to perform duties or material breach and Executive shall have failed to cure such failure to perform or breach within 30 days after his receipt of such written notice.

(c) Termination Without Cause. The Company may terminate Executive’s employment hereunder without Cause at any time.

(d) Good Reason. Executive’s employment may be terminated at any time by Executive for Good Reason upon 60 days’ prior written notice following the occurrence of the event giving rise to the termination for Good Reason. For purposes of this Agreement, “Good Reason” means voluntary resignation after any of the following actions taken by the Company without Executive’s consent: (i) any material failure of the Company to fulfill its obligations under this Agreement, (ii) a material reduction in Executive’s Annual Base Salary (excluding any diminution related to a broader compensation reduction that is not limited to Executive specifically) or (iii) the relocation of Executive’s primary office to a location more than 30 miles from the prior location that materially increases Executive’s commute to work; provided that any such event shall not constitute Good Reason unless and until Executive shall have provided the Company with notice thereof no later than 60 days following the initial occurrence of such event and the Company shall have failed to remedy such event within 30 days of receipt of such notice.

(e) Voluntary Termination. Executive’s employment may be terminated at any time by Executive without Good Reason upon 30 days’ prior written notice.

(f) Termination as a Result of Non-Renewal of the Employment Period by the Company. The expiration of the Employment Period, and the termination of Executive’s employment upon the date of such expiration, on account of the Company giving notice to Executive of its desire not to extend the Employment Period in accordance with Section 1, shall be treated for purposes of this Agreement as a termination without Cause pursuant to Section 4(a).

(g) Notice of Termination. Any termination by the Company for Cause or without Cause, or by Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(g). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the “Date of

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Termination” (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(h) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, without Cause or by reason of Disability, or by Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination (in the case of a termination with or without Good Reason, provided such Date of Termination is in accordance with Section 3(d) or Section 3(e)) or any later date specified therein pursuant to Section 3(g), as the case may be, (ii) if Executive’s employment is terminated by reason of death, the date of death, and (iii) the expiration of the Employment Period, and the termination of Executive’s employment upon the date of such expiration, on account of the Company giving notice to Executive of its desire not to extend the Employment Period in accordance with Section 3(f).

4. Obligations of the Company upon Termination.

(a) With Good Reason; Without Cause. If during the Employment Period, the Company shall terminate Executive’s employment without Cause or Executive shall terminate his employment for Good Reason, then the Company will provide Executive with the following payments and/or benefits:

(i) The Company shall pay to Executive as soon as reasonably practicable but no later than the 15th day of the third month following the end of the calendar year that contains the Date of Termination in a lump sum to the extent not previously paid, (A) the Annual Base Salary through the Date of Termination, (B) the Bonus earned for any fiscal year ended prior to the year in which the Date of Termination occurs, provided that Executive was employed on the last day of such fiscal year, (C) the amount of any unpaid expense reimbursements to which Executive may be entitled pursuant to Section 2(c)(iv) hereof, (D) to the extent applicable, payment in respect of accrued but unused vacation days in accordance with the Company’s policy and applicable law and (E) any other vested payments or benefits to which Executive or Executive’s estate may be entitled to receive under any of the Company’s benefit plans or applicable law, in accordance with the terms of such plans or law (clauses (A)-(E), the “Accrued Obligations”); and

(ii) After the Date of Termination, the Company will pay Executive, in eight (8) quarterly installments commencing as of the Date of Termination, an amount equal to the Executive’s then current Annual Base Salary, such installments to be paid ratably on the last day of the quarter (the “Severance Payments”).

(b) Death or Disability. If Executive’s employment shall be terminated by reason of the Executive’s death or Disability, then the Company will provide Executive with the Accrued Obligations.

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Thereafter, the Company shall have no further obligation to Executive or his legal representatives.

(c) Cause; Other than for Good Reason. If Executive’s employment shall be terminated by the Company for Cause or by Executive without Good Reason, then the Company shall have no further obligations to Executive other than for payment of the Accrued Obligations.

(d) Separation Agreement and General Release. The Company’s obligation to make the Severance Payments is conditioned on Executive’s or his legal representative’s executing a separation agreement and general release of claims against the Company and its affiliates (and their respective officers and directors) in a form substantially similar to that attached hereto as Exhibit A, subject to changes as may be warranted to be made to such release to preserve the intent thereof for changes in applicable laws; provided, that, if Executive should fail to execute (or revokes) such release within 60 days following the Date of Termination, the Company shall not have any obligation to provide the Severance Payments. If Executive executes and does not revoke such release within such 60 day period, the Severance Payments will commence on the 61st day following the Date of Termination (the “Severance Payment Date”); provided, that, it shall not be a breach of this Agreement for the Company to commence the Severance Payments (subject to Executive’s execution and non-revocation of the release) during the period commencing 30 days prior to Severance Payment Date and ending 60 days following such Severance Payment Date in accordance with Section 409A of the Code and the Treasury Regulations (as defined below) promulgated thereunder.

(e) Notwithstanding the foregoing, if all or any portion of the payments and/or benefits due under Sections 4(a) or 4(b) are determined to be “nonqualified deferred compensation” subject to Section 409A of the Code, and the Company determines that Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the final regulations promulgated thereunder (the “Treasury Regulations”) and other guidance issued thereunder, then such payments and/or benefits (or portion thereof) shall commence no earlier than the first day of the seventh month following Executive’s termination of employment (with the first such payment being a lump sum equal to the aggregate payments and/or benefits Executive would have received during such six-month period if no such payment delay had been imposed). For purposes of this Section 4(e), “termination of employment” shall mean Executive’s “separation from service”, as defined in Section 1.409A-1(h) of the Treasury Regulations, including the default presumptions thereunder. Installment payments to be made pursuant to this Section 4 shall be treated as a right to receive a series of separate payments hereunder, within the meaning of Section 409A of the Code and the guidance thereunder.

5. Restrictive Covenants.

(a) Non-Solicitation. During the Employment Period and ending on the third anniversary of the Executive’s termination of employment with the Company for any reason, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or its affiliates (the Company and its affiliates collectively, the “Affinion Group”) to leave the employ of the Affinion Group, or in any way interfere with the relationship between the Affinion Group, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Affinion Group or (iii) induce or

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attempt to induce any customer, supplier, licensee or other business relation of the Affinion Group to cease doing business with the Affinion Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Affinion Group, on the other hand.

(b) Non-Competition. Executive acknowledges that, in the course of his employment with the Affinion Group, Executive has become familiar, or will become familiar, with the Affinion Group’s “Confidential Information” and that such Executive’s services have been and will be of special, unique and extraordinary value to the Affinion Group. Therefore, Executive agrees that, during the Employment Period and ending on the second anniversary of Executive’s termination of employment with the Company for any reason, Executive shall not, directly or indirectly, through any person or contractual arrangement engage in any business anywhere in North America that competes, directly or indirectly, in whole or in part, with (i) any business currently conducted by the Company or its subsidiaries, including providing loyalty rewards travel solutions to enhance customer retention for their clients, fulfilling loyalty program point and mile redemptions and accepting reward program currencies for program members in exchange for travel services, such as flights, hotels, car rentals, travel insurance, tours, cruises, train travel and vacation packages, (ii) providing retail leisure travel solutions on behalf of financial institution clients or (iii) providing travel suppliers with leisure travel solutions for their customers other than their core product (e.g. providing hotel and rental car solutions to an airline supplier) (collectively, “Restricted Business”) or perform management, executive or supervisory functions with respect to, own, operate, control, render financial assistance to, participate in, render services or advice to any business or person that is engaged in whole or in part, in a Restricted Business; provided, however, that nothing in this Section 5(b) shall prohibit Executive from being a passive owner of not more than 2% of the outstanding securities of any entity engaged in any business competitive with the Restrictive Business if the securities of such entity are publicly traded.

(c) Non-Disclosure; Non-Use of Confidential Information. Executive shall not disclose or use at any time, either during his employment with the Company or at any time thereafter, any Confidential Information of which Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company. Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the termination of his employment with the Company, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the “Work Product” (as defined in Section 5(e)(ii)) of the business of the Affinion Group that Executive may then possess or have under his control.

(d) Proprietary Rights. Executive recognizes that the Affinion Group possesses a proprietary interest in all Confidential Information and Work Product and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Affinion Group and Executive in writing. Executive expressly agrees that any Work Product made or developed by Executive or his agents during the course of

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Executive’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Affinion Group. Executive further agrees that all Work Product developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of his employment with the Company, or involving the use of the time, materials or other resources of the Affinion Group, shall be promptly disclosed to the Affinion Group and shall become the exclusive property of the Affinion Group, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(e) Certain Definitions.

(i) As used herein, the term “Confidential Information” means information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of Executive’s unauthorized disclosure) and that is used, developed or obtained by the Affinion Group in connection with its business, including, but not limited to, information, observations and data obtained by Executive while employed by the Affinion Group concerning (A) the business or affairs of the Affinion Group, (B) products or services, (C) fees, costs and pricing structures, (D) designs, (E) analyses, (F) drawings, photographs and reports, (G) computer software, including operating systems, applications and program listings, (H) flow charts, manuals and documentation, (I) databases, (J) accounting and business methods, (K) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (L) customers and clients and customer or client lists, (M) other copyrightable works, (N) all production methods, processes, technology and trade secrets, and (O) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of Executive’s unauthorized disclosure) prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(ii) As used herein, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to the Affinion Group’s actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

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6. Non-Disparagement.

During the period commencing on the Effective Date and continuing until the third anniversary of the Executive’s termination of employment for any reason, neither Executive nor his agents, on the one hand, nor the Company formally, or its executives or board of directors, on the other hand, shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the other (including, in the case of communications by Executive or his agents, Affinion Group or any of Affinion Group’s officers, directors or employees). The foregoing shall not be violated by truthful responses to legal process or governmental inquiry or by private statements to Affinion Group or any of Affinion Group’s officers, directors or employees; provided, that in the case of Executive, such statements are made in the course of carrying out his duties pursuant to this Agreement.

7. Severance Payments.

In addition to the foregoing, and not in any way in limitation of any right or remedy otherwise available to the Affinion Group, if Executive violates Section 5 or Section 6 hereof, any Severance Payments then or thereafter due from the Company to Executive shall be terminated immediately and the Company’s obligation to pay and Executive’s right to receive such Severance Payments shall terminate and be of no further force or effect.

8. Executive’s Representations, Warranties and Covenants.

(a) Executive hereby represents and warrants to the Company that:

(i) Executive has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by Executive;

(ii) the execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;

(iii) Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, fee for services agreement, confidentiality agreement or similar agreement with any other person;

(iv) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms;

(v) Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance; and

(vi) as of the date of execution of this Agreement, Executive is not in breach of any of its terms, including having committed any acts that would form the basis for a Cause termination if such act had occurred after the Effective Date.

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(b) The Company hereby represents and warrants to Executive that:

(i) the Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Company;

(ii) the execution, delivery and performance of this Agreement by the Company does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject;

(iii) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and

(iv) the Company understands that Executive will rely upon the accuracy and truth of the representations and warranties of the Company set forth herein and the Company consents to such reliance.

9. [RESERVED]

10. General Provisions.

(a) Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Entire Agreement and Effectiveness. Effective as of the Effective Date, this Agreement embodies the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way (excluding any stock options or awards granted under any equity compensation plans maintained by the Company).

(c) Successors and Assigns.

(i) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

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(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

(d) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(e) Enforcement.

(i) Arbitration. Except for disputes arising under Sections 5 and 6 of this Agreement (including, without limitation, any claim for injunctive relief), any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the Parties are unable to resolve by mutual agreement, shall be settled by submission by either Executive or the Company of the controversy, claim or dispute to binding arbitration in New York (unless the Parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding the Parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be final, binding and conclusive on all Parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Each party shall bear its or his costs and expenses in any such arbitration and one-half of the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his reasonable attorney’s fees and costs.

(ii) Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

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(iii) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit for overnight delivery with a reputable overnight courier service.

If to the Company, to:

Affinion Loyalty Group, Inc.

6 High Ridge Park

Stamford, CT 06905

Facsimile: (203) 956-1206

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Facsimile: (212) 872-1002

Attention: Adam Weinstein, Esq.

If to Executive, to:

Executive’s home address most recently on file with the Company.

(h) Withholdings Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i) Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby indefinitely.

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(j) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. All references to a “Section” in this Agreement are to a section of the Agreement unless otherwise noted.

(k) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(l) Code Section 409A. If any payments of compensation or benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant with Section 409A of the Code; otherwise, such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company and reasonably acceptable to Executive, that does not cause such an accelerated or additional tax. Notwithstanding the foregoing, none of the Company, its officers, directors or agents guarantees that this Agreement complies with Section 409A of the Code and none of the foregoing shall have any liability for the failure of this Agreement to comply with Section 409A of the Code.

(m) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

AFFINION LOYALTY GROUP, INC.

By:
Name:
Title:

Signature Page to Employment Agreement

EXECUTIVE

Signature:

Signature Page to Employment Agreement

EXHIBIT A

[TO COME]

Exhibit K

STATEMENT THAT STOCK IS NOT A U.S. REAL PROPERTY INTEREST

Pursuant to the request of Affinion Loyalty Acquisition, LLC, a Delaware limited liability company (“Buyer”), and Affinion Group, Inc., a Delaware corporation (“Buyer Parent”), OEP TAG Holdings, L.L.C., a Delaware limited liability company that has made an election to be treated as a corporation for U.S. federal income tax purposes (the “Company”), hereby informs Buyer and Buyer Parent that as of the date hereof:

1. The Company, is not, and has not been at any time during the period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code of 1986, as amended (the “Code”), a “United States real property holding corporation” as that term is defined in section 897(c)(2) of the Code.

2. No interests in the Company are “United States real property interests” as that term is defined in Section 897(c)(1) of the Code.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

OEP TAG Holdings, L.L.C.

By:
Name:
Title:

Date: